Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

MITEL MOBILITY INC.,

MITEL US HOLDINGS, INC.,

MITEL NETWORKS CORPORATION,

SIERRA PRIVATE HOLDINGS III LLC,

AND, SOLELY FOR THE PURPOSES OF SECTIONS 2.2(d), 2.2(h) AND 7.22,

SIERRA PRIVATE INVESTMENTS, L.P.

DATED AS OF DECEMBER 18, 2016

i

EXHIBITS

Exhibit A	Current Assets and Current Liabilities

Exhibit B	Balance Sheet Rules

Exhibit C	Officer and Director Resignations

Exhibit D	Transition Services Agreement

Exhibit E	Form of Investments Note

Exhibit F	Mitel Units Term Sheet

v

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of December 18, 2016, by and among Mitel Mobility Inc., a Delaware corporation (the “Company”), Mitel US Holdings, Inc., a Delaware corporation and the sole stockholder of the Company (the “Seller”), Mitel Networks Corporation, a Canadian corporation and the sole stockholder of the Seller (the “Guarantor”), Sierra Private Holdings III LLC, a Delaware limited liability company (the “Buyer”), and, solely for purposes of Sections 2.2(d), 2.2(h) and 7.22, Sierra Private Investments, L.P., a Cayman Islands exempted limited partnership (“Investments”).

RECITALS

WHEREAS, as of the date hereof, the Seller is the registered and beneficial owner of all of the outstanding shares of common stock, par value $0.001 per share, of the Company (collectively, the “Shares”);

WHEREAS, as of the date hereof, the Guarantor is the sole stockholder of the Seller and (i) the registered and beneficial owner of 5,339,908 shares of Series A Preferred Stock of Ranzure Networks, Inc. (“Ranzure”), par value $0.0001 per share (the “Ranzure Preferred Shares”), and 3,607,596 shares of common stock of Ranzure, par value $0.0001 per share (collectively with the Ranzure Preferred Shares, the “Ranzure Shares”), and (ii) party to that certain license agreement, dated as of June 1, 2016, between the Guarantor and Ranzure (the “Ranzure License Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Buyer has delivered to the Seller the limited guarantee of Siris Partners III, L.P. and Siris Partners III Parallel, L.P., dated as of the date hereof, in favor of the Seller with respect to certain obligations of the Buyer under this Agreement (the “Limited Guarantee”) as specified in the Limited Guarantee; and

WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, all of the Shares upon the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1    Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

(a) “Accounting Methodology” means the accounting principles, methods and practices utilized in preparing the Company Balance Sheet calculated in accordance with GAAP, applied on a consistent basis.

(b) “Accounts Receivable” means any and all accounts receivable, credit card receivables, notes and other amounts receivable by the Company or any Company Subsidiary from any Person, including customers, whether or not in the ordinary course of business, together with any unpaid financing charges accrued thereon.

(c) “Advances” means any cash or cash equivalents transferred by the Seller or its Affiliates (other than the Company and the Company Subsidiaries) to the Company or any Company Subsidiary after the Reference Date and prior to the Closing plus any liabilities of the Company or any Company Subsidiary paid on behalf of the Company or any Company Subsidiaries by the Seller or its Affiliates (other than the Company and the Company Subsidiaries) after the Reference Date and prior to the Closing minus any cash or cash equivalents transferred by the Company or any Company Subsidiary to the Seller or its Affiliates (other than the Company and the Company Subsidiaries) after the Reference Date and prior to the Closing minus any liabilities of the Seller or its Affiliates (other than the Company or any Company Subsidiary) paid on behalf of the Seller or its Affiliates (other than the Company or any Company Subsidiary) by the Company or any Company Subsidiary after the Reference Date and prior to the Closing; provided, however, that any Advance with respect to Seller Transaction Expenses or Seller Retention Bonuses shall not be treated as an Advance for purposes of determination of the Estimated Purchase Price or Final Purchase Price in accordance with Article 2.

(d) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by, or is under common control with such Person. The term “control” (including its correlative meanings “controlled” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether though ownership of 50% or more of such Person’s securities or partnership or other ownership interests, or by Contract or otherwise).

(e) “Affiliated Group” shall mean an “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the Company or any Company Subsidiary or any direct or indirect predecessor of the Company or any Company Subsidiary, or any other group of corporations filing Tax Returns on a combined, consolidated, unitary or similar basis that, at any time on or before the Closing Date, includes or has included the Company or any Company Subsidiary or any direct or indirect predecessor of the Company or any Company Subsidiary.

(f) “Ancillary Agreements” means the Investments Note, the Transition Services Agreement and the other agreements and instruments executed and delivered in connection with this Agreement.

(g) “Assumed Indebtedness” means all Indebtedness of the Company and the Company Subsidiaries existing as of the Reference Date minus any such Indebtedness terminated pursuant to Section 7.7 hereof.

(h) “Balance Sheet Rules” means, collectively, the Accounting Methodology and the rules set forth on Exhibit B attached hereto; provided that in the event of any conflict between the Accounting Methodology and the rules set forth on Exhibit B, the rules set forth on Exhibit B shall apply.

(i) “Burdensome Condition” means any condition or requirement (including any order, judgment or decree) by any Governmental Authority requiring the Company, the Buyer or any of their respective Affiliates to (i) pay any additional amount (other than filing fees required by Law), provide any consideration, divest, license, lease, sell (or proffer to sell), transfer, dispose of or hold separate (including through the establishment of a trust or otherwise) or otherwise encumber any asset, license, operation, right, product line, business, security, instrument or interest of the Company, the Buyer, or any of their respective Affiliates, or (ii) agree to (or proffer to agree to) any obligation, liability or change, or impose any limitation or restriction on the Company, the Buyer or any of their Affiliates to conduct their businesses or own their assets or to acquire, hold or exercise full rights of ownership of the businesses of the Company, the Buyer or any of their respective Affiliates that, in the case of both clauses (i) and (ii), in the aggregate, would reasonably be expected to (A) be material and adverse to the economic or business benefits of the Transactions to the Buyer and its Affiliates or (B) be material and adverse to the operations of Investments, the Company and their respective Subsidiaries, taken as a whole, relative to the manner in which such Persons’ operations are currently conducted.

(j) “Business” means the business of the Company (formerly known as Mavenir Systems, Inc.) or any of the Company Subsidiaries, including the development, marketing, offering, making, importing, offering for sale, licensing, sale or distribution of Company Products, and supporting and providing related services with respect to Current Company Products and the natural evolution of such business. For the avoidance of doubt, Business includes the Company’s Airwide, Ulticom and Stoke businesses but does not include any business relating to or products or services offered by the Seller and its Affiliates (other than the Company and the Company Subsidiaries) as of the date hereof, including the Telepo solution, and the natural evolution of such business.

(k) “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Toronto, Ontario or New York, New York are authorized or required by Law to close.

(l) “Buyer Fundamental Representations” means the representations and warranties set forth in Section 6.1, Section 6.2, Section 6.7, and Section 6.8.

(m) “Cash Amount” means, at any date, all cash and cash equivalents of the Company and the Company Subsidiaries (which, for the avoidance of doubt, includes restricted cash) as of such date; provided, however, that any cash held outside the United States shall be valued net of an amount equal to the product of 65% multiplied by the aggregate foreign withholding Tax costs (as reasonably agreed by the parties in good faith prior to the Closing) which would be incurred if all foreign cash were repatriated to the United States immediately prior to the Internal Reorganization.

(n) “Cash Amount Overage” shall exist when (and shall be equal to the amount by which) the Cash Amount exceeds $0 (the “Base Cash Amount”).

(o) “Cash Amount Underage” shall exist when (and shall be equal to the amount by which) the Cash Amount is less than the Base Cash Amount.

(p) “Code” means the Internal Revenue Code of 1986.

(q) “Collective Bargaining Agreements” mean any Contract or any side letter to which the Company or any Company Subsidiary thereof is bound or that has been entered into between the Company or any Company Subsidiary thereof and any labor organization, union, works council, employee association, trade union or other similar employee representative body.

(r) “Company Balance Sheet Date” means September 30, 2016.

(s) “Company Bonds/LCs” means the non-cash collateralized letters of credit set forth on Schedule 7.24.

(t) “Company Intellectual Property” means all Intellectual Property used or held for use in the conduct of the Business or necessary for the use or operation of any Company Product, including all Owned Intellectual Property and all Licensed Intellectual Property.

(u) “Company Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate with all other effects, changes, conditions, facts, developments, occurrences or events, has had or would reasonably be expected to have a material adverse effect on the business, operations, results of operations, condition (financial or otherwise), assets or liabilities of the Company and the Company Subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event to the extent resulting from or arising out of (i) changes in the financial, securities or credit markets or general economic, regulatory or political conditions in the United States or any non-U.S. jurisdiction, (ii) changes or conditions generally affecting the industries, markets or geographical areas in which the Company or any of the Company Subsidiaries operate, (iii) geopolitical conditions, the outbreak or escalation of hostilities, civil disobedience, acts of war, sabotage or terrorism or any escalation or worsening of the foregoing, the declaration by any Governmental Authority of a state of emergency or any natural disasters (including hurricanes, tornadoes, floods or earthquakes), (iv) changes in Law or authoritative interpretation thereof, (v) changes in GAAP or authoritative interpretation thereof, (vi) any action taken or not taken, in each case, by the Buyer or its Affiliates or by the Company or the Company Subsidiaries or their respective Affiliates at the written request of the Buyer, (vii) the public announcement of this Agreement and the Transactions, or (viii) any failure by the Company and the Company Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial or operating performance for any future period; provided, however, (A) in the case of clauses (i), (ii), (iii), (iv) and (v) any effect, change, condition, fact, development, occurrence or event resulting from or arising out of the matters referred to therein shall not be excluded to the extent the same disproportionately affects (individually or together with other effects, changes, conditions, facts, developments, occurrences or events) the Company and the Company Subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the same industry in which the Company and the Company Subsidiaries operate; and (B) in the case of clause (viii), the underlying causes of any such failure shall not be excluded unless otherwise specifically excluded by clauses (i) through (vii).

(v) “Company Products” means the products and services that have been marketed, offered, sold, offered for sale, licensed, provided or distributed by the Company or any Company Subsidiary at any time since January 1, 2011, and the natural evolution of such products and services. For the avoidance of doubt, Company Products does not include any products currently marketed, offered, sold, offered for sale, licensed, provided or distributed by the Seller and its Affiliates (other than the Company and the Company Subsidiaries), including the Telepo solution, and the natural evolution of such products and services.

(w) “Company Software” means Software (including firmware and other software embedded in hardware devices) owned, used, marketed, distributed, licensed, supported or sold (or approved for sale) by the Company or any Company Subsidiary, including Software in any Company Product (excluding any Off-the-Shelf Software).

(x) “Competition Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act, and all other Laws designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

(y) “Compliant” means, with respect to any Required Information, that such Required Information does not, to the Knowledge of the Company, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading.

(z) “Confidential Information” means with respect to any Person, any and all information concerning such Person or its business, operations and affairs that is not known generally to the public; provided, however, the term “Confidential Information” does not include any information that is (i) already known to a recipient or its representatives at the time of disclosure to such recipient or its representatives; (ii) generally known to the public or otherwise enters the public domain other than as a result of or in connection with a violation of Section 7.2 by the recipient against whom such obligation is asserted; (iii) provided by a third party unaffiliated with a recipient or its representatives without any knowledge of such recipient or its representatives of any restriction on disclosure and without breach of any obligation of confidentiality or fiduciary duty owed to such recipient or its representatives; or (iv) independently developed by a recipient or its representatives without reference to, or reliance upon, any confidential information provided to the recipient or its representatives.

(aa) “Contract” means any agreement, arrangement, contract, understanding, instrument, note, bond, mortgage, indenture, deed of trust, lease, license, obligation or other commitment, whether written or oral.

(bb) “Current Assets” means, as of any date, the current assets of the Company and the Company Subsidiaries, on a consolidated basis, which current assets shall include only the line items set forth on Exhibit A under the heading “Current Assets” and no other assets.

(cc) “Current Company Products” means the products and services that are currently marketed, offered, sold, offered for sale, licensed, provided or distributed by the Company or any Company Subsidiary and the natural evolution of such products and services. For the avoidance of doubt, Company Products does not include any products currently marketed, offered, sold, offered for sale, licensed, provided or distributed by the Seller and its Affiliates (other than the Company and the Company Subsidiaries), including the Telepo solution, and the natural evolution of such products and services.

(dd) “Current Liabilities” means, as of any date, the Current Liabilities of the Company and the Company Subsidiaries, on a consolidated basis, which current liabilities shall include only the line items set forth on Exhibit A under the heading “Current liabilities” and no other liabilities.

(ee) “Data Protection Laws” means any data protection, cybersecurity, or privacy Laws applicable to the collection, use and protection of Personal Data.

(ff) “Data Site” means that certain virtual data room entitled “Madison” operated by R.R. Donnelly.

(gg) “date hereof” and “date of this Agreement” means the date first written above.

(hh) “Debt Financing Sources” means the lenders, any arrangers, investors, potential agents, potential arrangers, potential lenders, potential investors, underwriters, initial purchasers and placement agents providing or potentially providing, or acting in connection with, any Debt Financing, and each of their respective Affiliates and their respective current, former and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, officers, directors, employees, advisors, attorneys or representatives and each of their respective successors and assigns.

(ii) “Debt Financing Source Provisions” means Section 10.3(b), Section 10.3(c), Section 13.2, Section 13.9 and Section 13.16.

(jj) “Documents” means, as applicable, all files, documents, correspondence, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, regulatory filings, technical documentation, marketing documentation, and other similar materials, in each case whether or not in electronic form.

(kk) “Environmental Claims” means any Proceeding or Order alleging potential or actual liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (i) the presence, Release of, or exposure to any Hazardous Substances, (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, or (iii) any other matters covered or regulated by, or for which liability is imposed under, Environmental Law.

(ll) “Environmental Law” means any Law or Order relating to pollution, the protection, restoration, regulation or monitoring of, remediation of or prevention of harm or nuisance in the indoor or outdoor environment or natural resources, or the protection of human health and safety, including any Law or Order relating to: (i) the exposure to, or Releases or threatened Releases of, Hazardous Substances; (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Substances; or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

(mm) “ERISA” means the Employee Retirement Income Security Act of 1974.

(nn) “ERISA Affiliate” of any entity means each entity that is treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

(oo) “Excluded Assets” means the assets listed on Schedule 1.1(oo), and any other assets exclusively used by the Excluded Employees to perform their duties (including furniture, fixtures, equipment and other tangible personal property such as computers, servers, desks, chairs, tables, tools, copiers, fax machines and other telecommunication equipment, mobile phones, cubicles and miscellaneous office furnishings, supplies and cooling equipment and redundant power equipment for labs) including, for the avoidance of doubt, any such assets purchased subsequent to the Closing to the extent such assets are paid for directly or indirectly (including through reimbursement pursuant to the Transition Services Agreement) by the Seller or its Affiliates.

(pp) “Excluded Employees” means the employees of the Company and the Company Subsidiaries listed on Schedule 1.1(pp).

(qq) “Financial Statements” means (i) the audited consolidated balance sheets of the Company (formerly known as Mavenir Systems, Inc.) as of December 31, 2014 and 2013, and the related audited consolidated statements of operations, changes in equity and cash flows of the Company for the fiscal years ended December 31, 2014 and 2013, together with the notes and schedules thereto, (ii) the unaudited consolidated balance sheets of the Company as of April 29, 2015 and December 31, 2015 and the related unaudited consolidated statements of operations of the Company for the eight-month period ended December 31, 2015 and (iii) the unaudited consolidated balance sheet of the Company as of September 30, 2016 (the “Company Balance Sheet”) and the related unaudited consolidated statements of operations of the Company for the nine month period then ended (the “Quarterly Financial Statements”).

(rr) “Fundamental Representations” means the Buyer Fundamental Representations and the Seller Fundamental Representations.

(ss) “GAAP” means generally accepted accounting principles in the United States.

(tt) “Governmental Authority” means any (i) nation or government, any federal, state, province, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or merger control authority, (ii) federal, state, provincial, regional, international, local or non-U.S. court, tribunal or arbitrator (public or private), (iii) self-regulatory organization (including any national securities exchange), or (iv) other governmental, quasi-governmental, supranational or regulatory entity created or empowered under a statute (or rule, regulation or ordinance promulgated thereunder) or at the direction of any governmental authority, including those set forth in clauses (i), (ii) or (iii) of this definition, and that is empowered thereunder or thereby to exercise executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(uu) “Governmental Authorization” means any license, approval, clearance, permit, certificate, registration, waiver, amendment, consent, exemption, variance, expiration and termination of any waiting period requirements (including pursuant to Competition Law), other actions by, and any notice, filing, registration, qualification, declaration and designation with, and other authorizations and approvals issued by or obtained from a Governmental Authority.

(vv) “Hazardous Substance” means any man-made or naturally occurring material, product, by-product, substance, chemical, emission or waste (or combination thereof), whether solid, gaseous, semi-solid or liquid, that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, a nuisance, petroleum, oil, radon, asbestos or mold or words of similar meaning or effect under any Law or Order relating to pollution, waste, the indoor or outdoor environment, or the protection of public or worker health and safety; or (ii) can form the basis of any liability under any Law or Order relating to pollution, waste, the indoor or outdoor environment, or the protection of public or worker health and safety; or (iii) is regulated under any Environmental Law.

(ww) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(xx) “Indebtedness” means, of any Person, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, including all seller notes and “earn out” payments, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) obligations under any interest rate, currency or other hedging agreement, (v) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date, (vi) all capitalized lease obligations as determined under GAAP, (vii) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (vi) above, and (viii) for clauses (i) through (vii) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments associated with the repayments of such Indebtedness on the Closing Date to the extent paid on the Closing Date. For the avoidance of doubt, Indebtedness shall not include (A) any obligations under any performance bond or letter of credit to the extent undrawn or uncalled, (B) any Indebtedness included in the calculation of Current Liabilities in the determination of Reference Date Working Capital, (C) any Intercompany Debt, (D) any Indebtedness incurred by the Buyer and its Affiliates (and subsequently assumed by the Company or any Company Subsidiary) on or after the Closing Date, and (E) any deferred revenue.

(yy) “Intellectual Property” means any and all intellectual property and industrial property rights and assets, and all rights, interests and protections that arise out of or are associated with, similar to, or required for the exercise of, any of the foregoing (including pursuant to the Laws of any jurisdiction throughout the world), however arising, whether registered or unregistered, including any and all: (i) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (ii) works of authorship, expressions, diagrams, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (iii) inventions (whether or not patentable), discoveries, trade secrets, business and technical information and know-how, databases, data collections, formulae, methods, protocols, processes, techniques and other confidential and proprietary information and all rights therein, including source code, customer lists or data, business and marketing plans and marketing information (collectively, “Trade Secrets”); (iv) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (v) software and firmware, including data files, source code, object code, application programming interfaces, user interfaces, architecture, files, records, schematics, computerized databases and specifications, and Documents relating to any of the items described in this clause (v) (collectively, “Software”); and (vi) internet domain names (whether or not trademarks), URLs, and accounts with Twitter, Facebook, LinkedIn or other social media companies.

(zz) “Intercompany Debt” means any Indebtedness of the Company or any Company Subsidiary owed to the Company or any other Company Subsidiary.

(aaa) “Investments Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate with all other effects, changes, conditions, facts, developments, occurrences or events, has had or would reasonably be expected to have a material adverse effect on the business, operations, results of operations, condition (financial or otherwise), assets or liabilities of Investments and its Subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event to the extent resulting from or arising out of (i) changes in the financial, securities or credit markets or general economic, regulatory or political conditions in the United States or any non-U.S. jurisdiction, (ii) changes or conditions generally affecting the industries, markets or geographical areas in which Investments or any of its Subsidiaries operate, (iii) geopolitical conditions, the outbreak or escalation of hostilities, civil disobedience, acts of war, sabotage or terrorism or any escalation or worsening of the foregoing, the declaration by any Governmental Authority of a state of emergency or any natural disasters (including hurricanes, tornadoes, floods or earthquakes), (iv) changes in Law or authoritative interpretation thereof, (v) changes in GAAP or authoritative interpretation thereof, (vi) any action taken or not taken, in each case, by Investments and its Subsidiaries at the written request of the Seller, (vii) the public announcement of this Agreement and the Transactions, or (viii) any failure by Investments and its Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial or operating performance for any future period; provided, however, (A) in the case of clauses (i), (ii), (iii), (iv) and (v) any effect, change, condition, fact, development, occurrence or event resulting from or arising out of the matters referred to therein shall not be excluded to the extent the same disproportionately affects (individually or together with other effects, changes, conditions, facts, developments, occurrences or events) Investments and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the same industry in which Investments and its Subsidiaries operate; and (B) in the case of clause (viii), the underlying causes of any such failure shall not be excluded unless otherwise specifically excluded by clauses (i) through (vii).

(bbb) “Investments Note” means the promissory note to be issued at Closing by Investments to the Seller with a principal amount of Thirty-Five Million Dollars ($35,000,000) substantially in the form attached hereto as Exhibit E.

(ccc) “IT Assets” means any and all computers, computer software, source code, object code, executable code, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology systems and equipment, and all associated Documents owned by the Company or any of the Company Subsidiaries or licensed or leased to the Company or any of the Company Subsidiaries (excluding any public networks).

(ddd) “Knowledge” means, with respect to the Seller, the Guarantor and the Company, the actual knowledge, after reasonable inquiry, of each of the individuals listed in Schedule 1.1 and with respect to the Buyer, the actual knowledge, after reasonable inquiry, of each of Hubert De Pesquidoux, Walter Loh and Roy Luria.

(eee) “Law(s)” means any United States, international, federal, state, provincial or local or any non-U.S. law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Authority.

(fff) “Licensed Intellectual Property” means any and all Intellectual Property owned by a Third Party and licensed or sublicensed to the Company or any of the Company Subsidiaries or for which the Company or any of the Company Subsidiaries has obtained a covenant not to be sued.

(ggg) “Lien” means, with respect to any property or asset, any mortgage, hypothec, lien, pledge, charge, equitable interest, security interest, deed of trust, right of first refusal or offer, lease, license, option, easement, right of way, restriction, adverse claim of ownership or use, title defect, encroachment or other survey defect, limitation on transfer or any encumbrance of any kind whatsoever (other than such a limitation arising under securities Law in respect of such property or asset).

(hhh) “Loss” means any loss, liability, claim, damage, cost, Tax or expense (including without duplication any mitigation costs but excluding any punitive damages, other than punitive damages owed to a Third Party), including reasonable legal fees and expenses, whether involving a Third Party Claim or a claim solely between the parties.

(iii) “Mitel Units” means One Hundred and Twenty-Five Million (125,000,000) Series M Units of Investments containing the terms set forth on Exhibit F.

(jjj) “Off-the-Shelf Software” means non-custom “off-the-shelf” third-party Software generally available on standard commercial terms other than Software for which the Company or any Company Subsidiary is obligated to pay continuing royalties or maintenance fees in excess of $250,000 per year to such third party.

(kkk) “Open Source License” means a license that is considered an “Open Source License” by the Open Source Initiative (www.opensource.org), including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL) and any other license that requires, as a condition of distribution of the Software licensed thereunder, that other Software incorporated into, derived from or distributed with, such Software: (i) be disclosed or distributed in source code form; (ii) be licensed at no charge for purposes of preparing derivative works; or (iii) be redistributed at no charge.

(lll) “Order” means any order, writ, injunction, decree, consent decree, judgment, ruling, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent, or whether written or oral).

(mmm) “Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries.

(nnn) “Permitted Liens” means (i) Liens for Taxes not yet due and payable, or that are being contested in good faith by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising in the ordinary course of business with respect to amounts not yet overdue or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet, (iii) Liens reflected in the Company Balance Sheet, (iv) zoning, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property, (v) Liens to be released as of the Closing, and (vi) with respect to the Leased Real Property, minor title defects or irregularities that do not secure the payment of a sum of money or that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted.

(ooo) “Permitted Sale” means the transfer, in any manner, of the Ranzure Shares to any Affiliate of the Buyer.

(ppp) “Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

(qqq) “Personal Data” means an individual’s name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information that, alone or in combination with other information held by the Company or any of the Company Subsidiaries allows the identification of or contact with a Person or can be used to identify a Person.

(rrr) “Pre-Closing Taxable Period” means any taxable period (or any portion thereof) ending on or before the Closing Date, including the portion of a Straddle Period ending on and including the Closing Date.

(sss) “Pre-Reference Date Taxable Period” means any taxable period (or any portion thereof) ending on or before the Reference Date, including the portion of a Straddle Reference Date Period ending on and including the Reference Date.

(ttt) “Proceeding” means any suit, action, claim, litigation, arbitration, mediation, hearing, public inquiry or similar proceeding (in each case, whether civil, criminal or administrative, whether public or private or whether written or oral) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

(uuu) “R&W Cap” means from the Closing Date until the first anniversary of the Closing Date, $40,625,000, and thereafter, $37,812,500.

(vvv) “Reference Date” means 11:59 pm Eastern Standard Time, December 31, 2016.

(www) “Reference Date Cash Amount” means the Cash Amount as of the Reference Date.

(xxx) “Reference Date Working Capital” means the Working Capital as of the Reference Date.

(yyy) “Related Person” means with respect to any Person, (i) any Affiliate of such Person, (ii) any Person that serves as a director, officer, partner, executor, or trustee of such Person or an Affiliate of such Person (or in any other similar capacity), or (iii) any Person with respect to which such Person or an Affiliate of such Person serves as a general partner, managing member, or trustee (or in any other similar capacity).

(zzz) “Release” means any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or active or passive migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

(aaaa) “Representations and Warranties Insurance Policy” means that certain representations and warranties policy underwritten by Euclid Transactional, LLC, Master Policy Number ET111-000-090, insuring Losses suffered by the Buyer.

(bbbb) “Representative” means, with respect to any Person, any director, officer, agent, employee, general partner, limited partner, member, shareholder, lawyer, accountant, auditor, advisor or representative of such Person.

(cccc) “Securities Act” means the United States Securities Act of 1933.

(dddd) “Seller Fundamental Representations” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.5, Section 4.6, Section 4.8, Section 5.1, Section 5.2, Section 5.5, Section 5.6(a), Section 5.6(b) and Section 5.17.

(eeee) “Seller Representations” means the representations or warranties of the Seller, the Guarantor and the Company contained herein other than all Seller Fundamental Representations and Specified Representations.

(ffff) “Seller Retention Bonus Obligations” means the fifty percent (50%) of the aggregate Seller Retention Bonuses payable on the earlier of (i) the first (1st) anniversary of the Closing Date or (ii) the date any Person set forth on Schedule 5.8(ii) is terminated without cause after the Closing Date and prior to the first (1st) anniversary of the Closing Date. For the avoidance of doubt, Seller Retention Bonus Obligations shall not be included in the calculation of Working Capital.

(gggg) “Seller Retention Bonuses” means the retention bonuses payable to the Persons (in the amounts and on the dates) set forth on Schedule 5.8(ii).

(hhhh) “Seller Transaction Expenses” means all costs, fees and expenses incurred in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the Ancillary Agreements, the consummation of the Transactions and in connection with the sale process conducted by the Company and the Seller to the extent such costs, fees and expenses are payable or reimbursable by the Company and/or any Company Subsidiary and not paid as of the Closing, including (i) all fees and expenses payable to Goldman, Sachs & Co. (or any of its Affiliates) and all other brokerage fees, commissions, finders’ fees or financial advisory fees so incurred, (ii) the fees and expenses of Paul, Weiss and all other fees and expenses of legal counsel, accountants, consultants and other experts and advisors so incurred, (iii) all incentive compensation, bonuses and transaction, change of control, success, retention or similar payments payable to service providers, consultants, directors, officers and/or employees of the Seller, the Company or any Subsidiary of the Company which are payable in connection with or as a result of the Closing (including any employer-side employment or payroll Taxes arising from or resulting from any such payments that would not otherwise have been payable in the taxable year which includes the Closing Date) and not as a result of any action taken by Buyer or its Affiliates after the Closing Date and (iv) all performance bonuses (but excluding sales commissions) owed to employees or consultants of the Company for the 2016 fiscal year to the extent accrued and unpaid as of the Closing. Seller Transaction Expenses shall in no event include the Seller Retention Bonus Obligations.

(iiii) “Specified Date” means, for purposes of the Indian Income-tax Act, 1961 and the Indian Income-tax Rules, 1962: (i) the date on which the accounting period of the Company ends preceding the date of transfer of the Shares, or (ii) the date of transfer, if the book value of the assets of the Company on the date of transfer exceeds the book value of the assets on the first date referred to in sub-clause (i) by 15%.

(jjjj) “Specified Representations” means the representations and warranties set forth in Section 5.13.

(kkkk) “Subsidiary” or “Subsidiaries” means, of a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting shares or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or of which the specified Person directly or indirectly controls the management.

(llll) “Tax” or “Taxes” means (i) any federal, state, provincial, local or non-U.S. net income, gross income, capital gains, real or personal property, social security, unemployment, compensation, gross receipts, profit, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, employee contribution, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp or environmental tax (including taxes under Code Section 59A), or any other tax, custom, duty or similar governmental fee, penalty, assessment, levy, addition or charge, together with any interest, fine or penalty, or addition to tax imposed by any Governmental Authority, and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any Affiliated Group, as a result of any obligation under any agreement or arrangement (including any Tax Sharing Agreement) to indemnify any other person, or as a result of being a transferee or successor.

(mmmm) “Tax Returns” means any report, return, document, declaration, statement, estimate, schedule, notice, notification, form, election, certificate or other information or filing supplied or required to be supplied to any Governmental Authority with respect to Taxes, including any information return, claim for refund, tax credit, incentive or benefit, or amended return.

(nnnn) “Tax Sharing Agreement” means any Contract binding the Company or any Company Subsidiary that provides for the allocation, apportionment, indemnity, sharing or assignment of any Tax liability or benefit; provided that such term shall not include customary provisions in commercial leases or Contracts entered into in the ordinary course of the Company or any Company Subsidiary’s business that are not primarily related to Taxes.

(oooo) “Third Party” means any Person other than the Buyer and its Affiliates, the Company, the Company Subsidiaries, Seller and its Affiliates, and Guarantor and its Affiliates.

(pppp) “Working Capital” means, at any date, all Current Assets minus all Current Liabilities as of such date.

(qqqq) “Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Working Capital Estimate exceeds $58.7 million (the “Base Amount”).

(rrrr) “Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Base Amount exceeds the Working Capital Estimate.

(ssss) “Xura Financial Statements” means the audited consolidated balance sheets of Xura, Inc. as of January 31, 2016 and 2015 and the related audited consolidated statements of operations, comprehensive income (loss), equity and cash flows of Xura, Inc. for the fiscal years ended January 31, 2016, 2015 and 2014, together with the schedules and notes thereto, and (ii) the unaudited consolidated balance sheet of Xura, Inc. as of July 31, 2016, and the related consolidated statements of operations, comprehensive income (loss), equity and cash flows of Xura, Inc. for the nine months ended July 31, 2016 (the “Xura Quarterly Financial Statements”).

Section 1.2 Other Capitalized Terms. The following terms shall have the meanings specified in the indicated Section of this Agreement:

Term	Section
Accounting Firm	2.3(b)
Acquiror	7.17(a)(ii)
Agreement	Preamble
Alternative Financing	7.19(c)
Assignment	7.26
Audit	7.14
Base Amount	1.1(qqqq)
Base Cash Amount	1.1(n)
Buyer	Preamble
Buyer Indemnified Party	11.1(a)
Buyer Indemnitees	11.1(a)
Buyer Marks	7.15(b)
Buyer Returns	7.12(f)
Change of Control	7.17(a)(ii)
Closing	3.1
Closing Date	3.1
Company	Preamble
Company Balance Sheet	1.1(qq)
Company Indemnified Parties	7.6(a)
Company Indemnified Party	7.6(a)

Term	Section
Company Material Contract	5.16(a)(xxvi)
Company Plan	5.14(a)
Company Property	5.23
Company Securities	5.5(b)
Company Subsidiary	5.6(a)
Company Subsidiary Securities	5.6(b)
Competitive Activities	7.17(a)(i)
Confidentiality Agreement	7.2(b)
Contest	7.12(c)(i)
Cyber Security Incident	5.12(d)
Debt Commitment Letter	6.9
Debt Commitment Papers	6.9
Debt Financing	6.9
Debt Financing Source Related Parties	10.3(c)
Deductible	11.1(c)(i)
Equity Commitment Letter	6.9
Equity Financing	6.9
Estimated Advances	2.1(c)
Estimated Assumed Indebtedness Amount	2.1(c)
Estimated Cash Amount	2.1(c)
Estimated Purchase Price	2.1(a)
Estimated Seller Transaction Expenses	2.1(c)
Evaluation Material	7.2(b)
Excluded IP	7.27
Filing	7.3(c)
Final Advances	2.3(c)
Final Assumed Indebtedness	2.3(c)
Final Cash Amount	2.3(c)
Final Purchase Price	2.3(c)
Final Seller Transaction Expenses	2.3(c)
Final Working Capital	2.3(c)
Financing	6.9
Financing Commitments	6.9
Guaranteed Obligations	12.1
Guarantor	Preamble
H3G Agreement	7.25
Indemnified Party	11.4(a)
Indemnifying Party	11.4(a)
Internal Reorganization	7.16
Investments	Preamble
Leased Real Property	5.11(b)
Limited Guarantee	Recitals
Mavenir Trademarks	5.12(j)
Mitel Beijing	7.26
Mitel Beijing Agreements	7.26

Term	Section
Multiemployer Plan	5.14(c)
Non-U.S. Company Plan	5.14(a)
Notice of Disagreement	2.3(b)
Obligations	12.1
Other Bid	7.18
Paul, Weiss	7.8
Post-Reference Date Taxes	7.12(j)
Pre-Closing Consolidated Return	7.12(c)(i)
Public Official	5.19
Quarterly Financial Statements	1.1(qq)
Ranzure	Recitals
Ranzure Contribution	7.23
Ranzure License Agreement	Recitals
Ranzure Preferred Shares	Recitals
Ranzure Shares	Recitals
Real Property Leases	5.11(b)
Released Claims	7.21
Releasee	7.21
Releasees	7.21
Required Information	7.19(a)(iii)
Reseller Agreement	7.25
Retained Claims	10.3(b)
Reverse Termination Fee	10.3(a)
Seller	Preamble
Seller Guarantee	7.9
Seller Indemnified Party	11.1(b)
Seller Indemnitees	11.1(b)
Seller Joinder	2.2(g)
Seller Marks	7.15(a)
Seller Returns	7.12(e)
Shares	Recitals
Sierra LPA	7.22
Software	1.1(yy)
Statement	2.3(a)
Straddle Period	7.12(a)
Straddle Reference Date Period	7.12(a)
Subject Materials	11.4(c)
Tax Package	7.12(h)
Telepo Agreements	7.25
Termination Date	10.1(b)
Third Party Claim	11.4(a)
Trade Secrets	1.1(yy)
Transactions	2.1(b)
Transfer	7.27
Transition Services Agreement	2.2(e)

Term	Section
U.S. Company Plan	5.14(a)
Working Capital Estimate	2.1(c)
Xura Quarterly Financial Statements	1.1(ssss)

Section 1.3 Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) “$” means United States dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; gender;

(f) references herein to any gender shall include each other

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) references herein to any Contract (including this Agreement) mean such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(l) any information or materials shall be deemed provided, made available or delivered to the Buyer if such information or materials have been uploaded to the Data Site maintained by the Seller and its financial advisors for purposes of the Transactions at least 5 hours prior to the execution and delivery of this Agreement;

(m) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement;

(n) references herein to “day” or “days” are to calendar days unless specified as “Business Day” or “Business Days”;

(o) an item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if and to the extent (i) such item is included in the amount of any reserve, accrual or other similar account on such balance sheet or financial statements, (ii) such item is otherwise demonstrably reflected in the amounts set forth on the balance sheet or financial statements or (iii) such item is described or disclosed in the notes to such balance sheet or financial statements in each case with reasonable specificity as to the nature and value of such item; and

(p) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

ARTICLE 2

CALCULATION OF PURCHASE PRICE AND PAYMENT

Section 2.1    Purchase and Sale of the Shares.

(a) The “Estimated Purchase Price” shall be equal to (without duplication):

(i) Three Hundred and Fifty Million Dollars ($350,000,000),

(ii) plus the Investments Note,

(iii) plus the Mitel Units,

(iv) plus the Working Capital Overage, if any,

(v) plus the Cash Amount Overage, if any,

(vi) plus the Advances, if any,

(vii) minus, without duplication, the sum of:

(A) the Estimated Seller Transaction Expenses;

(B) the Estimated Assumed Indebtedness Amount;

(C) the Cash Amount Underage, if any; and

(D) the Working Capital Underage, if any.

The Estimated Purchase Price shall be subject to adjustment following the Closing pursuant to Section 2.3 hereof.

(b) At the Closing provided for in Article 3, upon the terms and subject to the conditions of this Agreement, the Seller shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase from the Seller, the Shares, free and clear of all Liens excluding restrictions on transfer under applicable securities Law, for an amount equal to the Estimated Purchase Price, subject to Section 2.1(d). The purchase and sale of the Shares is referred to herein as the “Acquisition”. The Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements are referred to herein as the “Transactions”.

(c) At least three (3) Business Days prior to the Closing Date, the Company shall deliver to the Buyer a good faith estimate of: (i) Reference Date Working Capital prepared in accordance with Balance Sheet Rules and the resulting Working Capital Overage or Working Capital Underage (the “Working Capital Estimate”); (ii) the amount of Assumed Indebtedness prepared in accordance with the Balance Sheet Rules (the “Estimated Assumed Indebtedness Amount”); (iii) the Reference Date Cash Amount and the resulting Cash Amount Overage or Cash Amount Underage (the “Estimated Cash Amount”); (iv) the Advances (the “Estimated Advances”); and (v) the Seller Transaction Expenses (the “Estimated Seller Transaction Expenses”). The Seller shall make a good faith effort to resolve any objections or disputes of the Buyer regarding the calculation of the Working Capital Estimate, the Estimated Assumed Indebtedness Amount, the Estimated Cash Amount, the Estimated Advances and the Estimated Seller Transaction Expenses, and such calculations shall be subject to the written consent and approval of Buyer (which consent or approval shall not be unreasonably withheld or delayed); provided that the Closing shall not be delayed for more than two (2) Business Days notwithstanding such consent and approval has not been given.

(d) In the event there is any Working Capital Overage, such Working Capital Overage shall not be payable at the Closing and instead the amount equal to the Working Capital Overage shall be payable by the Buyer to the Seller no later than sixty (60) days after the Closing unless such sixtieth (60th) day is not a Business Day, in which case the next Business Day following such sixtieth (60th) day. The obligations of the Buyer under this Section 2.1(d) are absolute and are not contingent or conditional in any way.

Section 2.2    Transactions to be Effected at the Closing. At the Closing, the following transactions shall be effected by the parties:

(a) The Seller shall deliver to the Buyer (i) the certificate(s) representing the Shares marked cancelled and (ii) the newly issued certificate(s) representing the Shares registered in the name of the Buyer.

(b) The Buyer shall pay to the Seller by wire transfer of immediately available funds to a bank account designated in writing by the Seller (such designation to be made at least two (2) Business Days prior to the Closing Date) an amount equal to the Estimated Purchase Price minus the Working Capital Overage, if any.

(c) Investments shall deliver to the Seller the Investments Note duly executed by Investments.

(d) Investments shall deliver to the Seller a certificate representing the Mitel Units.

(e) The Seller and the Guarantor shall deliver to the Buyer an executed counterpart to the Transition Services Agreement substantially in the form of Exhibit D attached hereto (the “Transition Services Agreement”).

(f) The Buyer shall deliver to the Seller an executed counterpart to the Transition Services Agreement.

(g) The Seller shall deliver to Buyer a joinder (the “Seller Joinder”) to the Sierra LPA, duly executed by the Seller.

(h) Investments shall deliver to the Seller the Seller Joinder duly executed by Investments.

(i) The Seller shall deliver to the Buyer the FIRPTA Certificate duly executed by the Seller.

Section 2.3    Purchase Price Adjustment.

(a) Within ninety (90) days after the Closing Date, the Buyer shall deliver to the Seller a statement (the “Statement”) of the Reference Date Working Capital, the Assumed Indebtedness, the Reference Date Cash Amount, the Advances and the Seller Transaction Expenses in each case prepared in accordance with the Balance Sheet Rules. The Buyer shall not amend, supplement or modify the Statement following its delivery to the Seller. The Buyer and the Seller acknowledge that no adjustments shall be made to the Base Amount or the Base Cash Amount.

(b) The Statement shall become final and binding upon the parties on the thirtieth (30th) day following the date on which the Statement was delivered to the Seller, unless the Seller delivers written notice of its disagreement with the Statement (a “Notice of Disagreement”) to the Buyer prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include good faith disagreements based on Reference Date Working Capital, Assumed Indebtedness, the Reference Date Cash Amount, the Advances and/or Seller Transaction Expenses not being calculated in accordance with the Balance Sheet Rules. If a Notice of Disagreement is received by the Buyer prior to the thirtieth (30th) day following the date on which the Statement was delivered to the Seller, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the Seller and the Buyer on the earlier of (A) the date the Seller and the Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the fourteen (14)-day period following the delivery of a Notice of Disagreement, the Seller and the Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If at the end of such fourteen (14)-day period the Seller and the Buyer have not resolved in writing the matters specified in the Notice of Disagreement, the Seller and the Buyer shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration, in accordance with the standards set forth in this Section 2.3, only matters that remain in dispute. The Accounting Firm shall be Grant Thornton LLP or, if such firm is unable or unwilling to act, such other internationally recognized independent public accounting firm or valuation firm as shall be agreed upon by the Seller and the Buyer in writing. The Seller and the Buyer shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with the Balance Sheet Rules and the Accounting Firm is not to make any other determination, including any determination as to whether the Base Amount, Working Capital Estimate, the Estimated Assumed Indebtedness Amount, the Estimated Cash Amount, Estimated Advances or the Estimated Seller Transaction Expenses are correct. The Accounting Firm’s decision shall be based solely on written submissions by the Seller and the Buyer and their respective Representatives and not by independent review and shall be final and binding on all of the parties hereto. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.3 shall be borne pro rata as between the Seller, on the one hand, and the Buyer, on the other hand, in proportion to the final allocation made by such Accounting Firm of the disputed items weighted in relation to the claims made by the Seller and the Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses.

(c) For the purposes of this Agreement, “Final Working Capital” means the Reference Date Working Capital, “Final Seller Transaction Expenses” means Seller Transaction Expenses, “Final Cash Amount” means the Reference Date Cash Amount, “Final Assumed Indebtedness” means the Assumed

Indebtedness and “Final Advances” means the Advances, in each case as finally agreed or determined in accordance with Section 2.3(b). The Estimated Purchase Price shall be recalculated as follows: (i) increased by the sum of (1) the amount, if any, that the Final Working Capital exceeds the Working Capital Estimate, (2) the amount, if any, that the Estimated Assumed Indebtedness Amount exceeds the Final Assumed Indebtedness, (3) the amount, if any, that Final Cash Amount exceeds the Estimated Cash Amount, (4) the amount, if any, that the Estimated Seller Transaction Expenses exceeds the Final Seller Transaction Expenses; and/or (5) the amount, if any, that the Final Advances exceeds the Estimated Advances; and (ii) decreased by the sum of (1) the amount, if any, that the Working Capital Estimate exceeds the Final Working Capital, (2) the amount, if any, that the Final Assumed Indebtedness exceeds the Estimated Assumed Indebtedness Amount, (3) the amount, if any, that the Estimated Cash Amount exceeds the Final Cash Amount, (4) the amount, if any, that the Final Seller Transaction Expenses exceeds the Estimated Seller Transaction Expenses and/or (5) the amount, if any, that the Estimated Advances exceeds the Final Advances (such recalculated amount, the “Final Purchase Price”). If the Final Purchase Price is greater than the Estimated Purchase Price, the Buyer shall, within five (5) Business Days after the Final Working Capital, the Final Cash Amount, the Final Seller Transaction Expenses, the Final Advances and the Final Assumed Indebtedness have been determined, make payment by wire transfer of immediately available funds to the Seller in the amount of any such excess. If the Final Purchase Price is less than the Estimated Purchase Price, the Seller shall, within five (5) Business Days after the Final Working Capital, the Final Cash Amount, the Final Seller Transaction Expenses, the Final Advances and the Final Assumed Indebtedness have been determined, make payment by wire transfer of immediately available funds to the Buyer in the amount of any such deficit. If the Final Purchase Price is equal to the Estimated Purchase Price, neither the Seller nor the Buyer shall be required to make any payment to the other party under this Section 2.3. Upon payment of the amounts provided in this Section 2.3(c), none of the parties hereto may make or assert any claim under this Section 2.3.

(d) No actions taken by the Buyer on its own behalf or on behalf of the Company or the Company Subsidiaries, on or following the Closing Date shall be given effect for purposes of determining the Reference Date Working Capital, Reference Date Cash Amount, Seller Transaction Expenses, the Advances or Assumed Indebtedness. During the period of time from and after the Closing Date through the final determination and payment of Reference Date Working Capital, Reference Date Cash Amount, Seller Transaction Expenses, the Advances and Assumed Indebtedness in accordance with this Section 2.3, the Buyer shall cause the Company and the Company Subsidiaries to afford (subject to execution of appropriate confidentiality agreements), to the Seller and any accountants, counsel or financial advisers retained by the Seller or its Affiliates in connection with the review of Reference Date Working Capital, Reference Date Cash Amount, Seller Transaction Expenses, the Advances and Assumed Indebtedness in accordance with this Section 2.3, copies of or reasonable access during normal business hours upon reasonable advance notice to all the properties, books, contracts, personnel, Representatives (including the Company’s accountants) and records of the Company, the Company Subsidiaries and such Representatives (including the work papers of the Company’s accountants to the extent permitted by the Company’s accountants) necessary to the review of the Statement and the Buyer’s determination of Reference Date Working Capital, Reference Date Cash Amount, Seller Transaction Expenses, the Advances and Assumed Indebtedness in accordance with this Section 2.3.

Section 2.4    Withholding. Each of the Buyer, Investments, the Company and any Company Subsidiary shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as the Buyer, the Company or such Company Subsidiary is required to withhold from such consideration under the Code or any provision of other applicable Tax law. To the extent that amounts are so deducted and withheld and properly paid over to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made. To the extent that the Buyer becomes aware of any applicable withholding Taxes, the Buyer (i) shall use commercially reasonable efforts to provide prompt written notice to the Seller of the amount of such Tax and (ii) shall use commercially reasonable efforts to consult with the Seller in good faith as to the nature of the Tax and the basis upon which such withholding is required. Each of the Buyer and the Seller agrees to use their commercially reasonable efforts to obtain exemptions from, or reductions of, any Taxes required to be withheld from payments under this Agreement.

ARTICLE 3

THE CLOSING

Section 3.1    Closing; Closing Date. The closing of the sale and purchase of the Shares contemplated hereby (the “Closing”) shall take place remotely via electronic exchange of signature pages and closing documents at 10:00 a.m. local time, on the second (2nd ) Business Day after the date that all of the conditions to the Closing set forth in Articles 8 and 9 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to waive the same, or at such other time, place and date that the Seller and the Buyer may agree in writing. The date upon which the Closing occurs is referred to herein as the “Closing Date.”

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE GUARANTOR

The Seller and the Guarantor, jointly and severally, represent and warrant to the Buyer, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case as of such other date), as follows:

Section 4.1    Corporate Existence. The Seller is a corporation duly incorporated, validly existing and in good standing under the Law of the State of Delaware. The Guarantor is a corporation duly incorporated, validly existing and in good standing (to the extent such concept exists) under the Laws of Canada.

Section 4.2    Corporate Authorization. The execution, delivery and performance by the Seller and the Guarantor of this Agreement and, to the extent applicable, the Ancillary Agreements and the consummation by the Seller and the Guarantor of the transactions contemplated hereby and, to the extent applicable, thereby are within the Seller’s and the Guarantor’s corporate power and authority. This Agreement and, to the extent applicable, the Ancillary Agreements, assuming due authorization, execution and delivery by other parties thereto, constitute valid and binding agreements of the Seller and the Guarantor, to the extent applicable, enforceable against the Seller and the Guarantor, to the extent applicable, in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or any other similar Law affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 4.3    Governmental Authorization. The execution, delivery and performance by the Seller and the Guarantor of this Agreement and, to the extent applicable, the Ancillary Agreements and the consummation by the Seller and the Guarantor of the transactions contemplated hereby and, to the extent applicable, thereby require no action or approval by or in respect of, or notice to or filing with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any non-U.S. Competition Law and compliance with any applicable requirements and prior authorization process pursuant to Article L.151-3 and articles R.153-1 and seq. of the French Monetary and Financial Code, and (b) any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, have an effect that would prevent, materially delay or materially impair the ability of the Seller to perform its obligations under this Agreement and, to the extent applicable, the Ancillary Agreements or to consummate the transactions contemplated hereby or, to the extent applicable, thereby.

Section 4.4    Non-contravention. The execution, delivery and performance by the Seller and the Guarantor of this Agreement and, to the extent applicable, the Ancillary Agreements and the consummation by the Seller and the Guarantor of the transactions contemplated hereby and, to the extent applicable, thereby do not and will not (a) assuming the authorizations, consents and approvals referred to in Section 4.3 are obtained, contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Seller or the Guarantor, (b) assuming the authorizations, consents and approvals referred to in Section 4.3 are obtained, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (c) assuming the authorizations, consents and approvals referred to in Section 4.3 are obtained, require any consent or other action by or notice to any Person under, constitute a default or a violation, or an event that, with or without notice or lapse of time or both, would constitute a default or a violation, under or of, or cause or permit the termination, cancellation, acceleration or other change or trigger of any right or obligation or the loss of any benefit to which the Seller or the Guarantor is entitled under, any provision of any agreement or other instrument binding upon the Seller or the Guarantor or any governmental license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Seller or the Guarantor or (d) result in the creation or imposition of any Lien, other than any Permitted Liens, on any asset of the Seller or the Guarantor, except, in the case of clauses (b), (c) and (d), which have not had, and would not reasonably be expected to have, individually or in the aggregate, an effect that would prevent, materially delay or materially impair the ability of the Seller or the Guarantor to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 4.5    The Shares. Schedule 4.5 sets forth the registered ownership in the capital of the Company as of the date hereof. Other than the shares in the capital of the Company listed on Schedule 4.5, no Person has any other equity interests or rights to acquire equity interests in the Company or the Company Subsidiaries. The Seller has exclusive registered title to the Shares set forth on Schedule 4.5, free and clear of all Liens with full right, power and authority to transfer, convey and deliver the Shares, except (i) Permitted Liens against such Shares all of which will be discharged on or prior to the Closing Date, (ii) Liens on transfer imposed under applicable securities Laws or under the certificate of incorporation of the Company and (iii) Liens created by the Buyer’s or its Affiliate’s acts. Assuming the Buyer has the requisite power and authority to be the lawful owner of the Shares, upon delivery to the Buyer at the Closing of certificates representing the Shares, registered in the name of the Buyer, and upon receipt of the portion of the Estimated Purchase Price payable to the Seller pursuant to Section 2.1, title to the Shares will pass to the Buyer, free and clear of any Liens, other than those arising from acts of the Buyer or its Affiliates and Liens on transfer imposed under applicable securities Laws or under the certificate of incorporation of the Company. There are no voting trusts or Contracts, whether oral or written and whether express or implied to which the Seller or any of its Affiliates is a party with respect to the voting of the Shares or any capital stock, equity interests or voting securities of the Company or any Company Subsidiary.

Section 4.6    The Ranzure Shares. As of the date hereof, the Guarantor has exclusive registered title to the Ranzure Shares, free and clear of all Liens with full right, power and authority to transfer, convey and deliver the Ranzure Shares, except Liens on transfer imposed under applicable securities Laws or under the certificate of incorporation of Ranzure. Except if a Permitted Sale occurs, upon the Ranzure Contribution, title to the Ranzure Shares will pass to the Company, free and clear of any Liens, other than those arising from acts of the Buyer or its Affiliates and Liens on transfer imposed under applicable securities Laws or under the certificate of incorporation of Ranzure. There are no voting trusts or Contracts, whether oral or written and whether express or implied to which the Guarantor or any of its Affiliates is a party with respect to the voting of the Ranzure Shares. A true and complete copy of the certificate of incorporation and bylaws of Ranzure, any note purchase agreements, stock purchase agreements, and/or any other Contracts between the Guarantor or any of its Related Persons, on the one hand, and Ranzure and its Related Persons, on the other hand, and any amendments thereto in each case, as of the date hereof, have been made available to the Buyer.

Section 4.7    Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of the Seller or the Guarantor, threatened against the Seller or the Guarantor which seeks to prevent the Seller or the Guarantor from consummating, or would reasonably be expected to have a material adverse effect on the ability of the Seller or the Guarantor to consummate, the transactions contemplated by this Agreement.

Section 4.8    Finders’ Fees, etc. There is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Seller who is entitled to any fee or commission from the Company or any of the Company Subsidiaries in connection with the Transactions.

Section 4.9    Ranzure License Agreement. The Guarantor is a party to the Ranzure License Agreement. The Ranzure License Agreement has not terminated or expired pursuant to its express terms, is valid and binding and in full force and effect and, to the Guarantor’s Knowledge, enforceable against Ranzure in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or any other similar Law affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Since the execution of the Ranzure License Agreement, each of the Guarantor and, to the Knowledge of the Guarantor, Ranzure, has performed the obligations required to be performed by it in all material respects, as and when required, under the Ranzure License Agreement. Since the execution of the Ranzure License Agreement, (i) except for breaches, violations or defaults which have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Guarantor, neither the Guarantor, nor to the Guarantor’s Knowledge Ranzure, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, in any material respect, would constitute a default under the provisions of the Ranzure License Agreement, and (ii) the Guarantor has not received written notice that it has breached, violated or defaulted under the Ranzure License Agreement. Upon the Ranzure Contribution, all rights and interests of the Guarantor in the Ranzure License Agreement will be assigned and transferred to the Company, free and clear of any Liens (other than Permitted Liens). A true and complete copy of the Ranzure License Agreement and any material amendments thereto have been made available to the Buyer.

Section 4.10    Accredited Investor; Investment Intention; Sophistication. The Seller is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act. The Seller will be purchasing the Mitel Units for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable securities Laws. The Seller has such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of acquiring the Mitel Units and making an investment in Investments, and the Seller is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement. The Seller understands that the Mitel Units to be acquired by the Seller pursuant to this Agreement will be subject to transfer restrictions, that the Seller may never be able to transfer the Mitel Units, and that the Seller may never receive any value with respect to the Mitel Units. The Seller further understands that the Mitel Units have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. The Seller acknowledges that none of the Buyer, Investments or any other Person has made any representation or warranty, expressed or implied, as to the Mitel Units or the accuracy or completeness of any information regarding the Mitel Units furnished or made available to the Seller or any of its Related Persons (other than the representations and warranties set forth in the Sierra LPA).

Section 4.11    Exclusivity of Representations. The representations and warranties made by the Seller and the Guarantor in this Agreement and the Ancillary Agreements are the exclusive representations and warranties made by the Seller and the Guarantor. The Seller and the Guarantor each hereby disclaims any other express or implied representations or warranties. Neither the Seller nor the Guarantor are, directly or indirectly, making any representations or warranties regarding pro-forma financial information, financial projections or other forward-looking statements of the Company or the Company Subsidiaries.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case as of such other date), as follows:

Section 5.1    Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Law of the State of Delaware. The Company has all corporate power and authority to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction (to the extent the concept of good standing or its equivalent is applicable under the Laws of such jurisdiction) where such qualification is necessary, except where any failure to have such power or authority or (i) to be so qualified would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole, or (ii) to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby. Prior to the date of this Agreement, the Seller has made available to the Buyer true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement. The Company is not in violation of, in conflict with, or in default under, its certificate of incorporation or bylaws.

Section 5.2    Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and, to the extent applicable, the Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and, to the extent applicable, thereby are within the Company’s corporate power and authority. This Agreement and, to the extent applicable, the Ancillary Agreements, assuming due authorization, execution and delivery by the other parties thereto, constitute valid and binding agreements of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or any other similar Law affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 5.3    Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and, to the extent applicable, the Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and, to the extent applicable, thereby require no action or approval by or in respect of, or notice to or filing with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and the non-U.S. Competition Laws and compliance with any applicable requirements and prior authorization process pursuant to Article L.151-3 and articles R.153-1 and seq. of the French Monetary and Financial Code, and (b) any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, (x) be material to the Company and the Company Subsidiaries, taken as a whole, or (y) have an effect that would prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 5.4    Non-contravention. The execution, delivery and performance by the Company of this Agreement and, to the extent applicable, the Ancillary Agreements and the consummation of the transactions contemplated hereby and, to the extent applicable, thereby do not and will not (a) assuming the authorizations, consents and approvals referred to in Section 5.3 are obtained, contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or any Company Subsidiary, (b) assuming the authorizations, consents and approvals referred to in Section 5.3 are obtained, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (c) assuming the authorizations, consents and approvals referred to in Section 5.3 are obtained, require any consent or other action by or notice to any Person under, constitute a default or a violation, or an event that, with or without notice or lapse of time or both, would constitute a default or a violation, under or of, or cause or permit the termination, cancellation, acceleration or other change or trigger of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any governmental license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and the Company Subsidiaries or (d) result in the creation or imposition of any Lien, other than any Permitted Liens, on any asset of the Company or any of its Subsidiaries, except, in the case of clauses (b), (c) and (d), which have not had, and would not reasonably be expected to have, individually or in the aggregate, (x) be material to the Company and the Company Subsidiaries, taken as a whole, or (y) an effect that would prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions.

Section 5.5    Capitalization.

(a) The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $0.001 per share. As of the date of this Agreement, there were, and as of the Closing Date there will be, 1,000 shares of common stock of the Company outstanding (and no other shares of capital stock of the Company will be outstanding). The Company does not have outstanding any bonds, debentures, notes or other obligations that give the holders thereof the right to vote (or are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter.

(b) There are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of the Company Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv), together with the Shares and any other equity interests in the Company, being referred to collectively as the “Company Securities”).

(c) There are no Contracts to which any of the Company or the Company Subsidiaries is a party to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of the Company Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Securities. All outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and non-assessable and free of preemptive rights. No Company Subsidiary owns any shares of capital stock of the Company or any Company Securities.

Section 5.6    Subsidiaries.

(a) Each Subsidiary of the Company (each a “Company Subsidiary”) is an entity duly incorporated or otherwise duly organized, validly existing and (where applicable or recognized) in good standing under the Law of its jurisdiction of incorporation or organization. All shares held by the Company and any shares held by a Company Subsidiary in any other Company Subsidiary have been validly issued, allotted and fully paid-up and are duly authorized and non-assessable and free of preemptive rights. Each Company Subsidiary has all corporate, limited liability company or comparable powers and all Governmental Authorizations required to carry on its business as now conducted, except for those Governmental Authorizations the absence of which, individually or in the aggregate, is not material to the Company and the Company Subsidiaries, taken as a whole.

(b) Except as set forth in Schedule 5.6(b), all of the outstanding capital stock or other voting securities of or other ownership interests in each Company Subsidiary, are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interests), in each case other than Permitted Liens. Schedule 5.6(b) contains a complete and accurate list of each Company Subsidiary, including: (i) its name, (ii) its registered office and jurisdiction of organization, (iii) its company number and (iv) its shareholder(s). There are no issued, reserved for issuance or outstanding (x) securities of the Company or the Company Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of or other ownership interests in any Company Subsidiary, (y) warrants, calls, options or other rights to acquire from the Company or the Company Subsidiaries, or other obligations of the Company or the Company Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in or any securities convertible into, or exchangeable for, any shares of capital stock or other voting securities of or other ownership interests in any Company Subsidiary or (z) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of the Company Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Company Subsidiary (the items in clauses (i) through (iii), together with the capital stock of, other voting securities of, and any other equity interests in each Company Subsidiary being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(c) To the Knowledge of the Seller (i) the statutory books (including all registers and minute books) of the Company and each Company Subsidiary have been properly kept and contain accurate records of all matters which should be dealt with in such books in all material respects, and (ii) all Documents (including accounting records) which should have been delivered by the Company and/or each Company Subsidiary to a Governmental Authority have been properly delivered to such Governmental Authority. Each Company Subsidiary is duly qualified to do business and is in good standing (to the extent the concept of good standing or its equivalent is applicable under the Laws of such jurisdiction) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries holds or owns, or has agreed to acquire, any shares, loan capital or other securities of, or any interest in, any Person (other than a Company Subsidiary).

Section 5.7    Financial Statements.

(a) Except as set forth on Schedule 5.7, the Financial Statements (i) fairly present in all material respects, in conformity with GAAP (except, in the case of the Quarterly Financial Statements, for the absence of footnotes) applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of the Company and its consolidated Company Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of the Quarterly Financial Statements), and (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the Quarterly Financial Statements for the absence of footnotes and subject to year-end audit adjustments). Neither the Company nor any Company Subsidiary is a party to any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities and Exchange Commission.

(b) The line items of the unaudited consolidated pro forma (which give effect to the Seller’s acquisition of the Company as if it had occurred on January 1, 2015) statement of operations of the Guarantor for the fiscal year ended December 31, 2015 set forth on p.70 of the Annual Report on Form 10-K of the Guarantor for the fiscal year ended December 31, 2015 fairly present, in all material respects, pro forma revenue, net loss, and net loss per share as described therein.

(c) Since December 31, 2015, based on the design of the Guarantor’s internal control over financial reporting, the Guarantor has not identified any significant deficiency or material weakness in the Guarantor’s and its Subsidiaries’ internal control over financial reporting with respect to the Company or any Company Subsidiary.

Section 5.8    Absence of Certain Changes.

(a) From the Company Balance Sheet Date through the date of this Agreement, (i) the business of the Company and the Company Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects (except for actions related to this Agreement) and (ii) there has not been any action taken by the Company or any of the Company Subsidiaries that, if taken during the period from the date of this Agreement through the Closing without the Buyer’s consent, would constitute a breach of Section 7.1.

(b) Since December 31, 2015, there has not been a Company Material Adverse Effect.

Section 5.9    Compliance with Law and Court Orders; Governmental Authorizations.

(a) The Company and each of the Company Subsidiaries is and since December 31, 2012 has been in compliance with all applicable Law and Orders in all material respects, and to the Knowledge of the Seller, is not under investigation by a Governmental Authority with respect to any Law or Order. There is no Order of any

Governmental Authority outstanding against the Company or any of the Company Subsidiaries that, individually or in the aggregate, is material to the Company and the Company Subsidiaries, taken as a whole.

(b) The Company and each of the Company Subsidiaries has, and since December 31, 2012 has had, all material Governmental Authorizations, including any applicable exchange control Laws, necessary for the ownership and operation of its businesses as presently conducted, and each such Governmental Authorization is in full force and effect. The Company and each of the Company Subsidiaries is and since December 31, 2012, has been in material compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses and since December 31, 2012, neither the Company nor any of the Company Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization.

Section 5.10    Litigation. Except as set forth in Schedule 5.10, there is no, and during the past three (3) years there has not been any, Proceeding or, to the Knowledge of the Seller, investigation, pending by or against, or, to the Knowledge of the Seller, threatened by or against the Company, any of the Company Subsidiaries, any present or former officer, director or employee of the Company or any of the Company Subsidiaries (in their capacities as such or related to their activities with the Company or any Company Subsidiary) or any other Person for whom the Company or any of the Company Subsidiaries may be liable before (or, in the case of threatened Proceedings or investigations, that would be before) or by any Governmental Authority nor is the Company or any of the Company Subsidiaries subject to any Order of, settlement agreement or other similar written agreement by any Governmental Authority under which the Company or any such Company Subsidiary has any outstanding legal obligations. None of the Losses associated with any Proceeding set forth on Schedule 5.10 against the Company or any of the Company Subsidiaries are covered by any insurance policies of the Seller or any of its Affiliates.

Section 5.11    Properties.

(a) Neither the Company nor any of the Company Subsidiaries own any real property or is a party to any Contract (including any option agreement) to purchase any interest in real property. Other than the Leased Real Property, neither the Company nor the Company Subsidiaries has any interest in any real property.

(b) Schedule 5.11(b) sets forth as of the date of this Agreement, the address of each parcel of real property subject to a lease, sublease, license or occupancy agreement to which the Company or any of the Company Subsidiaries is a party as lessee, sublessee, licensee or occupant (the “Leased Real Property”), the identity of the lessor, lessee and current occupant (if different from the lessee) and a list, as of the date of this Agreement, of all such leases, subleases, licenses and other occupancy agreements, including all amendments and supplements thereto and guaranties thereof (the “Real Property Leases”). The Seller has made available to the Buyer complete, correct and accurate copies of each Real Property Lease. Except as set forth in

Schedule 5.11(b), neither the Company nor any of the Company Subsidiaries has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any of the Leased Real Property or portion thereof.

(c) The Company or one of the Company Subsidiaries owns good and valid leasehold title, the legal title of which has been registered at the local land registry if required by applicable law, to the Leased Real Property and all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, in each case, free and clear of all Liens, except (i) for Permitted Liens, (ii) for the property and assets that have been disposed of by the Company or any Company Subsidiary since the Company Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) in respects that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(d) Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, each Real Property Lease is valid, binding and in full force and effect. Neither the Company nor any of the Company Subsidiaries, nor to the Seller’s Knowledge any other party to a Real Property Lease, has materially violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Real Property Lease, and neither the Seller, the Company nor any of the Company Subsidiaries has received notice that the Company or any Company Subsidiary has materially breached, violated or defaulted under any Real Property Lease.

(e) There are no pending or, to the Knowledge of the Seller, threatened, (i) appropriation, condemnation or eminent domain Proceedings related to the Leased Real Property or any part thereof or (ii) sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation.

(f) Except as set forth on Schedule 5.11(f), (i) the Company’s and the Company Subsidiaries’ possession and quiet enjoyment of the Leased Real Property has not been disturbed in any material respect and (ii) neither the Company nor any Company Subsidiary has collaterally assigned or granted any other security interest in a Real Property Lease or any interest therein.

Section 5.12 Intellectual Property.

(a) The Company and the Company Subsidiaries exclusively own and possess all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens, other than Permitted Liens and except as set forth in Schedule 5.12(a). Schedule 5.12(a) sets forth a true, correct and complete list of (i) all Owned Intellectual Property that is registered, issued or the subject of a pending application, together with the jurisdiction in which such item is registered and the owner of record for each such item of registered Intellectual Property, and (ii) all material unregistered Owned Intellectual Property. All of the registrations, issuances and applications set forth on Schedule 5.12(a) are valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made.

(b) The conduct of the Business does not, and the use or operation of the Company Products in the manner licensed, directed or authorized by the Company or a Company Subsidiary, do not, infringe, misappropriate, dilute or otherwise violate any Intellectual Property or other proprietary rights of any other Person anywhere in the world, except as was not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Since December 31, 2012, neither the Company nor any of the Company Subsidiaries nor the Company Products has infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any Person except as was not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Except as set forth on Schedule 5.12(b), there is not and, since December 31, 2012 has not been, any Proceeding or, to the Knowledge of the Seller, investigation, pending against or, to the Knowledge of the Seller, threatened against, the Company or any of the Company Subsidiaries (A) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of the Company Subsidiaries in any of the Owned Intellectual Property or Licensed Intellectual Property, (B) alleging that any Company Intellectual Property is invalid or unenforceable, or (C) alleging that the use of any of the Company Intellectual Property or any Company Product or that the conduct of the Business does or may conflict with, misappropriate, infringe, dilute or otherwise violate any Intellectual Property right of any Person, except for matters that would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(c) To the Knowledge of the Seller, all issued or registered Owned Intellectual Property are valid and enforceable in all respects. To the Knowledge of the Seller since December 31, 2013, no Person has infringed, misappropriated, diluted or otherwise violated any Owned Intellectual Property right or Intellectual Property right licensed exclusively to the Company or any Company Subsidiary in the capacity in which such Intellectual Property is exclusively licensed, except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(d) Except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, and in a manner that complies with Data Protection Laws, (i) the Company and the Company Subsidiaries have taken commercially reasonable actions to protect the confidentiality (as applicable), integrity and security of Personal Data stored, processed, or accessed by the Company or Company Subsidiaries and the IT Assets (and all information stored therein or transmitted thereby) against any unauthorized use, access, disclosure, modification, corruption or other misuse, (ii) to the Knowledge of the Seller, no Person has gained unauthorized access to the IT Assets (or the information including any Personal Data stored therein or transmitted thereby), and (iii) to the Knowledge of the Seller, the IT Assets have not been subject to any systems failure, data loss or theft or other security breach or failure and no Person has gained unauthorized access to or made any unauthorized use of any Personal Data stored, maintained, or accessed by the Company (each a “Cyber Security Incident”). In compliance with Data Protection Laws, the Company and the Company Subsidiaries have implemented commercially reasonable measures that are intended to prevent the IT Assets from being affected by a Cyber Security Incident. To the Knowledge of the Seller, the IT Assets and Owned Intellectual Property do not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or Software, or any Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software. The Company and the Company Subsidiaries use industry-standard scanning procedures designed to identify and protect against viruses, worms and other malicious Software routines that could adversely affect the Company Products or the IT Assets. The Company and the Company Subsidiaries have commercially reasonable disaster recovery and business continuity plans, procedures and facilities in place for the Business.

(e) The Company and the Company Subsidiaries have taken commercially reasonable steps to protect their rights in all Owned Intellectual Property and to protect and preserve the confidentiality of all Trade Secrets of the Company and Company Subsidiaries. Except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) such Trade Secrets, including the source code of any Company Software, have not been used or disclosed to any Person except as permitted pursuant to valid nondisclosure agreements and (ii) to the Knowledge of the Seller, there have been no breaches of security that resulted in the disclosure of any such Trade Secrets. Except as set forth in Schedule 5.12(e), no rights (whether present or contingent or otherwise) have been granted to any Person other than the Company or the Company Subsidiaries to access or possess any material source code for any Company Software and, to the Knowledge of the Seller, no such material source code has been disclosed to any escrow agent or other Person. No event has occurred, and, to the Knowledge of the Seller, no circumstance or condition exists, that will, or would reasonably be expected to, result in the delivery, license or disclosure of any such source code to any other Person.

(f) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the Company and each of the Company Subsidiaries is in compliance with all Data Protection Laws (including having obtained all necessary consents, provided adequate data protection notices, complied with any registration or notification requirements and can otherwise provide the Personal Data to the Buyer in accordance with all applicable Data Protection Laws) and with Company Material Contracts. The consummation of the Transaction does not violate the privacy policy of the Company as it currently exists or as it existed since April 29, 2015 with respect to Personal Data that was collected or obtained by the Company or any Company Subsidiary, and, upon Closing, the Company and the Company Subsidiaries will continue to own all such Personal Data and continue to have the right to use such Personal Data on identical terms and conditions as the Company or the Company Subsidiaries enjoyed immediately prior to the Closing. No Proceeding is pending or, to the Seller’s Knowledge, threatened against the Company or any of the Company Subsidiaries relating to the collection or use of Personal Data.

(g) Schedule 5.12(g)(1) (i) sets forth all material Company Software and Off-the-Shelf Software, in each case that is used in a Current Company Product and that contains or is used in connection with any Software subject to an Open Source License, (ii) lists the name and underlying Open Source License for each such Software, and (iii) describes the Company Product in which such Software is used. Except as set forth on Schedule 5.12(g)(2), (A) no rights under the Owned Intellectual Property are obligated to be (x) waived against, or (y) licensed or provided to any Person as a result of the use of “open source” code in the Owned Intellectual Property or in any Company Product or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and (B) the Company and each Company Subsidiary have not used any Software subject to an Open Source License in such a way that would require, as a condition of use, modification or distribution of such Software, that any Software in a Company Product or otherwise material to the Business be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge. The Company and each Company Subsidiary are in material compliance with the terms and conditions of all licenses for all Software that is subject to an Open Source License and used in any Company Product or otherwise material to the Business and used by Company or any Company Subsidiary, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(h) Each present or past employee, officer, consultant, contractor or any other Person who developed for the Company or any Company Subsidiary any Company Software (other than licensed Software as set forth on Schedule 5.16(a)(vi)) or material Owned Intellectual Property has executed a Contract with the Company or any of the Company Subsidiaries that conveys to the Company or one or more of the Company Subsidiaries any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment or engagement by the Company or one or more of the Company Subsidiaries and includes confidentiality provisions protecting the Company Intellectual Property. In the case of each such consultant and contractor engaged by the Company after April 29, 2015, such Contract is substantially in the form provided and made available to the Buyer prior to the date hereof. To the Knowledge of the Seller, no current or former employee of the Company or any of its Subsidiaries has any claim, right or interest in or to any Owned Intellectual Property or Company Software.

(i) The Company and the Company Subsidiaries are not a party to any Contracts that, as a result of the execution, delivery or performance of this Agreement or the Transactions, (i) would require the Company or any Company Subsidiary to assign, license, grant a non-assert or make available to any other Person any Company Intellectual Property or, except as set forth in Schedule 5.12(i), restrict the use or license by the Buyer, the Company or any of the Company Subsidiaries of any such Intellectual Property, in each case in a manner that, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, or (ii) would materially change the terms and conditions under which the Company and the Company Subsidiaries have the right to use the Company Intellectual Property from those terms and conditions in effect immediately prior to the Closing Date.

(j) The Company Intellectual Property includes the legal names and logos associated with “Mavenir” and all trademarks, service marks, trade names, brand names, trade dress, design rights and other similar designations of source, sponsorship, association or origin related thereto, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing (the “Mavenir Trademarks”).

(k) To the Knowledge of the Seller, no funding, facilities, or personnel of any governmental body or any college, university, or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any material Owned Intellectual Property.

(l) To the Knowledge of the Seller, since April 29, 2015, neither the Company nor any Company Subsidiary have assigned or otherwise transferred to any other Person ownership of, or agreed to assign or otherwise transfer ownership of, any material Intellectual Property that prior to such assignment or transfer had been owned by the Company or any Company Subsidiary.

(m) The Company and each Company Subsidiary is not and was not a member of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company or any Company Subsidiary to disclose, or to grant or offer to any other Person any license or right to, any Owned Intellectual Property.

(n) None of the Company Products: (i) to the Knowledge of the Seller, contains any bug, defect, or error that materially adversely affects the use, functionality, or performance of such Company Product; or (ii) fails to comply with any applicable warranty or other contractual commitment between the Company or any Company Subsidiary and its customers entered into in the ordinary course of business relating to the use, functionality, or performance of such Company Products, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. The Company has made available to Buyer a complete and accurate list of all known material bugs, defects, and errors in the Company Products.

(o) To the Knowledge of the Seller, neither the Company or any Company Subsidiary is bound by, and no Company Intellectual Property or Company Product is subject to, any Contract containing any covenant or other provision that in any material way limits or restricts the ability of the Company or a Company Subsidiary to use, exploit, make available, assert or enforce any Company Intellectual

Property or any Company Product anywhere in the world, except for non-exclusive licenses granted in the ordinary course of business.

(p) To the Knowledge of the Seller, as between the Company and Company Subsidiaries, on the one hand, and the Seller and its other Affiliates, on the other hand, the Company or a Company Subsidiary owns all right, title and interest in all Intellectual Property licensed to Ranzure under the Ranzure License Agreement.

(q) Neither the Company nor any Company Subsidiary has developed any Intellectual Property for or on behalf of T-Mobile International AG or any of its Affiliates pursuant to the Master Agreement, dated as of March 24, 2008, by and between T-Mobile USA, Inc. and Mavenir Systems for which T-Mobile International AG or any of its Affiliates owns any right, title or interest therein or thereto.

Section 5.13 Taxes. Except as set forth in Schedule 5.13:

(a) Each income, franchise and other material Tax Return required to have been filed by, on behalf of, or with respect to, the Company or any Company Subsidiary has been timely and properly (taking into account extensions properly obtained) filed and is accurate and complete in all material respects.

(b) The Company and each of the Company Subsidiaries have timely and properly paid to the appropriate Governmental Authority all Taxes shown on the Tax Returns described in Section 5.13(a) and all other material Taxes (including installments), due and payable by the Company or any Company Subsidiary.

(c) The Company and each of the Company Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, withheld and paid over to the proper Governmental Authority all amounts required to be so withheld and paid over, except with respect to matters for which adequate accruals or reserves have been established, in accordance with GAAP, on the Company Balance Sheet.

(d) None of the Company or any Company Subsidiary has received from any Governmental Authority any written: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters which has not been responded to; or (iii) notice of deficiency or proposed Tax adjustment with respect to any income tax or franchise tax or material other Tax, which in each case has not been resolved. Since December 31, 2013, none of the Company or any Company Subsidiary has received from any Governmental Authority any written notice of deficiency or proposed adjustment in an amount of $1.0 million or more with respect to income tax or franchise tax. No outstanding extension or waiver of the limitation period applicable to any material Tax has been granted by, or requested from, the Company or any Company Subsidiary. No assessment or Proceeding is pending, or to the Seller’s Knowledge proposed or threatened in writing, against the Company or any Company Subsidiary in respect of any income tax, franchise tax or material other Tax. No power of attorney has been granted with respect to any matter related to any income tax, franchise tax or material other Tax of the Company or any Company Subsidiary that on the Closing Date will be in effect.

(e) There are no Liens for Taxes on any of the assets of the Company or any of the Company Subsidiaries other than Permitted Liens.

(f) During the three (3) year period ending on the date of this Agreement, none of the Company or any Company Subsidiary has been a party to any transaction treated by the parties thereto as one to which Section 355 or Section 361 of the Code (or any similar provision of state, local or non-U.S. law) applied.

(g)(i) None of the Company or any Company Subsidiary is, or has been, a party to, or bound by, any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and the Company Subsidiaries or among the Company Subsidiaries); (ii) none of the Company or any Company Subsidiary will have any liability pursuant to, or as a result of, any Tax Sharing Agreement for Taxes after the Closing (other than an agreement exclusively between or among the Company and the Company Subsidiaries or among the Company Subsidiaries); and (iii) none of the Company or any Company Subsidiary has any liability for the payment of any Tax imposed on any Person (other than the Company or any of the Company Subsidiaries) as a transferee or successor or will have any liability for any such Taxes after the Closing.

(h) None of the Company or any Company Subsidiary has consummated or participated in, or is currently participating in, a “Listed Transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), or any similar provision of state, local or non-U.S. law.

(i) To the Seller’s Knowledge, no written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any Company Subsidiary has never paid Taxes or filed a Tax Return asserting that it is, or may be, subject to Taxes assessed by such jurisdiction.

(j) None of the Company or any Company Subsidiary will be required to include any material item of income or gain in, or exclude any material item of deduction or loss or other tax benefit from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting, closing agreement, intercompany transaction between the Company or any Company Subsidiary, on the one hand, and the Seller or any Affiliate of the Seller (other than the Company or any Company Subsidiary), on the other hand, installment sale, open transaction, Section 481 of the Code, election under Section 108(i) of the Code or prepaid amount received, in each case for a taxable period ending on or prior to the Closing Date.

(k) To the Seller’s Knowledge, except as set forth on Schedule 5.13(k), (i) none of the Company or any Company Subsidiary has ever been a member of an Affiliated Group and (ii) no excess loss account (as described in Treasury

Regulations Sections 1.1502-19 and 1.1502-32) exists with respect to the stock of the Company or any Company Subsidiary.

(l) Schedule 5.13(l) sets forth the federal income tax classification of the Company and each Company Subsidiary since the date of its respective formation.

(m) Schedule 5.13(m) sets forth all material Tax exemptions, Tax holidays, Tax concessions or other Tax reduction agreements or arrangements with or granted by any Governmental Authority applicable to the Company or any Company Subsidiary. The Seller has made available to the Buyer all material Documents relating to such Tax exemptions, Tax holidays, Tax concessions or other Tax reduction agreements or arrangements. Each of Company and the Company Subsidiaries is in material compliance with the requirements for any such Tax exemption, Tax holiday, Tax concession or other Tax reduction agreement or arrangement.

(n) Each of the Company and the Company Subsidiaries has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of material penalties under Section 6662 of the Code (or any comparable provisions of state, local or non-U.S. law).

(o) None of the Company or any Company Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code either (i) since April 29, 2015 or (ii) to the Seller’s Knowledge, prior to such date.

(p) There are no Tax rulings, requests for rulings, closing agreements or other Contracts with a Governmental Authority relating to Taxes for which the Company or any Company Subsidiary may be liable that could materially adversely affect the liability of the Buyer, the Company or any Company Subsidiary for Taxes for any taxable period ending after the Closing Date. None of the Company or any Company Subsidiary is a party to any Contract with any Governmental Authority related to Taxes that would be terminated or adversely affected as a result of the transactions (other than the Internal Reorganization) contemplated in this Agreement.

(q) The Seller has not utilized, and does not expect to utilize prior to the Closing, in its consolidated federal income Tax Return any of the net operating loss carryforwards or capital loss carryforwards of Mavenir Systems, Inc. and its subsidiaries that were in existence when the Seller acquired Mavenir Systems, Inc. on April 29, 2015, other than in connection with the Transactions (including the Internal Reorganization). There has been no ownership change, within the meaning of Section 382(g) of the Code, of the Company or any Company Subsidiary since the ownership change that occurred when the Seller acquired the Company on April 29, 2015.

(r) None of the assets reflected on the Financial Statements is: (i) tax-exempt use property within the meaning of Section 168(h) of the Code; (ii) tax-exempt bond financed property within the meaning of Section 168(g) of the Code; (iii) securing any Indebtedness the interest of which is tax-exempt under Section 103(a) of the

Code; (iv) subject to a Section 467 rental agreement as defined in Section 467 of the Code; or (v) properly treated as owned by a Person other than the Company or any Company Subsidiary for income Tax purposes.

(s) None of the Company or any Company Subsidiary has participated in, or cooperated with, an international boycott, within the meaning of Section 999 of the Code, or has had operations which are or may hereafter become reportable under Section 999 of the Code.

(t) Each of the Company and the Company Subsidiaries has properly and in a timely manner documented its transfer pricing methodologies in material compliance with the Code and the Treasury Regulations thereunder, including Section 482 and Treasury Regulations Section 1.6662-6, and any comparable provisions of any state, local or non-U.S. Law.

(u) None of the Company or any Company Subsidiary is a party to any gain recognition agreement under Section 367 of the Code.

(v) As of the Specified Date, the aggregate fair market value, determined in accordance with the Indian Income-tax Rules, 1962, of the shares of each of Mavenir Systems Private Limited, Stoke Networks Private Limited, and Air Wide Solutions India Private Limited is less than fifty percent (50%) of the fair market value of the Shares.

(w) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by the Seller in this Section 5.13 and in Section 5.14 are the sole and exclusive representations and warranties made regarding Taxes or other Tax matters, and none of the representations or warranties made by the Company in this Section 5.13, other than those set forth in Section 5.13(j), shall apply or be deemed to apply to any taxable period or portion thereof beginning after the Closing Date. For the avoidance of doubt, except as expressly set forth in Section 5.13(q), no representation is made in this Section 5.13 or in this Agreement concerning the existence, amount or availability of any net operating losses, capital loss, Tax credits, Tax basis or other Tax attribute of the Company or any of the Company Subsidiaries before or after the Closing.

Section 5.14 Employees and Employee Benefit Plans.

(a) Schedule 5.14(a) contains a correct and complete list identifying each material Company Plan and separately identifies each Company Plan maintained by the Company or a Company Subsidiary. For purposes of this Agreement, (i) “Company Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment agreement, severance agreement or plan, and each other plan, program, fund, or agreement, whether written or unwritten, providing for compensation, bonuses, profit-sharing, equity compensation or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), vacation, health or medical benefits, disability or sick leave payments, change of control payments, or post-

employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Affiliate and covers any current or former employee, officer, director, or other service provider of the Company or any of its Affiliates, or with respect to which the Company or any of its Affiliates has any liability, other than a Multiemployer Plan; (ii) “Non-U.S. Company Plan” means each Company Plan that primarily covers current or former employees, officers, directors or other service providers of the Company or any of its Affiliates based outside of the United States and/or which is governed by the Law of any jurisdiction outside of the United States (other than any plan or program maintained by a Governmental Authority to which the Company or any of its Affiliates is required to contribute pursuant to applicable Law); and (iii) “U.S. Company Plan” means each Company Plan that is not a Non-U.S. Company Plan. The Seller has made available to the Buyer with respect to each material U.S. Company Plan: (A) copies of all material Documents embodying and relating to each such U.S. Company Plan, including the plan document, all amendments thereto and all related trust documents, (B) the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990), if any, required under ERISA or the Code in connection therewith or its related trust, (C) the most recent actuarial report (if applicable), (D) the most recent summary plan description, if any, required under ERISA, and (E) the most recent Internal Revenue Service determination or opinion letter issued with respect to each such U.S. Company Plan intended to be qualified under Section 401(a) of the Code.

(b) Neither the Company nor any ERISA Affiliate maintains, contributes to, or sponsors (or has in the past six (6) years maintained, contributed to, or sponsored), a (i) single employer plan or other pension plan that is subject to Title IV of ERISA or the funding requirements of Section 302 of ERISA or Section 412 of the Code or (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code. Neither the Company nor any of the Company Subsidiaries has been a party to, a sponsoring employer, or otherwise under any liability or obligation and no employee of the Company or any of the Company Subsidiaries is or has ever been entitled to participate in any non-U.S. defined benefit scheme, final salary scheme or any retirement benefit calculated by reference to age, salary or length of service.

(c) Neither the Company nor any ERISA Affiliate maintains, contributes to, or sponsors (or has in the past six (6) years maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d) With respect to each of the U.S. Company Plans: (i) each U.S. Company Plan intended to qualify under Section 401(a) of the Code has received a determination or opinion letter from the IRS upon which it may rely regarding its qualified status under the Code and to the Seller’s Knowledge no event has occurred that has caused or could reasonably be expected to cause the loss of such qualification, (ii) all payments required to be paid by the Company or any of the Company Subsidiaries pursuant to the terms of a U.S. Company Plan, any Collective Bargaining Agreement, or by applicable Law (including, without limitation, all contributions and insurance premiums) with respect to all prior periods have been made or provided for by the

Company or the Company Subsidiaries in accordance with the provisions of such U.S. Company Plan, Collective Bargaining Agreement or applicable Law, (iii) no Proceeding has been threatened, instituted or, to the Knowledge of the Seller, is anticipated against any of the U.S. Company Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, any ERISA Affiliate, or any of the assets of any trust of any of the U.S. Company Plans, (iv) each U.S. Company Plan complies in form and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including, without limitation, ERISA and the Code, (v) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to the U.S. Company Plans, (vi) no U.S. Company Plan is under, and neither the Seller, the Company nor the Company Subsidiaries has received any notice of, an audit or investigation by the Internal Revenue Service, U.S. Department of Labor, Pension Benefit Guaranty Corporation, or any other Governmental Authority, and (vii) no U.S. Company Plan provides any employer premium subsidies or other payments with respect to post-retirement health and welfare benefits for any current or former employee of the Company or the Company Subsidiaries. Except as set forth on the Company Balance Sheet and on Schedule 5.14(d), none of the Company or the Company Subsidiaries or any ERISA Affiliate has any material current or projected liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of any of the Company or the Company Subsidiaries or any ERISA Affiliate, except as required to avoid excise tax under Section 4980B of the Code or except for the continuation of coverage through the end of the calendar month in which termination from employment occurs.

(e) The consummation of the Transactions will not (either alone or together with any other event) (i) entitle any employee, officer, director, or other independent contractor of the Company or the Company Subsidiaries (whether current, former or retired) or their beneficiaries to terminate their employment or engagement receive any payment or severance pay under a Company Plan, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any Company Plan, (iii) increase the amount payable or trigger any other financial obligation pursuant to any Company Plan, or (iv) except as set forth in Schedule 5.14(e), result in any amounts payable to any “disqualified individual” failing to be deductible for federal income tax purposes by virtue of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code. Except as set forth in Schedule 5.14(e), neither the Company nor any of the Company Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director or other independent contractor of the Company or any of the Company Subsidiaries for any tax incurred by such individual under Section 409A or 4999 of the Code.

(f) The Seller has made available to the Buyer true and complete copies of all Documents embodying and relating to each material Non-U.S. Company Plan, including, but not limited to, the Non-U.S. Company Plan document, all amendments thereto and all related trust documents, the most recent summary plan description, the most recent actuarial valuation report, and the most recent Tax Return filing, in each case, to the extent applicable. Each Non-U.S. Company Plan (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment, (ii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, (iii) complies in form and has been maintained and operated in compliance with all applicable Law, (iv) all payments required to be paid by the Company or any of the Company Subsidiaries pursuant to the terms of a Non-U.S. Company Plan, any Collective Bargaining Agreement, or by applicable Law (including, without limitation, all contributions and insurance premiums) with respect to all prior periods have been made or provided for by the Company or the Company Subsidiaries in accordance with the provisions of such Non-U.S. Company Plan, Collective Bargaining Agreement or applicable Law, and (v) no Proceeding has been threatened, instituted or, to the Knowledge of the Seller, is anticipated in respect of any of the Non-U.S. Company Plans.

(g) Each U.S. Company Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has been in documentary and operational compliance with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder.

(h) Schedule 5.14(h) contains a list identifying each employee of the Company and the Company Subsidiaries by employee number, job function, title, compensation and incentives, group, supervisory organization, location of employment, exempt or nonexempt status, and tenure. No notice to terminate the contract of any employee of the Company or any Company Subsidiary (whether given by the relevant employer or the employee) is pending.

(i) Each independent contractor and consultant has been properly characterized as such.

(j) Except as disclosed in Schedule 5.10 there are no complaints, charges or claims against the Company or any Company Subsidiary pending or, to the Company’s Knowledge, threatened that could be brought or filed, with any Governmental Authority based on, arising out of, in connection with or otherwise relating to the employment, termination of employment, or failure to employ any individual. Except as disclosed in Schedule 5.10, each of the Company and the Company Subsidiaries is in compliance, in all material respects, with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, overtime, WARN and any similar federal, state or local “mass layoff” or “plant closing” Law, collective bargaining, fair labor practices, discrimination, retaliation, pay equity, employment equity, civil rights, safety, health, workers’ compensation and the collection and payment of withholding and/or social security taxes, unemployment taxes, and any similar tax and has been in compliance with all such Laws for the five (5) years prior to the date hereof.

(k) To the Knowledge of the Guarantor, neither the Company nor any Company Subsidiary is the subject of any inspection or investigation relating to its compliance with or violation of the U.S. immigration Laws or immigration Laws of any other applicable jurisdiction.

(l) Schedule 5.14(l) contains a true and complete list identifying each Collective Bargaining Agreement.

(m) Except as would not, individually or in the aggregate, be material to the Company or any Company Subsidiary, (i) none of the Company or any of the Company Subsidiaries has breached or otherwise failed to comply with the provisions of any Collective Bargaining Agreement and there are no grievances, Proceedings, or arbitrations outstanding thereunder; (ii) there are no labor organizational campaigns, corporate campaigns, petitions, demands for recognition or, to the Knowledge of the Seller, other unionization activities seeking recognition of a bargaining unit at the Company or any of the Company Subsidiaries; and none of the Company or any of the Company Subsidiaries is negotiating or bargaining any collective bargaining or other labor agreement with any union, works council, trade union, labor organization or other employee representative body; (iii) there are no unfair labor practice charges, grievances, arbitrations or other complaints or union matters before the National Labor Relations Board or other labor board of Governmental Authority that would reasonably be expected to affect the employees of the Company and the Company Subsidiaries; (iv) there are no current or, to the Knowledge of the Seller, threatened strikes, slowdowns, lockouts, organized labor disputes or work stoppages, and no such strike, slowdown, lockout, organized labor dispute or work stoppage has occurred within the two (2) years preceding the date of this Agreement; (v) the execution of this Agreement and the consummation of the Transactions will not result in any breach or other violation of any Collective Bargaining Agreement; (vi) the execution of this Agreement will not result in any breach or other violation of any notice, information or consultation obligations under applicable labor Law; (vii) the Company and the Company Subsidiaries are in compliance in all respects with (x) the Worker Adjustment and Retraining Notification Act of 1988, or any similar applicable Law relating to plant closings and layoffs and (y) applicable Law respecting labor, employment, immigration, fair employment practices (including equal employment opportunity Law), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, affirmative action, employee privacy, plant closings, holiday pay and wages and hours.

Section 5.15    Environmental Matters.

(a) There is no material Environmental Claim pending or, to the Knowledge of the Seller, threatened against the Company, any of the Company Subsidiaries or, to the Knowledge of the Seller, against any Person whose liability for such Environmental Claims the Company or any of the Company Subsidiaries has retained or assumed either contractually or by operation of law.

(b) The Company and the Company Subsidiaries are and, at all times since December 31, 2011, have been in material compliance with all Environmental Laws and all Governmental Authorizations under Environmental Laws.

(c) There are no actions, activities, circumstances, facts, conditions, events or incidents, including the current or former Release or presence of any Hazardous Substances, which do, did, or would be reasonably likely to form the basis of any material Environmental Claim against the Company, any of the Company Subsidiaries, or to the Knowledge of the Seller, against any Person whose liability for such Environmental Claims the Company or any of the Company Subsidiaries has retained or assumed either contractually or by operation of law.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the consummation of the Transactions requires no filings to be made or actions to be taken pursuant to any Environmental Law that is triggered by a corporate acquisition, divestiture, reorganization, merger, change in ownership, control or operation, or any other type of transaction of similar nature.

Section 5.16    Material Contracts.

(a) Schedule 5.16(a) sets forth a true and complete list (broken out by subsection) of each of the following types of Contracts to which the Company or any of the Company Subsidiaries is a party or otherwise has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement:

(i)(A) contains any exclusivity or similar provision that is or purports to be binding on the Company or any of the Company Subsidiaries (or any Affiliate thereof) or (B) otherwise limits or restricts (or purports to limit or restrict) the Company or any of the Company Subsidiaries (or any Affiliate thereof) from (C) engaging or competing in any line of business in any location or with any Person, (D) selling any products or services of or to any other Person or in any geographic region or (E) obtaining products or services from any Person;

(ii) includes (A) any “most favored nation” terms and conditions (including with respect to pricing) granted by the Company or any Company Subsidiary to a Third Party, (B) any arrangement whereby the Company or any Company Subsidiary grants any exclusive dealings, right of first refusal or right of first offer or similar right to a Third Party, or (C) any arrangement between the Company and a Third Party that limits or purports to limit in any respect the ability of the Company or any Company Subsidiaries to own, operate, sell, license, transfer, pledge or otherwise dispose of any assets or business, incur Indebtedness or create Liens;

(iii) is a joint venture, alliance or partnership Contract or any Contract relating to any profit sharing, capital commitment, joint development, ownership or operation, strategic alliance or similar arrangement;

(iv) is a loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than letters of credit and those between the Company and the Company Subsidiaries) relating to Indebtedness for borrowed money in an amount in excess of $500,000 individually;

(v) is a Contract with respect to an interest, rate, currency or other swap or derivative transaction (other than those between the Company and the Company Subsidiaries) with a fair value in excess of $500,000 or less than negative $500,000;

(vi) is a Contract pursuant to which a Person other than the Company or a Company Subsidiary has licensed or granted any right to the Company or a Company Subsidiary in or to any Company Intellectual Property (other than Off-the-Shelf Software, provided such Off-the-Shelf Software is not used in a Company Product) that is used in a Company Product or is otherwise material to the Company or any Company Subsidiary or any services provided to the Company or any Company Subsidiary related to Intellectual Property;

(vii) is (a) a Contract pursuant to which the Company or any Company Subsidiary has granted to a Person other than the Company or a Company Subsidiary an exclusive license or other similar right to Owned Intellectual Property or (b) is a material Contract pursuant to which the Company or any Company Subsidiary has granted to a Person other than the Company or a Company Subsidiary a license or other right to Owned Intellectual Property other than non-exclusive licenses granted to customers or resellers in the ordinary course of the Business;

(viii) is an acquisition agreement, asset purchase or sale agreement, stock purchase or investment, merger, sale or purchase agreement or other similar agreement pursuant to which (A) the Company reasonably expects that it is required to pay total consideration including assumption of debt after the date of this Agreement to be in excess of $500,000, (B) any other Person has the right to acquire any assets of the Company or any of the Company Subsidiaries after the date of this Agreement with a fair market value or purchase price of more than $500,000 or (C) any other Person has the right to acquire any interests in the Company or any of the Company Subsidiaries, excluding, in the case of clauses (A) and (B), acquisitions or dispositions of supplies, inventory, merchandise or products in the ordinary course of business or of supplies, inventory, merchandise, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or the Company Subsidiaries;

(ix) is a settlement or similar agreement (A) with any Governmental Authority (including any corporate integrity agreement, monitoring agreement or deferred prosecution agreement) or order or consent of a Governmental Authority (including any consent decree or settlement order) to which the Company or any of the Company Subsidiaries is subject involving future performance by the Company or any of the Company Subsidiaries or (B) with any Person involving future performance or restrictions by the Company or any of the Company Subsidiaries;

(x) any Contract (or series of related Contracts) pursuant to which the Company or any Company Subsidiary has continuing “earn-out” or similar obligations that could result in payments in excess of $500,000 in the aggregate;

(xi) any Contract (or series of related Contracts) that obligates the Company or any of the Company Subsidiaries to make any capital commitment, loan or capital expenditure in an amount in excess of $500,000 in the aggregate after the date of this Agreement;

(xii) any customer, distributor, supplier, reseller, OEM, dealer, manufacturer’s representative, broker, sales agency, advertising agency, finder’s, manufacturing or assembly Contract that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

(xiii) any Contract containing change in control provisions that would reasonably be expected to involve aggregate payments by the Company and the Company Subsidiaries in excess of (or a loss of revenues with an aggregate value in excess of) $500,000 in connection with the consummation of the Transactions;

(xiv) any Contract between the Company or any of the Company Subsidiaries, on the one hand, and any officer, director or Affiliate or Related Person (other than a Company Subsidiary) of the Company or any of the Company Subsidiaries (including the Seller and any Related Person of the Seller, other than the Company and the Company Subsidiaries), on the other hand, including any Contract pursuant to which the Company or any of the Company Subsidiaries has an obligation to indemnify such officer, director or Affiliate or Related Person, but not including any Company Plans;

(xv) any stockholders, investors rights, registration rights or similar agreement or arrangement;

(xvi) any Contract pursuant to which the Company or any of the Company Subsidiaries has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of regulatory or commercial milestones, or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Buyer or any of its Subsidiaries, in each case (x) which payments after the date hereof would reasonably be expected to be more than $500,000 in the twelve (12) month period following the date hereof and (y) that cannot be terminated by the Company or such Company Subsidiary without more than sixty (60) days’ notice without material payment or penalty;

(xvii) any Collective Bargaining Agreement or other material Contract with any labor union;

(xviii) any Contract (including any option agreement) to purchase or sell any interest in real property;

(xix) any Contract that contains any standstill or similar agreement pursuant to which the Company or any of the Company Subsidiaries has agreed not to acquire assets or securities of another Person other than the Company;

(xx) any Contract or group of related Contracts (excluding purchase orders in the ordinary course of business for amounts not in excess of $250,000 individually, or for any such group, $500,000 in the aggregate) for the delivery by the Company or any Company Subsidiary of products, warranties or services to customers or other Persons under which the future aggregate costs of performance (including in respect of any undelivered balance of such products, warranties or services) are reasonably expected to be in excess of $500,000;

(xxi) any Contract with any investment banker, broker, finder or similar party retained by the Company or any Company Subsidiary which contains any obligations or provides for any liabilities which may be applicable in connection with this Agreement, the Ancillary Agreements or the Transactions;

(xxii) any Real Property Lease that has aggregate annual rental payments in excess of $500,000;

(xxiii) any Contract for employment or retention of any officer or employee with an annual salary of more than $250,000;

(xxiv) any Contract (A) requiring capital expenditures after the date hereof in excess of $50,000, and/or (B) providing for indemnification, “earn-out” or other contingent payment obligations (other than any written agreements with customers and suppliers of the Company and the Company Subsidiaries entered into in the ordinary course of business that are responsive to this clause (xxiv) solely as a result of containing customary indemnification provisions in favor of such customers and suppliers);

(xxv) any Contract not otherwise described in this Section 5.16(a) requiring payments by or to the Company or any Company Subsidiary in an aggregate amount in excess of $500,000 during the 2016 calendar year or in any subsequent calendar year; and

(xxvi) any Contract to do any of the foregoing.

Each Contract of the type described in clauses (i) through (xxvi) is referred to herein as a “Company Material Contract.”

(b) Each Company Material Contract that has not terminated or expired pursuant to its express terms is valid and binding and in full force and effect and, to the Seller’s Knowledge, enforceable against the other party or parties thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or any other similar Law affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Since December 31,

2014, the Company and/or the Company Subsidiaries party thereto, as applicable, and, to the Knowledge of the Seller, each other party thereto, has performed its obligations required to be performed by it in all material respects, as and when required, under each Company Material Contract. Since December 31, 2014, (i) except for breaches, violations or defaults which have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any of the Company Subsidiaries, nor to the Seller’s Knowledge any other party to a Company Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, in any material respect, would constitute a default under the provisions of such Company Material Contract, and (ii) neither the Company nor any of the Company Subsidiaries has received written notice that it has breached, violated or defaulted under any Company Material Contract. True and complete copies of the Company Material Contracts and any material amendments thereto have been made available to the Buyer.

Section 5.17    Finders’ Fees, etc.

Except as set forth on Schedule 5.17, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Company or any of the Company Subsidiaries who is entitled to any fee or commission from the Company or any of the Company Subsidiaries in connection with the Transactions.

Section 5.18    Customers and Suppliers. Schedule 5.18 sets forth a true and complete list of the twenty (20) largest customers and twenty (20) largest direct suppliers (in dollar volume) of the business of the Company and the Company Subsidiaries during (i) the 2015 fiscal year and (ii) nine (9) month period ending September 30, 2016 and the revenue attributed to such customers or spent with such suppliers. None of Seller, the Company or any Company Subsidiary has received any written or, to the Knowledge of the Guarantor, verbal notice that any such customer or supplier has ceased or materially reduced, or is contemplating ceasing or materially reducing, the use or distribution of the products, goods or services of, or the supply of raw materials, supplies, merchandise or other goods or services to, the Company or any Company Subsidiary.

Section 5.19    Anti-Corruption; Anti-Money Laundering. In the last five (5) years, the Company and the Company Subsidiaries have been and are in compliance with all applicable anti-corruption Law, including (A) the U.S. Foreign Corrupt Practices Act of 1977, (B) the U.K. Bribery Act 2010, (C) any applicable Law promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on December 17, 1997, and (D) any other applicable Law of similar purpose and scope in any jurisdiction. Neither the Company nor any of the Company Subsidiaries nor any director or officer of the Company or any of the Company Subsidiaries nor, to the Seller’s Knowledge, any employee, agent or representative or other Person who performs or has performed services on behalf of the Company or any of the Company Subsidiaries has, directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, gift, contribution, commission, rebate, promotional allowance, expenditure or other economic advantage: (a) which would violate any applicable anti-corruption Law; or (b) to or for a Public Official with the intention of: (i) improperly influencing any official act or decision of such Public Official; (ii) inducing such Public Official to do or omit to do any act in violation of his lawful duty; or (iii) securing any improper advantage. For the purposes of this Agreement, “Public Official” means any Person employed by, representing or acting on behalf of a Governmental Authority or enterprise thereof (including a state-owned or state-controlled enterprise) or a public international organization, any representative or official of a political party or any candidate for any political office. In the last five (5) years, neither the Company nor any of the Company Subsidiaries nor any director or officer of the Company or any of the Company Subsidiaries nor, to the Seller’s Knowledge, any agent, representative, employee or other Person who performs or has performed services on behalf of the Company or any of the Company Subsidiaries has, directly or indirectly, violated any, or been subject to actual, pending, or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, Proceedings, demand letters, settlements or enforcement actions or made any voluntary disclosures to any Governmental Authority in any way relating to anti-corruption or anti-money laundering Law or Law related to terrorism financing. The Company and each Company Subsidiary has instituted policies and procedures reasonably designed to ensure compliance by the Company, the Company Subsidiaries, and directors, officers, employees, agents, representatives and other Persons who perform services for or on behalf of the Company or a Company Subsidiary with applicable anti-corruption and anti-money laundering Law and applicable Law related to terrorism financing.

Section 5.20    Insurance. The Company and each of the Company Subsidiaries are covered by insurance policies and self-insurance programs and arrangements relating to the business, assets and operations of the Company and the Company Subsidiaries that are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and all premiums due thereunder have been paid. Since December 31, 2012, neither the Seller, the Company nor any of the Company Subsidiaries has received any written notice regarding any actual or possible: (a) cancellation or invalidation of any such insurance policy; or (b) written notice of refusal of any coverage or rejection of any claim under any such insurance policy that if not paid would be material to the Company and the Company Subsidiaries, taken as a whole. With respect to each Proceeding that has been filed or investigation initiated against the Company or any of the Company Subsidiaries since December 31, 2012, no insurance carrier has issued a denial of coverage or a reservation of rights with respect to any such Proceeding or investigation, or informed any of the Seller, the Company nor any of the Company Subsidiaries of its intent to do so, other than such denials or reservations that, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 5.21    Security Clearance; Export Controls; Sanctions. Neither the Company nor any of the Company Subsidiaries holds a U.S. security clearance or has such a clearance in process. Neither the Company nor any of the Company Subsidiaries (a) is registered under the ITAR, (b) generates, possesses, or sells any equipment, products, software, systems, or technical data that are controlled under the ITAR, or (c) has any such equipment, software, systems, or technical data in the pipeline or under development. Except as set forth on Schedule 5.21, and except for items properly classified under EAR99, neither the Company nor any of the Company Subsidiaries (i) generates, possesses, or sells any equipment, products, software, systems, or technical data that are controlled under the EAR, or (ii) has any such equipment, software, systems, or technical data in the pipeline or under development. In the last five (5) years, the Company, the Company Subsidiaries, their respective directors and officers and, to the Knowledge of the Company, their respective agents, representatives and employees acting on their behalf, (i) have complied in all material respects with all sanctions, export control, anti-boycott, and customs Laws, and (ii) have not been subject to actual, pending, or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, written notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions or made any voluntary disclosures to any Governmental Authority relating to material violation of sanctions, export control, anti-boycott, or customs Laws. The Company has instituted policies and procedures reasonably designed to ensure material compliance by the Company, the Company Subsidiaries, directors, officers, employees, agents and representatives acting on behalf of the Company or any of its Subsidiaries with applicable sanctions, export control, anti-boycott, and customs Laws.

Section 5.22    Absence of Undisclosed Liabilities; Indebtedness. Except as set forth on Schedule 5.22(a), the Company and its Subsidiaries have no liabilities of a type that are required by GAAP to be reflected or reserved against in a balance sheet of the Company, other than those (a) reflected on the Company Balance Sheet, (b) which have arisen after the date of the Company Balance Sheet in the ordinary course of business, (c) the Advances, or (d) that would not reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole. Except as set forth on Schedule 5.22(b), on Closing, the Company and its Subsidiaries will have no Assumed Indebtedness.

Section 5.23    Title to and Sufficiency of Assets. Except as contemplated by the Transition Services Agreement, the Company and the Company Subsidiaries have good title or a license (or a valid leasehold interest with respect to leased assets and properties) to all assets and rights material to the operation of the Business (the “Company Property”), free and clear of all Liens other than Permitted Liens. Except as would be material to the Company and its Subsidiaries, taken as a whole, the Company Property is (w) free from any defects, (x) has been maintained in accordance with customary practice, and (y) is in good operating condition and repair (subject to normal wear and tear consistent with the age of such properties). At the Closing, except as contemplated by the Transition Services Agreement, the Company Property will constitute all of the assets, properties and rights that are material to the Business as currently conducted by the Company and the Company Subsidiaries and such assets and rights are sufficient in all material respects to enable the Company and the Company Subsidiaries, taken as a whole, to operate and conduct the Business as currently conducted.

Section 5.24 Transactions with Related Persons. Except as set forth on Schedule 5.24, none of the Contracts between the Company or any Company Subsidiary, on the one hand, and the Seller or any of its Affiliates (other than the Company and the Company Subsidiaries), on the other hand, will continue in effect after the Closing. After the Closing, other than as contemplated hereby, none of the Seller or its Affiliates will have any interest in any property (real or personal, tangible or intangible) or Contract of the Company or any Company Subsidiary or used in or pertaining to the Business (other than as contemplated in the Transition Services Agreement or herein). After the Closing, none of the Seller or its Affiliates provide material services to the Company or any Company Subsidiary (other than as contemplated in the Transition Services Agreement or herein).

Section 5.25 Inapplicability of Anti-Takeover Statutes. The Company has taken all action necessary to exempt or exclude the Acquisition, this Agreement and the Transactions from any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or similar federal or state Law, including Section 203 of the Delaware General Corporation Law, and accordingly no such Laws or restrictions are applicable to this Agreement or the Transactions.

Section 5.26 Exclusivity of Representations. The representations and warranties made by the Company in this Article 5 (including as modified by the Schedules thereto) and, to the extent applicable, the Ancillary Agreements are the exclusive representations and warranties made by the Company. The Company hereby disclaims any other express or implied representations or warranties, including as to the condition, value or quality of the Company and the Company Subsidiaries’ business or its or their assets. The Company is not, directly or indirectly, making any representations or warranties regarding the pro-forma financial information, financial projections or other forward-looking statements of the Company, any Company Subsidiary or the Business.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case as of such other date), as follows:

Section 6.1 Corporate Existence. The Buyer is a limited liability company duly formed, validly existing and in good standing under the Law of Delaware.

Section 6.2 Corporate Authorization. The execution, delivery and performance by the Buyer of this Agreement and, to the extent applicable, the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and, to the extent applicable, thereby are within the Buyer’s power and authority. This Agreement and, to the extent applicable, the Ancillary Agreements, assuming due authorization, execution and delivery by the Buyer, constitute valid and binding agreements of the Buyer enforceable against the Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or any other similar Law affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 6.3 Governmental Authorization. The execution, delivery and performance by the Buyer of this Agreement and, to the extent applicable, the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and, to the extent applicable, thereby require no action or approval by or in respect of, or notice to or filing with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any non-U.S. Competition Law and compliance with any applicable requirements and prior authorization process pursuant to Article L.151-3 and articles R.153-1 and seq. of the French Monetary and Financial Code, and (b) any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, have an effect that would prevent, materially delay or materially impair the ability of the Buyer to perform its obligations under this Agreement and, to the extent applicable, the Ancillary Agreements or to consummate the transactions contemplated hereby or, to the extent applicable, thereby.

Section 6.4 Non-contravent ion. The execution, delivery and performance by the Buyer of this Agreement and, to the extent applicable, the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and, to the extent applicable, thereby do not and will not (a) assuming the authorizations, consents and approvals referred to in Section 6.3 are obtained, contravene, conflict with, or result in any violation or breach of any provision of the certificate of formation or limited liability agreement of the Buyer, (b) assuming the authorizations, consents and approvals referred to in Section 6.3 are obtained, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (c) assuming the authorizations, consents and approvals referred to in Section 6.3 are obtained, require any consent or other action by or notice to any Person under, constitute a default or a violation, or an event that, with or without notice or lapse of time or both, would constitute a default or a violation, under or of, or cause or permit the termination, cancellation, acceleration or other change or trigger of any right or obligation or the loss of any benefit to which the Buyer or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon the Buyer or any of its Subsidiaries or any governmental license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Buyer and its Subsidiaries or (d) result in the creation or imposition of any Lien, other than any Permitted Liens, on any asset of the Buyer or any of its Subsidiaries, except, in the case of clauses (b), (c) and (d), which have not had, and would not reasonably be expected to have, individually or in the aggregate, an effect that would prevent, materially delay or materially impair the ability of the Buyer to perform its obligations under this Agreement or to consummate the Transactions.

Section 6.5 Financial Statements. The Xura Financial Statements (i) fairly present in all material respects, in conformity with GAAP (except, in the case of the Xura Quarterly Financial Statements, for the absence of footnotes) applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of Xura, Inc. and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of the Xura Quarterly Financial Statements), and (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the Xura Quarterly Financial Statements for the absence of footnotes and subject to year-end audit adjustments). Neither Xura, Inc. nor any of its Subsidiaries is a party to any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities and Exchange Commission.

Section 6.6 Absence of Certain Change.

(a) From September 30, 2016, through the date of this Agreement, the business of Investments and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects (except for actions related to this Agreement).

(b) Since January 31, 2016, there has not been an Investments Material Adverse Effect.

Section 6.7 Xura. All of the outstanding capital stock or other voting securities of or other equity interests of Xura, Inc., a Delaware corporation, are directly and beneficially owned by the Buyer.

Section 6.8 Finders’ Fees, etc. Except as set forth on Schedule 6.8, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Buyer who is entitled to any fee or commission from the Seller, the Company or any of the Company Subsidiaries in connection with the Transactions.

Section 6.9 Financing. The Buyer affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that the Buyer obtain financing for or related to any of the Transactions. The Buyer has delivered to the Seller true, correct and complete copies of (a) the executed debt commitment letter, dated as of the date hereof, (together with all exhibits, annexes, schedules and attachments thereto, the “Debt Commitment Letter” and together with the fee letter related thereto, the “Debt Commitment Papers”) from the Debt Financing Sources specified therein and the fee letter related thereto, which may be redacted solely with respect to fees, “flex” and economic terms, pursuant to which, and subject to the terms and conditions thereof, such Debt Financing Sources have committed to lend the amounts set forth therein to the Buyer for the purpose of funding the Transactions (the “Debt Financing”), and (b) the executed equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter” and, together with the Debt Commitment Papers, the “Financing Commitments”) from certain funds affiliated with Siris Capital Group, LLC pursuant to which, and subject to the terms and conditions thereof, such funds have committed to invest the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). None of the Financing Commitments has been amended or modified prior to the date hereof, no such amendment or modification is contemplated as of the date hereof (except with respect to any “market flex” terms contained in the Debt Commitment Papers provided as of the date hereof), and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect as of the date hereof (and no such withdrawal or rescission is contemplated as of the date hereof). As of the date hereof, there are no side letters or other contracts or arrangements that could affect the amount, availability or conditions of the Financing Commitments other than as expressly set forth in the Financing Commitments furnished pursuant to this Section 6.9. As of the date hereof, the Financing Commitments are not subject to any conditions precedent or other contingencies relating to the funding of the full amount of the financing thereunder other than as set forth in the Financing Commitments delivered to the Buyer and, on the date hereof, are binding and in full force and effect and are the legal, valid (assuming due authorization, execution and delivery by the other parties thereto), binding and enforceable obligations of the Buyer and, to the Knowledge of the Buyer, each of the other parties thereto, as the case may be, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (b) applicable equitable principles (whether considered in a proceeding at law or in equity). All commitments and other fees required to be paid under the Financing Commitments prior to the date hereof have been paid in full. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Buyer under any term or condition of the Financing Commitments. Assuming the satisfaction of the conditions set forth in Article 8, to the Knowledge of the Buyer, there exists no fact or occurrence existing on the date hereof that, with or without notice, lapse of time or both, could reasonably be expected to (i) make any of the assumptions or any of the statements set forth in the Financing Commitments inaccurate, (ii) result in any of the terms or conditions in the Financing Commitments not being satisfied, (iii) cause the Financing Commitments to be ineffective or (iv) otherwise result in the Financing Commitments not being available on a timely basis in order to consummate the Transactions. Assuming the satisfaction of the conditions set forth in Article 8, the net proceeds from the Financing Commitments along with any additional equity financing provided by the Buyer will be sufficient to consummate the Transactions, including the payment by the Buyer of all payment obligations hereunder due and owing on the Closing Date. The Buyer has not incurred any obligation, commitment, restriction or liability of any kind, in each case, which would reasonably be expected to impair or adversely affect the availability of such proceeds for such uses.

Section 6.10 Solvency. After giving effect to the Transactions, assuming (a) the satisfaction of the conditions to Buyer’s obligations to consummate the Acquisition set forth in Article 8, (b) the performance in all material respects by the Seller and the Company of their respective obligations hereunder, (c) that any estimates, projections or forecasts of the Company or the Company Subsidiaries provided by the Company or the Seller to the Buyer are based upon reasonable assumptions at the time furnished to the Buyer, and (d) that the representations and warranties of the Company contained in this Agreement are true, complete and correct in all material respects, and after giving effect to the Transactions, each of the Buyer and the Company and the

Company Subsidiaries (1) will be solvent and (2) will be able to pay its debts as such debts become due.

Section 6.11 Litigation. There is no Proceeding pending or, to the Knowledge of the Buyer, threatened against the Buyer or any material portion of its properties or assets with respect to which there is a substantial possibility of a determination which questions the validity or legality of this Agreement or the transactions contemplated hereby or which seeks to prevent the transactions contemplated hereby or otherwise would reasonably be expected, individually or in the aggregate, to materially impair the Buyer’s ability to effect the transactions contemplated hereby.

Section 6.12 Buyer’s Reliance. The Buyer acknowledges that none of the Seller, the Company or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Shares, the Company and the Company Subsidiaries furnished or made available to the Buyer and its representatives, except as expressly set forth in Articles 4 and 5 of this Agreement, and neither of the Seller or any other Person (including any officer, director or shareholder of the Seller) shall have or be subject to any liability to the Buyer, or any other Person, resulting from the Buyer’s use of any information, documents or material made available to the Buyer in the Data Site, management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby, except as expressly set forth in Articles 4 and 5. The Buyer acknowledges that, should the Closing occur, the Buyer shall acquire the Company and the Company Subsidiaries without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in Articles 4 and 5 of this Agreement; provided, however, that nothing in this Section 6.12 is intended to limit or modify the representations and warranties contained in Articles 4 and 5. The Buyer acknowledges that, except for the representations and warranties contained in Articles 4 and 5, neither the Company, the Seller nor any other Person has made, and the Buyer has not relied on any other express or implied representation or warranty by or on behalf of the Company or the Seller. The Buyer acknowledges that neither the Company, the Seller nor any other Person, directly or indirectly, has made, and the Buyer has not relied on, any representation or warranty regarding the pro-forma financial information, financial projections or other forward-looking statements of the Company, any Company Subsidiary or the Business, and the Buyer will make no claim with respect thereto.

Section 6.13 Accredited Investor; Investment Intention; Sophistication. The Buyer is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act. The Buyer will be purchasing the Shares for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable securities Laws. The Buyer has such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of acquiring the Shares and making an investment in the Company and the Company Subsidiaries, and the Buyer is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement. The Buyer understands the nature of an investment in the Company and the Company Subsidiaries and the risks associated with such an investment.

Section 6.14 Exclusivity of Representations. The representations and warranties made by the Buyer in this Article 6 and the Ancillary Agreements are the exclusive representations and warranties made by the Buyer. The Buyer hereby disclaims any other express or implied representations or warranties.

ARTICLE 7

COVENANTS

Unless this Agreement is terminated pursuant to Article 10, the parties hereto covenant and agree as follows:

Section 7.1 Conduct of Business of the Company and the Guarantor. Except as expressly contemplated by this Agreement or as otherwise set forth in Schedule 7.1, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, the Company shall, and shall, subject to applicable Law, cause the Company Subsidiaries to, conduct their respective business and operations in the ordinary course and use commercially reasonable efforts to (i) preserve intact their respective business organization, goodwill and reputation, (ii) preserve their respective business relationships with customers, lenders, suppliers, licensors, licensees, distributors and others having business relationships with any of them and their relationships with Governmental Authorities with jurisdiction over them or their operations; and (iii) keep available their respective current officers and key employees. Without limiting the foregoing, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement or as otherwise set forth in Schedule 7.1, the Company and the Company Subsidiaries shall not undertake any of the following actions:

(a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) additional shares of any class in the capital of the Company (including the Shares) or any Company Subsidiary, or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities of the Company or any Company Subsidiary or (ii) any other securities in respect of, in lieu of, or in substitution for shares in the capital of the Company (including the Shares) or any Company Subsidiary outstanding on the date hereof;

(b) adopt any amendment to the articles of incorporation or bylaws (or other comparable organizational documents) of the Company or any Company Subsidiary other than to facilitate the Transactions;

(c) incur any Indebtedness (other than ordinary course borrowings under the Assumed Indebtedness incurred prior to the Reference Date and other performance bonds or letters of credit entered into in the ordinary course of business consistent with past practice);

(d)(i) increase in any material manner the rate or terms of compensation or benefits of any of its directors, or officers, except as may be required under existing employment agreements or such increases as are granted in the ordinary course of business consistent with past practices, not to exceed $200,000 in the aggregate, or (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not contemplated by any Company Plan to any director, officer or employee, whether past or present, other than as required by Law, (iii) enter into, adopt or amend any employment, bonus, severance or retirement contract or adopt any employee benefit plan, in each case other than in connection with ordinary course new hires or as required by Law, or (iv) pay any Seller Transaction Expenses or any Seller Retention Bonuses, other than any Seller Transaction Expenses paid with an Advance that is not treated as an Advance for purposes of determination of the Estimated Purchase Price or Final Purchase Price in accordance with Article 2;

(e)(i) except in the ordinary course of business consistent with past practices, (A) sell, lease, transfer or otherwise dispose of, any of its material property or assets, or (B) fail to pay any maintenance or similar fees with respect to any material Owned Intellectual Property, or (C) license, sell, assign, abandon, allow to lapse, impair, transfer, convey, lease or otherwise dispose of any material Owned Intellectual Property; or (ii) create any Lien (other than a Permitted Lien), directly or indirectly, on any material property or assets; make any loans, advances or capital contributions, except advances for travel and other normal business expenses to officers and employees in the ordinary course of business consistent with past practices;

(f) materially amend, become subject to, terminate, or waive in any material respect, release or assign any material rights, claims or benefits of the Company or any Company Subsidiary under, any Material Contract or any Real Property Lease (other than (w) bidding for, entering into, renewing or replacing Contracts with customers or suppliers in the ordinary course of business consistent with past practice, (x) terminations of Contracts and Real Property Leases as a result of the expiration of the term of such Contracts or Real Property Leases, (y) renewals of Real Property Leases in accordance with the terms thereof, and (z) bidding for, entering into, renewing or replacing Real Property Leases in the ordinary course of business consistent with past practice) or enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement (excluding a renewal of any Real Property Lease in the ordinary course of business);

(g) acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(h) write off as uncollectible any notes or Accounts Receivable, except write offs in the ordinary course of business consistent with past practice charged to applicable reserves;

(i) make any change in any method of accounting or auditing practice other than those required by GAAP;

(j) enter into any transaction with an Affiliate or Related Person (other than any transaction between the Company and a Company Subsidiary or between Company Subsidiaries);

(k) cancel or reduce any insurance coverage other than with respect to any Company Plan in the ordinary course of business consistent with past practice;

(l)(i) make, change or rescind any material Tax election; (ii) adopt or change an accounting method in respect of material Taxes; (iii) enter into any Tax Sharing Agreement or closing agreement; (iv) settle or compromise any claim, notice, audit report or assessment in respect of any income tax, franchise tax or material other Tax; (v) surrender any claim for a refund of material Taxes; or (vi) file any Tax Return other than one prepared in accordance with past practice, in each case, except as otherwise required by applicable Law;

(m) directly or indirectly split, combine or reclassify any shares of capital stock or other securities of the Company or any Company Subsidiary or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock or other securities of the Company or any Company Subsidiary, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any capital stock or securities of the Company or any Company Subsidiary, except for the declaration, setting aside or payment of any dividends or other distributions by any of its wholly owned Subsidiaries to the Company or any other wholly owned Subsidiary;

(n) take any action with respect to any reorganization, recapitalization, reclassification, or complete or partial liquidation or dissolution;

(o) cancel, waive, compromise, surrender, abandon or release any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, the Company or any Company Subsidiary), except for cancellations made or waivers granted in the ordinary course of business having consistent with past practices, in the aggregate, value less than $100,000;

(p) enter into any commitment for, make or incur any capital expenditure in excess of $500,000 in the aggregate or as set forth in the capital expenditure budget set forth on Schedule 7.1;

(q) pay, discharge, settle or agree to settle any pending or threatened Proceeding involving (i) a payment by the Company or any Company Subsidiary in excess of $500,000 in the aggregate or (ii) any injunctive relief on the Company or any Company Subsidiary or any of their respective properties, rights or assets;

(r) effect or permit a “plant closing,” “mass layoff” or similar event under the WARN Act; or

(s) resolve or agree, whether or not in writing, to take any of the foregoing actions.

In addition to the foregoing, from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, except as expressly contemplated in this Agreement or in the case of a Permitted Sale, the Guarantor shall not (i) sell, transfer or otherwise dispose of the Ranzure Shares or the Ranzure License Agreement; (ii) create any Lien (other than a Permitted Lien), directly or indirectly, on the Ranzure Shares or the Ranzure License Agreement; or (iii) amend, terminate, or otherwise waive, release or assign any rights, claims or benefits of the Guarantor under the Ranzure License Agreement.

Section 7.2 Access to Information; Confidentiality; Public Announcements.

(a) During the period from the date of this Agreement to the earlier of the Closing Date and the termination of the Agreement in accordance with Article 10, the Company and the Guarantor shall give the Buyer and its authorized representatives reasonable access during normal business hours to all books, records, offices and other facilities, personnel and properties of the Company and each Company Subsidiary as the Buyer, or its authorized representatives may from time to time reasonably request; provided, however, that any such access shall be conducted in a manner not to unreasonably interfere with the business or operations of the Company and the Company Subsidiaries and the Buyer shall not conduct any invasive sampling or testing with respect to the Leased Real Property. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, (i) neither the Company nor any Company Subsidiary shall be required to disclose any information to the Buyer or its authorized representatives, if doing so could violate any Contract to which the Company or any Company Subsidiary is a party or to which the Company or any Company Subsidiary is subject, provided, however, that the Company shall use all commercially reasonable efforts to seek waivers to provide such information and shall provide redacted copies of such information to the extent permissible if waivers cannot be obtained, (ii) with the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, the Buyer and its authorized representatives shall be permitted to contact the customers, suppliers and other business relationships of the Company and the Company Subsidiaries, and (iii) the limited partners of investment funds affiliated with Siris Capital Group, LLC and their Related Persons, and their respective Representatives shall be “Representatives” of the Buyer for purposes of the Confidentiality Agreement.

(b) Any information provided to or obtained by the Buyer or its authorized representatives pursuant to paragraph (a) above shall be “Evaluation Material” (herein referred to as “Evaluation Material”) as defined in the Confidentiality Agreement, dated as of September 21, 2016, by and between Mitel Networks Corporation and Xura,

Inc. (the “Confidentiality Agreement”), unless within an exception thereto, and shall be held by the Buyer in accordance with and be subject to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein. In the event of the termination of this Agreement for any reason, the Buyer shall comply with the terms and provisions of the Confidentiality Agreement, including returning or destroying all Evaluation Material and the non- soliciting of employees of the Company and the Company Subsidiaries as and to the extent set forth therein. Except with respect to Evaluation Material about the Seller and its Affiliates (excluding the Company and its Subsidiaries), the Confidentiality Agreement shall terminate on the Closing Date.

(c) Except for a press release issued pursuant to Section 7.2(d), from and after the Closing Date, the Seller and the Guarantor shall not (and shall, subject to applicable Law, cause their respective Subsidiaries and representatives not to) disclose to any Acquiror or Third Party (other than their respective directors, officers, employees, attorneys, lenders, and accountants) any of the terms and conditions of the Transactions or under this Agreement or any Ancillary Agreements, or any Confidential Information concerning the Company, any Company Subsidiary or the Business, other than any Confidential Information that is later lawfully acquired by Seller or the Guarantor from sources other than those related to its prior ownership of the Company and the Company Subsidiaries without any breach of any obligation (fiduciary, contractual or otherwise) to the Buyer, the Company, the Company Subsidiaries or any of their respective Related Persons. The restrictions in the foregoing sentence shall not apply to a disclosure required by applicable Law or Governmental Authority or in connection with any legal, regulatory, judicial, arbitral or administrative process (including any deposition, interrogatory, oral questioning, requests for information or documents, subpoena, court order, regulatory filing, civil investigative demand or other similar legal process) or any audit or inquiry by a regulator, bank examiner or auditor, self-regulatory authority or pursuant to mandatory professional ethics rule so long as the disclosing party provides the Buyer with prior written notice and cooperates with the Buyer, at the Buyer’s expense, to obtain a protective Order or other confidential treatment to the extent requested by the Buyer; provided that such disclosing party shall furnish only that portion of such information which it is advised by counsel is legally required to be disclosed. For the avoidance of doubt, this Agreement and a description of the Transactions will be filed by the Guarantor with the United States Securities and Exchange Commission and Canadian securities regulatory authorities and available to the public. The Buyer shall be given a reasonable amount of time to review and comment on such filings, which comments will be reasonably considered by the Guarantor; provided, however that the consent of the Buyer shall not be required in connection with any such filings.

(d) The initial press releases of the Guarantor and the Buyer with respect to the execution of this Agreement shall be issued within 24 hours of the date hereof in forms reasonably agreed by the Seller and the Buyer. Thereafter, no party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions except to announce the Closing; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is upon advice of counsel required by Law, in which case the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance; provided, further, that nothing herein shall prevent (i) the Guarantor, the Seller, the Company and the Company Subsidiaries from communicating with their respective employees with respect to this Agreement or the Transactions and (ii) the Buyer and its Affiliates from communicating with their respective Representatives, suppliers, customers, and Debt Financing Sources regarding this Agreement and the Transactions.

(e) Each of the parties agrees that it shall, from and after the Closing, preserve and keep, or cause to be preserved and kept, all books and records in respect of the Company and the Company Subsidiaries in its or its Affiliates’ possession for the longer of (i) any applicable statute of limitations and (ii) a period of six (6) years from the Closing Date. Each of the parties shall, upon reasonable notice from another party, only to the extent reasonably necessary in connection with any Proceeding, audit or accounting matter and subject to any applicable privilege (including attorney-client privilege), give the other party and its authorized Representatives, in each case, at the requesting party’s sole cost and expense, reasonable access during normal business hours to examine, inspect and copy the books and records of the Company and the Company Subsidiaries in its or its Affiliates’ possession for time periods ending prior to the Closing Date; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of any party or its Affiliates.

Section 7.3    Filings and Authorizations; Consummation.

(a) The Buyer shall make, as promptly as reasonably practicable (and in any event within fifteen (15) Business Days of the date of this Agreement (unless counsel to the parties have previously agreed to extend such fifteen (15) Business Day period)), an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions. Subject to Section 7.3(d), each of the Seller, the Guarantor and the Buyer shall use reasonable best efforts to supply as promptly as practicable any additional information and documentary material that may be reasonably requested pursuant to the foregoing, and use reasonable best efforts to take all other actions necessary to cause the expiration or termination of (and not to extend) the applicable waiting periods regarding the foregoing as soon as reasonably practicable. The Buyer acknowledges and agrees that it shall pay and shall be solely responsible for the payment of all filing fees and other charges in connection with filings required pursuant to Competition Laws.

(b) Each of the parties hereto, as promptly as practicable, shall make, or cause to be made, all other filings, consultations, notifications and/or submissions under Law applicable to it, or to its Subsidiaries and Affiliates, as may be required for it to consummate the Transactions and, subject to Section 7.3(d), use its commercially reasonable efforts (which shall not require either party to make any payment or concession to any Person in connection with obtaining such Person’s consent)

to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by it, or its Subsidiaries or Affiliates, in order for it to consummate such transactions. The Buyer acknowledges that certain consents and waivers with respect to the Transactions may be required from parties to contracts to which the Company or a Company Subsidiary is a party and that such consents and waivers may not be obtained. Notwithstanding anything to the contrary herein, the Buyer shall have control over and lead all communications and strategy relating to obtaining all such consents and waivers, provided that the Seller shall have the right, (i) prior to any proposed communication with respect to such consent or waiver, (x) to receive copies of such proposed communication (if written) or to be informed of such communication (if oral), and (y) to propose changes to the contents, substance or approach of such proposed communication, which shall be considered by the Buyer in good faith, and (ii) to be informed of and have the right to attend and participate in any meeting, appearance, presentation, argument or any other related in-person event concerning such consent or waiver.

(c) The parties hereto shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and submissions referred to in paragraphs (a) and (b) above (each, a “Filing”); provided, that, in connection with any Filing made by a party, the other party shall have the right, to the extent permitted by applicable Law, (i) prior to any proposed Filing, (x) to receive copies of such proposed Filing, and (y) to propose changes to the contents of any such proposed Filing, which shall be considered by the filing party in good faith, and (ii) to be informed of and have the right to attend and participate in any meeting, appearance, presentation, argument or any other related in-person event before a Governmental Authority concerning a Filing. The parties hereto shall supply such reasonable assistance as may be reasonably requested by any other party hereto in connection with the foregoing. To the extent that any information or documentation to be provided by either party hereto to the other pursuant to this Section 7.3(c) is competitively sensitive, such information may be provided only to external counsel for the Buyer on an external counsel only basis.

(d) Notwithstanding anything in this Agreement to the contrary, the Buyer and its Affiliates shall have no obligation to, and the Seller, the Guarantor, the Company and the Company Subsidiaries and their respective Affiliates shall not, (i) enter into any order, judgment or decree, make any divestiture, pay any amount, provide any consideration, or divest, license, lease, sell (or proffer to sell), transfer, dispose of, hold separate (including through the establishment of a trust or otherwise) or otherwise encumber any asset, license operation, right, product line, business, security, instrument or interest of the Company, the Buyer, or any of their respective Affiliates, (ii) agree to (or proffer to agree to) any obligation, liability or change, or impose any limitation or restriction on the Company, the Buyer or any of their Affiliates to conduct their businesses or own their assets or to acquire, hold or exercise full rights of ownership of the businesses of the Company, the Buyer or any of their respective Affiliates, or (iii) take any other action that, individually or in the aggregate, would reasonably be expected to result in a Burdensome Condition.

(e) Each party hereto shall promptly inform the other parties of any material communication from any Governmental Authority regarding any of the Transactions. If any party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Transactions, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response (which shall be deemed a Filing) in compliance with such request, subject in each case to the rights of the parties under Section 7.3(c). In accordance with the parties’ rights under Section 7.3(c), the applicable party will advise the other party promptly in respect of any understandings, undertakings or agreements (oral or written) (each of which shall be deemed a Filing) which such party proposes to make or enter into with any Governmental Authority in connection with the Transactions.

(f) From the date hereof through the earlier of the Closing or the termination of this Agreement, the Buyer shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets or enter into a transaction, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger, consolidation or other transaction could reasonably be expected to (i) impose any material delay in the obtaining of any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions or (iii) materially delay the consummation of the Transactions.

Section 7.4    Resignations. The Company and the Seller shall cause to be delivered to the Buyer on the Closing Date such resignations of members of the Board of Directors and officers of the Company and each Company Subsidiary as set forth on Exhibit C attached hereto, and such other Persons as requested by the Buyer no later than three (3) Business Days prior to the Closing, such resignations to be effective concurrently with the Closing.

Section 7.5    Further Assurances. From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, subject to Section 7.3(d), each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby. Each party shall, subject to Section 7.3(d), on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the Transactions, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the Transactions.

Section 7.6    Officer and Director Indemnification.

(a) The Buyer agrees that all rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, officers, employees, fiduciaries or agents of the Company and the Company Subsidiaries (each, a “Company Indemnified Party,” and collectively, the “Company Indemnified Parties”), as provided in the respective articles of incorporation, by-laws (or comparable organizational documents), or in indemnification agreements, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would affect adversely the rights thereunder of the Company Indemnified Parties, unless such modification shall be required by Law.

(b) The covenants contained in this Section 7.6 are intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which a Company Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. In the event that the Buyer or the Company or any Company Subsidiary (following the Closing) or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Buyer shall use commercially reasonable efforts to cause the successors or assigns of the Buyer or the Company or any Company Subsidiary (following the Closing), as the case may be, to succeed to the obligations set forth in this Section 7.6.

Section 7.7    Termination of Affiliate Obligations. On or before the Closing Date, except as set forth on Schedule 7.7, all liabilities and obligations between the Company or any Company Subsidiary, on the one hand, and one or more of its Affiliates (including the Seller and the Guarantor but not including the Company Subsidiaries) on the other hand, shall be terminated in full, without any liability for the Company or any Company Subsidiary thereof following the Closing.

Section 7.8    Waiver of Conflicts Regarding Representation. Recognizing that Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”) has acted as legal counsel to Seller and its Affiliates and may be deemed to have acted as legal counsel to the Company and the Company Subsidiaries prior to the Closing, and that Paul, Weiss intends to act as legal counsel to the Seller and its Affiliates after the Closing, the Company hereby waives, on its own behalf and agrees to cause the Company Subsidiaries to waive, any conflicts that may arise as a result of such previous representation in connection with Paul, Weiss representing the Seller and its Affiliates after the Closing.

Section 7.9    Seller Guarantees of Assumed Indebtedness. The parties hereto acknowledge that on or prior to the Closing, the Seller or its Affiliates, at their sole cost and expense, shall cause any guarantee by the Seller or its Affiliates of any Assumed Indebtedness (each a “Seller Guarantee”) to be released. At Seller’s request and sole cost and expense, the Buyer will use commercially reasonable efforts to cooperate with the Seller’s efforts to secure such releases.

Section 7.10    Pre-Closing Insurance. The parties agree that the Buyer shall not have the benefit of or access to any insurance policies, including the self-insurance programs maintained by the Seller or any of its Affiliates.

Section 7.11    Termination of Services. The Buyer acknowledges that the Company and the Company Subsidiaries currently receive or benefit from certain shared management and administrative and corporate services and benefits provided by the Seller and its Affiliates, including management, operations and information technology, customer service, finance, accounting and payroll and back office services and processing, financial systems, treasury services (including banking, insurance, administration, taxation and internal audit), office space, facilities and office management services, business development and marketing services, product support services, procurement services, risk management, corporate communications, general administrative services, executive and management services, legal services, human resources and personnel services and travel services. Other than as may be provided pursuant to the terms of the Transition Services Agreement, the Buyer further acknowledges that all such services and benefits shall cease, and any agreement in respect thereof shall terminate as of the Closing Date, and thereafter, the Seller’s and its Affiliates sole obligation with respect to the provision of any services to the Company and the Company Subsidiaries shall be as set forth in the Transition Services Agreement.

Section 7.12    Tax Matters. The following provisions shall govern the allocation of responsibility between the Buyer and the Seller for certain Tax matters following the Closing Date.

(a) Straddle Periods. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, gross or net sales, payments or receipts, or payroll of the Company and the Company Subsidiaries for the Pre-Closing Taxable Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity shall be deemed to terminate at such time) and the amount of any other Taxes of the Company and the Company Subsidiaries for the portion of a Straddle Period that ends on and includes the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis. For the avoidance of doubt, if the Company or any Company Subsidiary is a “United States shareholder” (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code), amounts, if any, included in the income of the Company or such Company Subsidiary (as applicable) under Section 951 of the Code with respect to any Straddle Period of the controlled foreign corporation shall be allocated between such two taxable years or periods of the Company or such Company Subsidiary (as applicable) by assuming that, for purposes of Section 951 of the Code, the Straddle Period of the controlled foreign corporation consisted of two taxable years or periods, one of which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date. In the case of any taxable period that begins before and ends after the Reference Date (a “Straddle Reference Date Period”), Taxes will be apportioned to the Pre-Reference Date Taxable Period in the same manner as Taxes are apportioned to the Pre-Closing Taxable Period in the case of a Straddle Period.

(b) Cooperation. The Buyer, the Company, the Company Subsidiaries, and the Seller shall cooperate fully in connection with the preparation and filing of Tax Returns and any audit, litigation, or other Proceeding with respect to Taxes, and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.12(b). Such cooperation shall include the retention and (upon the Buyer or the Seller’s request, as applicable) the provision of records and information that are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. In addition, each party shall promptly notify the other party in writing of any demand, claim or notice of the commencement of an audit received by such party from any Governmental Authority or any other Person with respect to Taxes for which such other party may be liable. Any information obtained under this Section 7.12(b) (including, for the avoidance of doubt, any information provided pursuant to the following sentence) shall be kept confidential, except as may be necessary in connection with the filing of a Tax Return or a Tax proceeding. Notwithstanding anything to the contrary, nothing in this Agreement shall permit or be deemed to permit the Buyer or any of its Affiliates or representatives to review or otherwise have access to a Tax Return of any Affiliated Group that includes the Seller or any of its Affiliates; provided, however, that a tax adviser to the Buyer shall have access to, and shall have the right to review, any such Tax Return to the extent such Tax Return relates, or is with respect, to the Company or any Company Subsidiary and, in such tax adviser’s judgment, such review is necessary for the determination of any Tax of the Company or any Company Subsidiary, but only in the event such tax adviser confirms that the information on such Tax Return will be maintained in confidence except to the extent required to be disclosed in connection with any Tax contest involving the Company or a Company Subsidiary.

(c) Tax Contests.

(i) The Seller shall control the conduct, through counsel of its own choosing at its own expense, of any audit, claim for refund, or other administrative or judicial Proceeding with respect to Taxes of the Company or any of the

Company Subsidiaries (any such audit, claim for refund, or Proceeding referred to herein as a “Contest”) relating solely to taxable periods ending on or before the Reference Date, and all Contests with respect to any Tax Return of any Affiliated Group that includes the Seller or any of its Affiliates (other than solely the Company or any Company Subsidiary) (a “Pre-Closing Consolidated Return”); provided, however, that (A) the Seller shall have no right to represent the Company or any Company Subsidiary in any such Contest unless the Seller shall have first notified the Buyer in writing (1) that it will represent the Company and/or any Company Subsidiary in any such Contest and (2) of the identity of counsel chosen by the Seller in connection therewith; (B) the Seller will keep the Buyer reasonably informed concerning the progress, developments and events of such Contest; (C) the Seller will provide to the Buyer copies of all correspondence and other documents relevant to such Contest to the extent related to the Company or any Company Subsidiary; and (D) the Seller will not settle, compromise and/or concede (or permit or cause any Person to settle, compromise and/or concede) any portion of such Contest that is reasonably likely to affect (1) the Tax liability or (2) any Tax attribute, including but not limited to any net operating loss, net operating loss carryforward or tax credit, in each case, of the Company or any Company Subsidiary after the Reference Date without the prior written consent of the Buyer, which consent will not be unreasonably withheld, conditioned or delayed. The Buyer will have the right to participate in the defense of any such Contest (which will include participation in meetings with taxing authorities and reviewing and commenting on written submissions to taxing authorities) and to employ counsel, at its own expense, separate from the counsel employed by the Seller; provided that in the case of a Contest that relates to a Pre-Closing Consolidated Return, the Buyer shall only have the right to participate in the portion of such Contest, if any, that relates to the Company or any Company Subsidiary. With respect to any such Contest other than a Contest that relates to a Pre-Closing Consolidated Return (x) involving Tax matters or items that could reasonably be expected to form the basis for a claim of indemnification against the Seller pursuant to Section 7.12(j), and (y) that the Seller does not or cannot elect to control pursuant to this Section 7.12(c)(i), the Buyer will control such Contest, including the defense and settlement thereof; provided, however, that the Buyer will: (1) keep the Seller reasonably informed concerning the progress, developments and events of such Contest, (2) provide to the Seller copies of all correspondence and other documents relevant to such Contest, and (3) not settle, compromise and/or concede any such Contest without the prior written consent of the Seller, which consent will not be unreasonably withheld, conditioned or delayed, and the Seller will have the right to participate in the defense of any such Contest (which will include participation in meetings with taxing authorities and reviewing and commenting on written submissions to taxing authorities) and to employ counsel, at its own expense, separate from the counsel employed by the Buyer.

(ii) In the case of a Contest not described in Section 7.12(c)(i) that relates to a Straddle Reference Date Period, the Buyer shall control the conduct of such Contest, but the Seller shall have the right to participate in such Contest at its own expense. Neither the Buyer nor the Company nor any of the Company Subsidiaries shall settle, compromise and/or concede such Contest, to the extent it relates to any Pre-Reference Date Taxable Period, without the prior written consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned. If the Buyer fails to assume control of the conduct of any such Contest within a reasonable period following the receipt by the Buyer of notice of such Contest, the Seller shall have the right to assume control of such Contest; provided, however, that the Seller will: (1) keep the Buyer reasonably informed concerning the progress, developments and events of such Contest, (2) provide to the Buyer copies of all correspondence and other documents relevant to such Contest, and (3) not settle, compromise and/or concede such Contest without the prior written consent of the Buyer, which consent will not be unreasonably withheld, conditioned or delayed.

(d) Close of Tax Year. The parties hereto shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Company and the Company Subsidiaries for all Tax purposes.

(e) Seller-Filed Tax Returns. The Seller shall prepare or cause to be prepared all income or franchise Tax Returns of the Company and the Company Subsidiaries with respect to tax periods ending on or prior to the Closing Date, including all Straddle Periods (but, in the case of Tax Returns for Straddle Periods, only with respect to Tax Returns of any Affiliated Group that includes the Seller or any of its Affiliates other than solely the Company or any Company Subsidiary)) and all Tax Returns of the Company and the Company Subsidiaries that are required to be filed on or before the Closing Date (together, “Seller Returns”), and the Seller shall remit or cause to be remitted any Taxes due in respect of such Seller Returns. All such Seller Returns shall be timely prepared in a manner consistent with the past practice of the Company and the Company Subsidiaries, unless otherwise required by applicable Law. The Seller shall submit each of the Seller Returns (but only to the extent related to the Company or any Company Subsidiary) that is required to be filed after the Closing Date to the Buyer at least thirty (30) days prior to the date on which such Tax Return is required to be filed (or, if such due date is within thirty (30) days following the Closing Date, as promptly as practicable following the Closing Date) (including extensions) in the case of income Tax Returns and, in the case of any other Tax Returns, within a reasonable period of time prior to the due date (including extensions), and the Buyer shall have the right to review and comment on the Seller Returns. If the Buyer disputes any item on any such Tax Return, it shall notify the Seller of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to the Seller and the Buyer. The fees and expenses of such accounting firm shall be borne equally by the Seller and the Buyer. The Buyer shall reimburse the Seller for any Taxes with respect to any Straddle Reference Date Period for which the Seller is not responsible pursuant to Section 7.12(j) shown as due on such Seller Returns as finally determined pursuant to this Section 7.12(e) upon written request setting forth in reasonable detail the computation of the amount owed by the Buyer. Each such reimbursement shall be made no more than the later of ten (10) days after the date upon which such request was made (or, if later, the date on which any dispute is resolved in accordance with this Section 7.12(e)) or three (3) days before the due date of the relevant Seller Return.

(f) Other Tax Returns. Except for the Seller Returns, the Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and the Company Subsidiaries the due date of which (taking into account valid extensions of time to file) is after the Closing Date (“Buyer Returns”). All such Buyer Returns relating to a Straddle Reference Date Period shall be prepared timely in a manner consistent with the past practice of the Company and the Company Subsidiaries unless otherwise required by applicable Law. The Buyer shall submit each of the Buyer Returns relating to a Straddle Reference Date Period to the Seller at least thirty (30) days prior to the date on which such Tax Return is required to be filed (or, if such due date is within thirty (30) days following the Closing Date, as promptly as practicable following the Closing Date) (including extensions) in the case of income Tax Returns and, in the case of any other Tax Returns, within a reasonable period of time prior to the due date (including extensions), and the Seller shall have the right to review and comment on such Buyer Returns. If the Seller disputes any item on any such Tax Return, it shall notify the Buyer of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to the Buyer and the Seller. The fees and expenses of such accounting firm shall be borne equally by the Buyer and the Seller. The Seller shall reimburse the Buyer Indemnitees for any Taxes with respect to any Pre-Closing Taxable Period for which the Seller is responsible pursuant to Section 7.12(j) shown as due on such Buyer Returns, as finally determined pursuant to this Section 7.12(f), upon written request setting forth in reasonable detail the computation of the amount owed by the Seller. Each such reimbursement shall be made no more than the later of ten (10) days after the date upon which such request was made (or, if later, the date on which any dispute is resolved in accordance with this Section 7.12(f)) or three (3) days before the due date of the relevant Buyer Return. For the avoidance of doubt, the limitations on the liability of the Seller set forth in Article 11 shall not apply to the reimbursement obligations under this Section 7.12(f).

(g) No Amended Tax Returns. Except as required by Law, none of the Seller, the Buyer or any of their respective Affiliates (including after the Closing, the Company or any Company Subsidiary) shall amend, refile or otherwise modify any Tax Return relating to the Company or any Company Subsidiary with respect to any Pre-Closing Taxable Period, nor any Straddle Period, without the other party’s written consent, which shall not be unreasonably withheld, conditioned or delayed; provided, that the Seller and its Affiliates may amend, refile or otherwise modify any such income or franchise Tax Return that is a consolidated, affiliated, combined, unitary or similar Tax Return, provided, however, that none of the Seller or any of its Affiliates shall amend, refile or otherwise modify any such income or franchise Tax Return to the extent that such amendment, refiling or other modification, taken together with all other amendments, refilings and other modifications of any such Tax Returns, will reduce any federal income tax net operating loss carryforward of the Company or any Company Subsidiary existing on the Closing Date (without taking into account the impact of the Transactions, including the Internal Reorganization) by more than $25.0 million after the Closing Date, without the prior written consent of the Buyer, which consent will not be unreasonably withheld, conditioned or delayed. Between the date of this Agreement and the Closing Date, none of the Seller nor any of its Affiliates shall utilize in its consolidated federal income Tax Return any of the net operating loss carryforwards of Mavenir Systems, Inc. and its subsidiaries at the time Seller acquired Mavenir Systems, Inc., other than in connection with the Transactions (including the Internal Reorganization) or in the ordinary course of business.

(h) Information to be Provided by the Buyer. With respect to any taxable year of the Company or any Company Subsidiary for which the Seller is required to file a Tax Return pursuant to Section 7.12(e), the Buyer shall promptly cause the Company to prepare and provide to the Seller a package of tax information materials (the “Tax Package”), which shall be completed in accordance with the past practice of the Company or the relevant Company Subsidiary including past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income or other relevant measure of income. The Buyer shall cause the Tax Package for the portion of the taxable period ending on the Closing Date to be delivered to the Seller within one hundred twenty (120) days after the Closing Date.

(i) Limitation on Actions; Certain Elections.

(i) Without the prior written consent of the Seller, the Buyer will not, and will not permit any of its Affiliates (including, after the Closing, the Company and the Company Subsidiaries) to, make or initiate any voluntary contact with any Governmental Authority with respect to any Pre-Reference Date Taxable Period or any Straddle Reference Date Period, including pursuant to any voluntary disclosure agreement, or make any other voluntary contact with any Governmental Authority, in each case if such action could reasonably be expected to increase the Tax liability of the Seller or any of its Affiliates or to result in an indemnification obligation under Section 7.12(j); provided, however, (A) to the extent that the Seller refuses to provide such written consent, any mitigation obligation of the Buyer or any other Indemnified Party described in Section 11.2 with respect to the matters for which the Seller has not provided such written consent will be deemed to be satisfied and none of the Seller or any of its Affiliates will take any inconsistent position that they have so failed to mitigate in any Proceeding and (B) such limitations described in this Section 7.12(i)(i) shall not apply to any voluntary disclosure agreement or any other voluntary contact by the Buyer or any of its Affiliates with any Governmental Authority with respect to any Tax year or Tax period beginning after the Reference Date if the Buyer Indemnitees shall have waived in writing their right to any indemnification obligation hereunder with respect to the specific Tax which is the subject of such voluntary disclosure or other voluntary contact.

(ii) The Seller agrees that it will not make any election pursuant to Treasury Regulations Section 1.1502-36(d)(6) to reattribute any portion of the attributes of the Company referred to in Treasury Regulations Section 1.1502-36(d)(6)(i)(B). The Seller agrees to make a proper election pursuant to Treasury Regulations Section 1.1502-95(c) to apportion all of any Code Section 382 limitations that apply to the loss subgroup consisting of the Company and the Company Subsidiaries, and each element thereof (the value element, the adjustment element and the net unrealized built-in gain), to the Company’s loss subgroup (as such terms are used in Treasury Regulations Section 1.1502-95(c)). The Buyer shall provide to the Seller drafts of the form or forms of such election and the agreement required by Treasury Regulations Section 1.1502-95(f)(1)(ii) at least thirty (30) days prior to the time such election is filed. The Seller and the Buyer shall cooperate to resolve any suggested changes to such draft that are submitted by the Seller, which shall be provided to the Buyer within fifteen (15) days after the Seller receives such drafts.

(j) Seller Indemnification. Except to the extent taken into account in the calculation of Final Working Capital, from and after the Closing Date, the Seller shall hold harmless and indemnify each of the Buyer Indemnitees from and against any Losses suffered or incurred by any of the Buyer Indemnitees arising out of, involving, relating to, connected with, or otherwise in respect of: (i) any inaccuracy in or breach of any Specified Representation; (ii) without duplication, Taxes imposed on the Company or any Company Subsidiary, or for which the Company or any Company Subsidiary may otherwise be liable, for any Pre-Closing Taxable Period; and (iii) the items of Tax disclosed on Schedule 7.12(j); provided that, notwithstanding anything in this Agreement to the contrary, (w) the Seller shall not have any indemnification obligation pursuant to clause (i) or clause (ii) of this Section 7.12(j) in respect of Losses described in such clauses to the extent such Losses are in respect of Taxes described in clause (iii) of this Section 7.12(j), (x) the Seller shall not have any indemnification obligation in respect of Losses arising under clause (i) of this Section 7.12(j), to the extent such Losses are recoverable under the Representations and Warranties Insurance Policy or any amended or replacement policy with such Losses deemed as if such Losses are the last Losses submitted and resolved under the Representations and Warranties Insurance Policy or any amended or replacement policy, (y) the Seller shall not have any indemnification obligation in respect of Losses for Taxes described in clause (ii) of this Section 7.12(j) to the extent such Losses also arise under clause (i) of this Section 7.12(j) (even if such Losses are recoverable under the Representations and Warranties Insurance Policy or any amended or replacement policy) and (z) the Seller shall not have any indemnification obligation in respect of Losses attributable to Taxes relating to any taxable period (or portion thereof) after the Reference Date, other than in respect of Taxes of the Seller or any of its Affiliates (other than the Company or any Company Subsidiary) for any Pre-Closing Taxable Period (the “Post-Reference Date Taxes”). For the avoidance of doubt, the Seller’s obligations under any of clause (i), clause (ii) or clause (iii) of this Section 7.12(j) shall not be reduced by the Deductible or by the application of a retention amount pursuant to the Representations and Warranties Insurance Policy. Notwithstanding any other provision of this Agreement, in no event shall the Seller’s aggregate liability under this Section 7.12(j) exceed the amount equal to (i) $350 million minus (ii) all amounts paid or payable by the Seller or the Guarantor under Article 11. The parties agree that for purposes of this Section 7.12(j), Losses (or any portion thereof) that are not explicitly excluded from coverage under the Representations and Warranties Insurance Policy or any amended or replacement policy are recoverable until the Buyer Indemnitees shall have expended commercially reasonable efforts to recover such Losses under the Representations and Warranties Insurance Policy or any amended or replacement policy, and it has been finally determined that the claim in respect of such Losses (or any portion thereof) has been denied.

(k) Any Tax Sharing Agreement between the Company or any Company Subsidiary, on the one hand, and any other Person, on the other hand, shall be terminated as to the Company or such Company Subsidiary on or prior to the Reference Date, and after the Reference Date none of the Company or any Company Subsidiary shall have any liability thereunder. Any power of attorney with respect to Taxes relating to the Company or any Company Subsidiary granted by any of the Seller, the Company or any Company Subsidiary shall be terminated on or prior to the Closing.

(l) Consideration. The parties hereto agree to treat the payments of the Mitel Units and Investments Note as taxable consideration, the value of each of which shall be as reasonably agreed in writing by the Buyer and the Seller on or before the Closing Date, received by the Seller in connection with the Acquisition, and to take no Tax position inconsistent with such treatment, except as otherwise required by a change in applicable Law or a good faith resolution of a Contest.

(m) The Seller will be entitled to any refunds (or credits in lieu of refunds) (including interest received thereon) of Taxes of the Company or any Company Subsidiary in respect of any Pre-Reference Date Taxable Period or the portion of any Straddle Reference Date Period ending on or before the Reference Date, except to the extent such amounts are included as assets in Final Working Capital; provided, however, the Seller shall not be entitled to any refund of, or credit with respect to, Taxes of the Company or any Company Subsidiary that results from the carryback of losses, credits or similar items by the Seller or an Affiliate of the Seller (except, for the avoidance of doubt, with respect to refunds or credits resulting from a Tax Return of any Affiliated Group that includes the Seller or any of its Affiliates). The Buyer shall cause such refund or the amount of such credit to be paid to the Seller promptly after it is received, allowed or applied against any Tax liability.

(n) Buyer Indemnification. The Buyer shall hold harmless and indemnify each of the Seller Indemnitees from and against any Losses suffered or incurred by any of the Seller Indemnitees arising out of, involving, relating to, connected with or otherwise in respect of the Post-Reference Date Taxes. The parties agree that the utilization of any net operating loss carryforward shall not be considered a Loss for purposes of this Section 7.12(n).

(o) The parties agree that the principal amount of the Investments Note shall be automatically increased, without any action required by any Person, by the aggregate amount of any indemnification payments made by or on behalf of the Seller or its Affiliates pursuant to clause (iii) of Section 7.12(j).

Section 7.13    FIRPTA Certificate. The Seller shall deliver to the Buyer at the Closing a certificate or certificates, in compliance with Treasury Regulations Section 1.1445-2, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

Section 7.14    Audit of Financial Statements. If the Buyer or any of its Affiliates retain an independent accounting firm to audit all or part of the Financial Statements (an “Audit”), at the Buyer’s request the Seller and the Guarantor shall, and shall, subject to applicable Law, cause their Affiliates to, reasonably cooperate with the Buyer and its authorized representatives in connection with the preparation of an Audit including by providing Buyer with reasonable access to the books and records of the Seller, the Guarantor, the Company and the Company Subsidiaries in connection with the Audit; provided, however, that any such cooperation shall not unreasonably interfere with the business or operations of the Seller or its Affiliates. Notwithstanding anything to the contrary in this Agreement, neither the Seller nor any of its Affiliates shall be required to disclose any information to the Buyer, or its authorized representatives, if doing so could violate any Contract to which the Seller or any of its Affiliates is a party or to which the Seller or any of its Affiliates is subject, provided, however, that the Company shall use all commercially reasonable efforts to seek waivers to provide such information and shall provide redacted copies of such information to the extent permissible if waivers cannot be obtained. The Buyer shall be solely responsible for all costs and expenses arising from or related to an Audit, and the Buyer shall promptly reimburse the Seller, the Guarantor and their Affiliates for all reasonable out-of-pocket costs and expenses incurred by them at the Buyer’s request in connection with an Audit. Any information about the Seller, the Guarantor and their Affiliates (excluding, after the Closing, the Company and its Subsidiaries) provided to or obtained by the Buyer or its authorized representatives pursuant to this Section 7.14 shall be Evaluation Material (subject to the exclusions set forth in the Confidentiality Agreement) and shall be held by the Buyer in accordance with and be subject to the terms of the Confidentiality Agreement. The parties agree that neither the Seller nor its Affiliates shall have any liability whatsoever for any adjustment to the Financial Statements after the date hereof arising out of or related to an Audit or for any Losses arising out of or related to an Audit unless such liability or Loss is for a breach of a representation, warranty or covenant under this Agreement; provided that nothing in this sentence is intended to limit or modify the representations and warranties contained in this Agreement or any Buyer Indemnified Party’s right to indemnification under this Agreement.

Section 7.15    Name and Logo Change.

(a) The Buyer hereby agrees to (i) change the legal names and logos of the Company and the Company Subsidiaries to names and logos that do not contain, are not derived from, and are not confusingly similar to “Mitel” or any other trademarks, service marks, trade names, brand names, logos, trade dress, design rights or other similar designations of source, sponsorship, association or origin owned by Seller (the “Seller Marks”) and (ii) use reasonable best efforts to remove any reference to, including from any signs, products, equipment, literature and business materials (including schedules, inventories, periodic statements, packaging materials and similar forms), any of the Seller Marks, in each case, as promptly as possible but in any event no later than one hundred and twenty (120) days following the Closing Date and to otherwise cease any use of the Seller Marks from and after the Closing.

(b) The Seller and Guarantor hereby agree, on behalf of themselves and their Subsidiaries, to (i) change the legal names and logos of the Seller, the Guarantor and each of their applicable Subsidiaries to names and logos that do not contain, are not derived from, and are not confusingly similar to the Mavenir Trademarks or any other trademarks, service marks, trade names, brand names, logos, trade dress, design rights or other similar designations of source, sponsorship, association or origin owned by Buyer after the Closing (the “Buyer Marks”) and (ii) use reasonable best efforts to remove any reference to, including from any signs, products, equipment, literature and business materials (including schedules, inventories, periodic statements, packaging materials and similar forms), any of the Buyer Marks, in each case, as promptly as possible but in any event no later than one hundred and twenty (120) days following the Closing Date and to otherwise cease any use of the Buyer Marks from and after the Closing.

(c) Except as provided in Section 7.15(a) and (b), the parties agree that neither party has a license to use any of the trademarks, service marks, trade names, brand names, logos, trade dress, design rights or other similar designations of source, sponsorship, association or origin owned by the other party, and each party retains full rights to enforce its rights in the foregoing.

Section 7.16    Internal Reorganization. At the request of the Buyer, the Seller and the Company shall initiate the internal reorganization transactions set forth in Schedule 7.16 (the “Internal Reorganization”) in accordance therewith and take reasonable steps to allow the Internal Reorganization to be consummated immediately prior to the Closing; provided, however, the Seller and the Company shall not be required to effect the Internal Reorganization unless the Buyer shall have waived or confirmed in writing the satisfaction of all conditions set forth in Article 8 and shall have confirmed in writing that the Buyer is prepared to immediately proceed, following completion of the Internal Reorganization, to consummate the Closing. Subject to the proviso in the preceding sentence, the Seller and the Company agree to reasonably cooperate with the Buyer with respect to effectuating the Internal Reorganization immediately prior to the Closing; provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries. The Buyer agrees to waive for all purposes of this Agreement (including Article 8 and Article 11) any breach of a representation, warranty or covenant contained herein by the Seller, the Guarantor or the Company where such breach is a result of an action taken by the Seller, the Guarantor or the Company to effect the Internal Reorganization. In furtherance of but without limiting the foregoing, the Buyer hereby acknowledges and agrees that neither the Seller nor any of its Affiliates has undertaken any analysis or provided any disclosure with respect to whether the transactions contemplated by the Internal Reorganization constitute a breach or any representation, warranty or covenant contained herein. The Buyer agrees to use its reasonable best efforts to cooperate with and assist the Seller and the Company in initiating and consummating the Internal Reorganization and agrees to promptly reimburse the Seller upon request by the Seller on an after-Tax basis for all reasonable and documented out-of-pocket costs incurred by the Seller or any of its Affiliates in connection with such cooperation, including considering and implementing the Internal Reorganization. The Buyer shall indemnify and hold harmless the Seller and each of its Affiliates on an after-Tax basis from any Losses (including Taxes) incurred, suffered or paid by any the Seller or its Affiliates arising out of resulting from the Internal Reorganization, including (if the Closing does not occur) reversing or unwinding the Internal Reorganization. Notwithstanding anything to the contrary contained herein, (i) no Buyer Indemnified Party shall be entitled to indemnification under Article 11 with respect to a Loss arising from, or in connection with, the Internal Reorganization, (ii) the obligation of the Buyer to reimburse and indemnify the Seller and its Affiliates pursuant to this Section 7.16 will be in addition to any other payment Buyer may be obligated to make hereunder and will survive the termination of this Agreement, and (iii) the Buyer shall not be required to indemnify the Seller or any of its Affiliates for Losses (including Taxes) incurred, suffered or paid by any of the Seller or its Affiliates arising out of or resulting from the Internal Reorganization to the extent such Losses arise out of or result from the willful misconduct or intentional fraud by the Guarantor, the Seller, or any of their respective Related Persons or Representatives. The Buyer affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that the Internal Reorganization is completed.

Section 7.17    Agreement Not To Compete.

(a) The Seller and the Guarantor understand that the Buyer shall be entitled to protect and preserve the going concern value of the business of the Company and the Company Subsidiaries to the extent permitted by Law and that the Buyer would not have entered into this Agreement absent the provisions of this Section 7.17 and, therefore, for a period of three (3) years from the Closing, the Seller and the Guarantor shall not, and shall cause each of their controlled Affiliates not to, directly or indirectly:

(i) engage in activities or businesses, or establish any new businesses, anywhere in the world that are substantially in competition with the Business as conducted by the Company and the Company Subsidiaries as of the date hereof (“Competitive Activities”), including (A) selling goods or services of the type sold by the Company or any Company Subsidiary as of the date hereof (including in connection with the Business), (B) soliciting any customer or prospective customer of the Company or any Company Subsidiary to purchase any goods or services sold by the Company or any Company Subsidiary (including in connection with the Business) as of the date hereof, from anyone other than the Buyer and its Affiliates, or (C) assisting any Person intentionally to do, or attempt to do, anything prohibited by clause (A) or (B) above; and

(ii)(A) solicit, recruit or hire any employee of the Company or any Company Subsidiary, or (B) solicit or encourage any employee of the Company or any Company Subsidiary to leave the employment of the Company or any Company Subsidiary.

Notwithstanding anything to the contrary contained herein, this Section 7.17 shall not apply to any Person (an “Acquiror”) that directly or indirectly acquires control or succeeds to the obligations of the Seller or the Guarantor or any Person that controls the Seller or the Guarantor after the date hereof by way of an amalgamation, arrangement, merger, consolidation, share acquisition, asset acquisition or other business combination (a “Change of Control”); provided, that the Acquiror was not an Affiliate of the Seller prior to such Change of Control.

(b) Section 7.17(a) shall not be deemed breached solely as a result of the passive ownership by the Seller or any of its Affiliates of less than an aggregate of five percent (5%) of any class of stock of a Person engaged, directly or indirectly, in Competitive Activities; provided, however, that such stock is listed on a national securities exchange.

(c) Notwithstanding anything to the contrary contained herein, Section 7.17(a)(ii) shall not in any way restrict or otherwise prohibit the Seller, the Guarantor or any of their respective Subsidiaries from any of the following:

(i) soliciting, recruiting or hiring an employee of the Company or any Company Subsidiary if the solicitation is, or the recruiting or hiring results from, a general solicitation not directly or indirectly targeted at such employee, including in connection with a bona fide search conducted by a search firm;

(ii) soliciting, recruiting or hiring an employee of the Company or any Company Subsidiary whose employment with the Company or any Company Subsidiary was terminated after the date hereof for any reason (whether voluntarily or involuntarily) other than as a result of a direct or indirect solicitation by the Seller, the Guarantor or their respective Subsidiaries; and

(iii) hiring an employee of the Company or any Company Subsidiary if such employee initiates discussions regarding employment on his or her own initiative without any direct or indirect solicitation by the Seller, the Guarantor or their respective Subsidiaries.

(d) Notwithstanding any other provision hereof, it is understood and agreed that the remedy of indemnity payments pursuant to Article 11 and other remedies at law would be inadequate in the case of any breach of the covenants contained in Section 7.17(a). The Buyer shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants, without the requirement to prove actual damages or to post a bond or other security.

Section 7.18    Agreement Not To Solicit. The Seller, the Guarantor and the Company and their respective Representatives shall effective upon the execution and delivery of this Agreement by the Parties hereto immediately terminate any discussions or negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, any Other Bid, and shall promptly after the execution hereof request each Person that has executed a confidentiality agreement in connection with its consideration of acquiring the Company or any Company Subsidiary or any of the businesses or assets of the Company or any Company Subsidiary to return all Confidential Information furnished to such Person by or on behalf of the Company or any Company Subsidiary. Until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article 10, neither the Seller, the Guarantor, the Company or any Company Subsidiary shall (nor shall they cause any of their respective Representatives to) (i) solicit, initiate or encourage any Other Bid, (ii) enter into any Contract with respect to any Other Bid or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Other Bid. The Seller, the Guarantor and the Company promptly shall advise the Buyer orally and in writing of any Other Bid or any inquiry with respect to or which could lead to any Other Bid and the identity of the Person making any such Other Bid or inquiry and copies of all documents in connection with any such Other Bid. “Other Bid” means any proposal for a sale of the Shares (including by merger, recapitalization or similar transaction) or all or a material portion of the assets of the Company or any Company Subsidiary, other than the Transactions and the acquisition of inventory in the ordinary course of business.

Section 7.19 Financing Cooperation and Efforts.

(a) Prior to the Closing, the Seller, the Guarantor and the Company shall, and shall cause each of the Company Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide to the Buyer such customary and necessary cooperation, at the Buyer’s sole expense with respect to reasonable and documented out-of-pockets costs of the Seller, the Guarantor and the Company, as may be reasonably requested by the Buyer to assist the Buyer in the arrangement and syndication of the Debt Financing, which such reasonable best efforts shall include, at the Buyer’s request:

(i) [reserved];

(ii) reasonably cooperating with marketing and due diligence efforts of the Buyer and the Debt Financing Sources, including assisting with the preparation of, and furnishing the Buyer, in each case, as promptly as reasonably practicable following the Buyer’s reasonable request, with the customary information regarding the Company and the Company Subsidiaries which is required for the preparation of credit agreements (and security documentation related thereto) and similar documents, which, in the case of all such information regarding the Company and the Company Subsidiaries, is Compliant, and supplementing such information to the extent that any such information, to the Knowledge of the Company, contains any material misstatement of fact or omits to state any material fact necessary to make such information not misleading, as soon as practicable after obtaining Knowledge thereof;

(iii) furnishing the Buyer as promptly as reasonably practicable following the Buyer’s reasonable request such information regarding the Company and the Company Subsidiaries as is customarily required in connection with the execution of bank financings of a type similar to the Debt Financing, including (A) if the Closing Date has not occurred prior to March 1, 2017, unaudited consolidated balance sheets and related statements of income, of the Company and the Company Subsidiaries, for each fiscal quarter ended at least forty-five (45) days prior to the Closing Date, commencing with the fiscal quarter ending December 31, 2016 and (B) all other financial information of the Company and the Company Subsidiaries that is specifically requested by the Buyer from the Company and that is reasonably available to or readily ascertainable by the Company and is required to permit the Buyer to prepare a pro forma consolidated balance sheet and income statement of Sierra Private Holdings I Ltd. as of the date of the most recent consolidated balance sheet and income statement delivered pursuant to subclause (A) above for the twelve-month period ending on such date, as adjusted to give effect to the transactions and the financings contemplated by this Agreement and the Debt Commitment Letter as if such transactions and financings had occurred on such date or on the first day of such period, as applicable; provided, that (i) such pro forma consolidated balance sheet shall be prepared in good faith by Sierra Private Holdings I Ltd. (it being understood and agreed that such financial statements need not include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R))) (all information required to be delivered pursuant to subclauses (A) and (B), the “Required Information”), which, in the case of all such Required Information, is Compliant, and supplementing the Required Information to the extent that any Required Information, to the Knowledge of the Company, contains any material misstatement of fact or omits to state any material fact necessary to make such information not misleading, as soon as practicable after obtaining Knowledge thereof;

(iv) reasonably cooperating to permit the prospective lenders involved in the Debt Financing to evaluate the Company and the Company Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable and otherwise reasonably facilitating the grant of a security interest (and perfection thereof) in the collateral (including original copies of all certificated securities (with transfer powers executed in blank) and guarantees, in each case, as contemplated by the Debt Commitment Papers and providing related lender protections;

(v) obtaining any authorization or consent reasonably necessary or required in connection with the Debt Financing;

(vi) obtaining customary Lien terminations and instruments of discharge to be delivered at, and subject to the occurrence of, the Closing reasonably satisfactory to the Buyer to allow for the discharge and termination in full on the Closing Date of all Indebtedness and Liens thereunder which are required to be terminated and released substantially concurrently with the Closing pursuant to the terms and conditions of the Debt Commitment Papers;

(vii) furnishing the Buyer and the Debt Financing Sources promptly (but in any event, at least five (5) days prior to the Closing Date) with all documentation and other information requested by the Debt Financing Sources in writing at least ten (10) days prior to the Closing Date which are required by Governmental Authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and

(viii) executing and delivering any credit agreements, pledge and security documents, guarantees and other definitive financing documents or requested customary certificates and documents (including a certificate of a financial officer of the Company or the Guarantor with respect to solvency matters) or organizational consents or resolutions of the Company Subsidiaries; provided that (A) none of the agreements, documents and certificates shall be executed and delivered, in each case of the foregoing except at and concurrent with the Closing and the respective Representative(s) executing any agreements, documents and certificates shall remain as officers or directors (or equivalent managers) of the Company or the Company Subsidiaries, as applicable, (B) the effectiveness thereof shall be conditioned upon, or only become operative after, the occurrence of the Closing, (C) no personal liability shall be imposed on the officers or employees involved and (D) neither the Company nor any of the Company Subsidiaries, nor any of their respective Representatives, shall be required to provide any legal opinion or other opinion of counsel prior to the Closing Date in connection with the Debt Financing.

(b) The Company, the Guarantor and the Seller hereby consent to the use of the financial statements and other information to be provided pursuant to this Section 7.19.

(c) The Buyer shall use its reasonable best efforts to consummate and obtain the proceeds of the Debt Financing on the terms and conditions (including the flex provisions) described in the Debt Commitment Letter (as replaced, amended, supplemented, modified, waived or superseded) on a timely basis to facilitate the Closing when required by Section 3.1, including using its reasonable best efforts to: (i) to comply with and maintain in effect the Debt Commitment Papers until the Transactions are consummated, (ii) enforce (including through litigation) its rights under the Debt Commitment Papers, (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions (including flex provisions) contained in the Debt Commitment Papers (or on terms not materially less favorable to the Buyer than the terms and conditions (including flex provisions) in the Debt Commitment Papers), (iv) satisfy, on or prior to the Closing Date (or obtain the waiver of), all conditions in the Debt Commitment Papers and such definitive agreements applicable to it that are within its control and (v) cause (including through litigation) the Debt Financing Sources who are party to the Debt Commitment Papers to fund the Debt Financing at the Closing (including, if necessary, pursuant to any “flex” provisions); provided, however, that if funds in the amounts and on the terms set forth in the Debt Commitment Letter become unavailable to the Buyer on the terms and conditions set forth therein (including pursuant to any “flex” provisions), the Buyer shall use its reasonable best efforts to obtain alternative debt financing (the “Alternative Financing”) in amounts and otherwise on terms and conditions not substantially less favorable in the aggregate to the Buyer than as set forth in the Debt Commitment Letter or any fee letter (including any “flex” provisions); provided, that if the Buyer proceeds with Alternative Financing, it shall be subject to the same obligations as set forth in this Section 7.19(c) with respect to the Debt Financing. For the avoidance of doubt, all references herein to the Debt Financing shall be deemed to include the Alternative Financing, if any. Upon reasonable request and notice by the Seller, the Buyer will keep the Seller reasonably informed as to the progress of such debt financing. At the request of the Company, Buyer shall provide the Company with such information and material documentation as shall be reasonably requested by the Company to allow the Company to monitor the progress of such financing activities. Notwithstanding anything to the contrary in this Agreement, in no event shall the “reasonable best efforts” of the Buyer be deemed or be construed to require the Buyer to, and the Buyer shall not be required to (A) pay any fees in the aggregate in excess of those contemplated by the Debt Commitment Papers as in effect on the date hereof (including any flex provisions contained therein) or (B) agree to conditionality or economic terms of any Debt Financing that are less favorable than those contemplated by the Debt Commitment Papers as in effect on the date hereof (including any flex provisions contained therein).

(d) In undertaking the actions set forth in this Section 7.19, (i) the Company and its Representatives shall not be required to undertake any such actions to the extent that such actions would, in the Company’s reasonable judgment, unreasonably interfere with the ongoing operations of the Company, (ii) no obligation of the Company or its Representatives under any certificate, agreement, notice or other document or instrument shall be effective until the Closing, (iii) none of the Company or any of its Subsidiaries shall be required to execute prior to the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates in connection with the Financing Commitments, (iv) the Buyer shall promptly, upon request by the Company, reimburse the Company for all reasonable costs and expenses (including attorneys’ fees) incurred by the Company or any of its Affiliates and the Buyer shall indemnify and hold harmless the Company and its Representatives from and against all liabilities suffered or incurred by any of them of any type in connection with the arrangement of the Financing Commitments and any information provided or used in connection therewith; provided, that the Buyer shall not be required to indemnify the Company and its Representatives from and against such liabilities to the extent such liabilities arise out of or result from the willful misconduct or intentional fraud by the Company or its Representatives, and (v) the Company shall not be required to pay or incur any liability for any commitment or other similar fee, pay or incur any liability for any expense (other than as provided in this Agreement) or provide or agree to provide any indemnity in connection with the Financing Commitments or incur any other obligation or liability in connection with the Financing Commitments that would be effective prior to the Closing or deliver, or, cause to be delivered, any legal opinion by its counsel (other than by using commercially reasonable efforts to assist the Buyer in obtaining local counsel opinions). With respect to any corporate authorizations or approvals required in connection with the actions set forth in this Section 7.19, it is understood among the parties that that directors, officers and employees who will not continue in such capacity as of the Closing Date shall not be required to take such actions.

(e) The Buyer shall give the Company prompt written notice of any material adverse change with respect to the Financing Commitments, including prompt written notice (i) of any breach or default (or any event or circumstance that, with or without the giving of notice or the lapse of time, would constitute such a breach or default) by any party to the Financing Commitments, (ii) if and when the Buyer becomes aware that any portion of the Financing Commitments is not likely to be available to consummate the funding of the Transactions, (iii) of the receipt of any written notice or other written communication from any Person with respect to any actual or potential breach, default, termination or repudiation by any party to the Financing Commitments, and (iv) of any expiration or termination of the Financing Commitments. Without limiting the foregoing, the Buyer shall provide to the Company copies of any of the written notices or communications described in the preceding sentence. The Buyer shall not replace, amend or waive the Financing Commitments without the Company’s prior written consent (not to be unreasonably withheld, delayed or conditioned) if such replacement, amendment or waiver reduces the aggregate amount of the Financing Commitments to be made available on the Closing Date (other than with respect to any “flex” provisions), unless such reduction is offset by an increase in the Buyer’s equity commitment or amends the Financing Commitments in a manner that would reasonably be expected to delay or prevent the Closing or make the funding of the Financing Commitments less likely to occur. The Buyer shall provide to the Company redacted copies of any commitment letter (excluding the specific commercially sensitive terms thereof) associated with a replacement Financing Commitment or Alternative Financing as well as any amendment or waiver of any debt commitment letter (including the Debt Commitment Letter) (excluding the specific commercially sensitive terms thereof) that is permitted hereunder.

(f) All confidential information provided by the Company or any of its Affiliates or any of their respective Representatives pursuant to this Section 7.19 shall be kept confidential, except that the Buyer and its Affiliates shall be permitted to disclose such information to the Debt Financing Sources and prospective Debt Financing Sources subject to the sources of Financing Commitments and prospective lenders entering into customary confidentiality undertakings with respect to such information.

Section 7.20    Anti-Takeover Statutes. The Seller, the Guarantor, the Company and the Company Subsidiaries shall not take any action that would cause the Transactions to be subject to requirements imposed by any takeover statute. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Transactions, each of the Company, the Company Subsidiaries, the Seller and Guarantor shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on Transactions.

Section 7.21    Release. Except in the case of intentional fraud or willful misconduct, each of the Seller, in its capacity as a stockholder of the Company, and the Guarantor, in its capacity as a stockholder of the Seller and indirect stockholder of the Company, on behalf of themselves and their respective Affiliates, as of the Closing releases and forever discharges the Buyer, the Company and each Company Subsidiary, and each of their respective current or former officers, directors, managers, employees or Representatives or any of their respective Affiliates (individually, a “Releasee” and collectively, “Releasees”) from any and all Proceedings or judgments that the Seller or Guarantor now have, have ever had or may hereafter have against the respective Releasees, and from any and all obligations, Contracts, debts and liabilities that any Releasee now has, has ever had or may hereafter have in favor of the Seller or the Guarantor or any of their respective Affiliates, in each case of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) arising contemporaneously with or before the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or before the Closing Date, in each case other than any obligations of the Buyer arising under this Agreement or any Ancillary Agreement (collectively, the “Released Claims”). The Seller and the Guarantor as of the Closing irrevocably covenants to refrain, and to cause their respective Affiliates to refrain, from directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Releasee, based upon any Released Claim.

Section 7.22    Sierra LPA. The Seller and Investments agree that the Second Amended and Restated Exempted Limited Partnership Agreement of Investments shall reflect the terms and conditions of the Amended and Restated Exempted Limited Partnership Agreement of Investments, dated as of August 17, 2016, as modified by the terms and conditions set forth on Exhibit F and such other terms and conditions reasonably satisfactory to Investments and the Seller (the “Sierra LPA”), and to execute the Seller Joinder at the Closing.

Section 7.23    Contribution of Assets. Prior to the Closing, the Guarantor shall assign and transfer or cause to be transferred to the Company (a) the Ranzure Shares or any consideration received by the Guarantor in respect of the Ranzure Shares in a Permitted Sale (including any Class A-1 Units of Investments) and the Ranzure License Agreement (collectively, the “Ranzure Contribution”), (b) all of the Guarantor’s right, title and interest in the Intellectual Property created or developed by GlobalLogic Inc. solely pursuant to Statement of Work No. 5, dated September 14, 2015, and Statement of Work No. 9, dated June 9, 2016, to that certain Contract for Services Agreement, dated August 25, 2013, between GlobalLogic Inc. and the Guarantor; and (c) Mitel Patent Families No. 901, 902 and 908 as set forth on Schedule 5.12(a)(i).

Section 7.24    Company Bonds/LCs. The parties hereto acknowledge and agree that no later than ninety (90) days after the Closing Date, the Buyer, at its sole cost and expense, shall (a) cause each Company Bond/LC to be replaced in a manner reasonably satisfactory to Seller or (b), if such replacement does not occur, collateralize the obligations under such Company Bond/LC not so replaced in a manner reasonably satisfactory to the Seller and, in either case, to have each Company Bond/LC returned to the Seller. The Seller shall use commercially reasonably efforts to assist the Buyer in its efforts to comply with the previous clauses (a) and (b). Neither the Seller, the Guarantor nor any of their respective Affiliates shall have any obligation to maintain any Company Bonds/LCs following the date that is ninety (90) days after the Closing Date.

Section 7.25    Reseller Agreement. Following the date hereof, the parties shall work cooperatively to negotiate a reseller agreement (the “Reseller Agreement”), to be entered into at (or as soon as practicable following) the Closing, with respect to that certain Second Variation Agreement, dated as of March 8, 2016, between Three Ireland (Hutchison) Limited and Mitel Mobility UK Limited (the “H3G Agreement”) and any other customer agreement entered into after the date hereof which the Buyer and Seller confirm in writing involves the delivery of products and services substantially similar to those delivered under the H3G Agreement (the “Telepo Agreements”). The Reseller Agreement shall contain customary terms and conditions. Until the Reseller Agreement is executed and delivered, (i) each of the parties shall work cooperatively to ensure adequate service levels under the Telepo Agreements are maintained, consistent with past practices, and (ii) the parties shall cause the proportion of the net revenue that is generated by Mitel Communications AB as reasonably determined by the parties in good faith to be promptly (and in any event within thirty (30) days after receipt of the applicable revenue and final determination of the proportion of such revenue that is generated by Mitel Communications AB) remitted to Mitel Communications AB.

Section 7.26    Assignment. Following the date hereof, the parties shall work cooperatively to assign to an Affiliate of the Buyer, designated by the Buyer (the “Assignment”) all rights and obligations under (i) that certain purchase order issued to Mitel Communication Technologies (Beijing) Company Limited (“Mitel Beijing”) under the Trial Agreement, dated as of August 13, 2015, between EBupt Information Technology Co. and Mitel Mobility Inc. and (ii) that certain agreement between Beijing Si-Hua Technology Co., Ltd. and Mitel Beijing (collectively the “Mitel Beijing Agreements”). Until the Assignment is completed, (i) each of the parties shall work cooperatively to ensure adequate service levels under the Mitel Beijing Agreements are maintained, consistent with past practices, and (ii) the parties shall cause the proportion of the net revenue that is generated by the Company and the Company Subsidiaries as reasonably determined by the parties in good faith received under the Mitel Beijing Agreements to be promptly (and in any event within thirty (30) days) remitted to Mitel Mobility Inc.

Section 7.27    Transfer of Excluded Assets and Excluded Employees. The Parties acknowledge and agree that, as promptly as practicable following the date hereof, at the Seller’s sole cost and expense, the Company and Company Subsidiaries shall transfer the Excluded Employees, the Excluded Assets and all work product and other Intellectual Property, in each case created or developed by the Excluded Employees and not related to the Business (the “Excluded IP”) to one or more Affiliates of the Seller in the manner reasonably acceptable to the Parties and for no consideration (the “Transfer”). The Seller will use reasonable best efforts to effect the Transfer prior to the Closing. The Buyer, the Company, the Company Subsidiaries, and the Seller

acknowledge and agree that the Transfer may occur prior or subsequent to the Closing and further agree to cooperate fully to effect the Transfer, including by executing and delivering such documents as are necessary to carry out the intent of this Section 7.27, such as short form assignments for the transfer of any Excluded IP. If the Transfer has not occurred prior to the Closing, to the fullest extent permitted by applicable Law, the Excluded Employees shall be deemed as employees of the Seller (including with respect to ownership of any Excluded IP). In addition, if the Excluded Assets have not been Transferred prior to the Closing, the Parties agree that the Excluded Assets shall be exclusively for the use of the Excluded Employees.

Section 7.28    Advances. The parties agree, and it is expressly contemplated hereby, that the Seller and its Affiliates will make Advances consistent with past practice; provided, however, Advances may only be made to fund, or make payment with respect to, obligations incurred in the ordinary course of business; provided, further, that any Advance may be repaid in a manner consistent with past practice.

Section 7.29    Transition Services Agreement. During the period from the date of this Agreement to the earlier of the Closing Date and the termination of the Agreement in accordance with Article 10, the Guarantor and Buyer agree to cooperate to complete further due diligence and negotiate in good faith to modify, supplement and/or populate the Schedules to the Transition Services Agreement prior to the Closing, which Schedules shall be reasonably acceptable to the Guarantor and the Buyer; provided, that, for the avoidance of doubt, with respect to Schedule B to the Transition Services Agreement, the Guarantor and the Buyer agree that such estimated costs included thereon shall be based on cost, with reasonable allocation of overhead.

Section 7.30    Foreign Subsidiary Obligations. Prior to the Closing, the Guarantor, the Seller and the Company shall use its reasonable best efforts to cause (a) Mavenir Systems Private Limited to register as a principal employer under the Indian Contract Labour (Regulation and Abolition) Act of 1970, and (b) Mitel Mobility UK Limited and Mavenir Systems Holdings Limited to file all statutory accounts that are due prior to the Closing Date. Notwithstanding anything to the contrary contained herein, the failure to complete any matter described in this Section 7.30 shall not be considered under Section 8.2

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

The obligations of the Buyer under this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Buyer:

Section 8.1    Representations and Warranties Accurate. Each of the (i) Seller Fundamental Representations shall be true and correct, in each case on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date), in all material respects, (ii) the representation and warranty contained in Section 5.8(b) shall be true and correct, on and as of the Closing Date as though made on and as of the Closing Date, in all respects and (iii) other representations and warranties of the Seller, the Guarantor and the Company contained in Article 4 and Article 5 shall be true and correct (disregarding any qualification as to “materiality” or “Company Material Adverse Effect” (or similar concept)), in each case on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date), in all respects; provided, however, that clause (iii) of this condition shall be considered satisfied unless the failure of such representations or warranties to be true and correct, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 8.2    Performance. The Company, the Guarantor and the Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

Section 8.3    Officer’s Certificate. Each of the Seller, the Guarantor and the Company shall have delivered to the Buyer a certificate, signed by one of its executive officers, dated as of the Closing Date, certifying with regard to itself the matters set forth in Sections 8.1, and 8.2.

Section 8.4    Legal Prohibition. On the Closing Date, there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of the Acquisition.

Section 8.5    Governmental Approvals. All Governmental Authorities, the consent of which is necessary under any applicable Law, including Competition Law, for the consummation of the Acquisition shall have consented to the Acquisition without any Burdensome Condition.

Section 8.6    Share Certificates. The Seller shall have delivered or cause to be delivered to the Buyer the certificate(s) representing the Shares as provided in Section 2.2(a).

Section 8.7    Release Letters. The Buyer shall have received the release and discharge letters reasonably acceptable to it with respect to the release of all of the Liens contemplated by Section 7.19(a)(vi).

Section 8.8    Joinder to the Sierra LPA. The Seller shall have delivered to the Buyer the Seller Joinder, duly executed by the Seller.

Section 8.9    Ranzure Contribution. The Ranzure Contribution or a Permitted Sale shall have been consummated.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER AND THE GUARANTOR

The obligations of the Seller and the Guarantor under this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Seller or the Guarantor:

Section 9.1    Representations and Warranties Accurate. Each of the (i) Buyer Fundamental Representations shall be true and correct, in each case on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date), in all material respects, (ii) the representation and warranty contained in Section 6.6(b) shall be true and correct, on and as of the Closing Date as though made on and as of the Closing Date, in all respects and (iii) other representations and warranties of the Buyer contained in Article 6 shall be true and correct (disregarding any qualification as to “materiality” or “Company Material Adverse Effect” (or similar concept)), in each case on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date); provided, however, that clause (iii) of this condition shall be considered satisfied unless the failure of such representations or warranties to be true and correct, individually or in the aggregate, has prevented or delayed, or would reasonably be expected to prevent or delay, the ability of the Buyer to consummate the Transactions.

Section 9.2    Performance. The Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

Section 9.3    Officer’s Certificate. The Buyer shall have delivered to the Company a certificate, signed by one of its executive officers, dated as of the Closing Date, certifying the matters set forth in Sections 9.1 and 9.2.

Section 9.4    Legal Prohibition. On the Closing Date, there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of the Acquisition.

Section 9.5    Governmental Approvals. All Governmental Authorities, the consent of which is necessary under any applicable Law, including Competition Law, for the consummation of the Acquisition shall have consented to the Acquisition.

Section 9.6    Sierra LPA. The Amended and Restated Exempted Limited Partnership Agreement of Investments, dated as of August 17, 2016 shall have been amended and restated as contemplated by Section 7.22.

Section 9.7    Investments Note. Investments shall have delivered to the Seller the Investments Note duly executed by Investments.

Section 9.8    Units Certificate. Investments shall have delivered to the Seller a certificate representing the Mitel Units duly executed by an authorized signatory of Investments.

ARTICLE 10

TERMINATION

Section 10.1    Termination. This Agreement may be terminated on or prior to the Closing Date as follows:

(a) by the mutual written consent of the Buyer, the Seller, the Guarantor and Investments;

(b) at the election of the Buyer, the Seller, the Guarantor or Investments, if the Closing Date shall not have occurred on or before April 18, 2017 (the “Termination Date”); provided, however, that the terminating party (including in the case of the Buyer and Investments) is not in material breach of any representation, warranty, covenant or other agreement contained herein at the time of such termination;

(c) by the Buyer or Investments (if none of the Buyer or Investments is in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Sections 9.1 or 9.2 not to be satisfied), upon written notice to the Seller and the Guarantor, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company, the Guarantor or the Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Sections 8.1 or 8.2 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Buyer or cured by the Seller or the Guarantor, as applicable, within 20 Business Days after receipt by the Seller and the Guarantor of written notice thereof from the Buyer or is not reasonably capable of being cured prior to the Termination Date;

(d) by the Seller or the Guarantor (if none of the Seller, the Guarantor or the Company is in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Sections 8.1 or 8.2 not to be satisfied), upon written notice to the Buyer, if there has been a material violation, breach or inaccuracy of any representation, warranty, agreement or covenant of the Buyer or Investments contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Sections 9.1 or 9.2 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Seller or the Guarantor or cured by the Buyer or Investments, as applicable, within 20 Business Days after receipt by the Buyer of written notice thereof from the Seller or the Guarantor or is not reasonably capable of being cured prior to the Termination Date; or

(e) subject to Section 7.3(d), by the Seller, the Guarantor, Investments or the Buyer, if a court of competent jurisdiction or other Governmental

Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such order or action shall have become final and nonappealable.

(f) by the Seller or the Guarantor, upon written notice to the Buyer, if (i) all of the conditions set forth in Article 8 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing), (ii) the Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 3.1, and (iii) the Seller has irrevocably confirmed in a written notice delivered to the Buyer that (A) all of the conditions set forth in Article 9 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing) and (B) the Seller is ready, willing and able to consummate the Closing at the time of termination.

Section 10.2    Survival After Termination. If this Agreement is terminated by the parties in accordance with Section 10.1 hereof, this Agreement shall become void and of no further force and effect and none of the parties hereto shall have any liability in respect of a termination of this Agreement, except that the provisions of Section 7.2(b), Section 7.2(d), Section 7.16, this Section 10.2, Section 10.3, Article 12, Article 13 and any provisions of Article 1 required for the interpretation of the foregoing provisions shall survive the termination of this Agreement and that nothing herein shall relieve the Guarantor or the Seller from any liability for any breach of the provisions of this Agreement prior to the termination of this Agreement.

Section 10.3    Reverse Termination Fee.

(a) If this Agreement is validly terminated by the Seller or the Guarantor pursuant to Section 10.1(d) or Section 10.1(f), then the Buyer shall pay to the Seller in cash, within twelve (12) Business Days after such termination, a nonrefundable fee in the amount of $35,000,000 (the “Reverse Termination Fee”) by wire transfer of immediately available funds to one or more accounts designated in writing by the Seller; provided that if the Reverse Termination Fee is due pursuant to this Section 10.3(a) and not timely paid, and, in order to obtain the payment, the Seller commences a Proceeding which results in a judgment (or any settlement payment) for payment of the Reverse Termination Fee, the Buyer shall pay the Seller promptly following any such judgment the Seller’s reasonable and documented out of pocket costs and expenses (including reasonable attorneys’ fees) in connection with such proceeding and all amounts not paid when due shall bear interest from such due date until paid at a rate of interest of 12% per annum.

(b) Notwithstanding anything to the contrary in this Agreement, if the Reverse Termination Fee is payable, then the Seller’s, the Guarantor’s, the Company’s and their respective Related Persons’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Buyer, its Related Persons, the Debt Financing Sources, and their respective assignees for any breach, loss or damage shall be to receive payment of the Reverse Termination Fee and any additional amounts payable pursuant to Section 10.3(a) and none of the Buyer, its Related Persons, the Debt

Financing Sources or their respective assignees will have any liability or obligation to the Seller, the Guarantor, the Company or any of their Related Persons relating to or arising out of this Agreement or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. If the Closing does not occur for any reason whatsoever, the Buyer shall in no event be liable to the Seller, the Guarantor or the Company in the aggregate for any amount in excess of the Reverse Termination Fee and any additional amounts payable pursuant to Section 10.3(a). Each of the Seller, the Guarantor and the Company hereby covenants and agrees that it shall not, and shall cause the Company Subsidiaries not to, institute any proceeding or bring any other claim arising under, or in connection with, this Agreement, the Financing Commitments, the Limited Guarantee or the negotiation, execution, performance, abandonment or termination of the Transactions (whether at law or in equity, under any theory of liability (including without limitation by attempting to pierce a corporate, limited liability company or partnership veil)) against the Buyer or any Related Person of the Buyer except for claims: (i) against the Buyer or Investments in accordance with and pursuant to the terms of this Agreement; (ii) against the parties to the Limited Guarantee, subject to the terms and limitations thereof; (iii) against the parties to the Equity Commitment Letter for specific performance of their respective obligations under the Equity Commitment Letter, subject to the terms and limitations thereof if, and only if, the conditions of Section 13.14(b) (in case of the foregoing, other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied (or waived); and (iv) against Xura, Inc. under the Confidentiality Agreement, subject to the terms and limitations thereof (the claims described in clauses (i) through (iv) collectively, the “Retained Claims”).

(c) Notwithstanding anything herein to the contrary, each of the Seller, the Guarantor and the Company (on behalf of itself and each of its current and future Related Persons) hereby waives any rights or claims against any Debt Financing Source or any of its Affiliates and any of their respective Related Persons (collectively, including the Debt Financing Sources, the “Debt Financing Source Related Parties”) in connection with this Agreement, the Debt Financing or the Debt Commitment Letter, whether at law or equity, in contract, in tort or otherwise, and each of the Seller, the Guarantor and the Company (on behalf of itself and each of its current and future Related Persons) agrees not to commence (and if commenced, agrees to dismiss or otherwise terminate) any dispute, suit, claim, litigation, investigation, proceeding or other action against any Debt Financing Source Related Party in connection with this Agreement, the Debt Financing or the Debt Commitment Letter. In furtherance and not in limitation of the foregoing waiver, it is agreed that no Debt Financing Source Related Party shall have any liability for any claims, losses, settlements, damages, costs, expenses, fines or penalties to the Seller, the Guarantor or the Company (or any of its current and future Related Persons) in connection with this Agreement or the Transactions. Notwithstanding the foregoing, nothing in this Section 10.3(c) shall in any way limit or modify the rights and obligations of the Buyer under the Debt Commitment Letter.

ARTICLE 11

INDEMNIFICATION

Section 11.1    Indemnification.

(a) The Seller and the Guarantor shall jointly and severally be liable for, and shall indemnify each of the Buyer, its Affiliates and each of their respective Representatives (the “Buyer Indemnitees” or “Buyer Indemnified Party”) against and hold it harmless from, any Losses suffered or incurred by such Buyer Indemnitee arising out of, involving or otherwise in respect of:

(i) any breach of any Seller Representation or Seller Fundamental Representation;

(ii) any breach of any covenant or obligation of the Seller, the Guarantor or the Company contained herein (other than the covenants and obligations of the Seller with respect to Taxes contained in Section 7.12);

(iii) any Seller Transaction Expenses; and

(iv) any non-compliance resulting from the failure of either Mavenir Systems Private Limited, Airwide Solutions India Private Limited or Stoke Networks Private Limited to file the advance reporting forms, form FC-GPR and form FC-TRS from their respective dates of incorporation.

(b) The Buyer shall be liable for, and shall indemnify each of the Seller, the Guarantor, each of their respective Affiliates and each of their respective Representatives (the “Seller Indemnitees” or “Seller Indemnified Party”) against and hold it harmless from, any Losses suffered or incurred by such Seller Indemnitee arising out of, involving or otherwise in respect of:

(i) any breach of any representation or warranty of the Buyer contained herein;

(ii) any breach of any covenant or obligation of the Buyer contained herein; and

(iii) the failure to (A) release each Seller Guarantee listed on Schedule 7.9 or (B) replace each Company Bond/LC listed on Schedule 7.24, in each case on or prior to the Closing Date.

(c) Notwithstanding any other provision of this Agreement, neither the Seller nor the Guarantor shall have any obligation to indemnify a Buyer Indemnitee pursuant to Section 11.1(a)(i) unless and until:

(i) in connection with the breach of any Seller Representation, the aggregate amount of all Losses incurred or sustained by all Buyer

Indemnitees exceeds $3.125 million (the “Deductible”), and then only (for purposes of this clause (i)) to the extent such Losses exceed the Deductible and up to a maximum of $2.5 million; and

(ii) the aggregate amount of all Losses incurred or sustained by all Buyer Indemnitees in connection with the breach of any Seller Fundamental Representation exceeds the R&W Cap, and then only to the extent such Losses exceed the R&W Cap (with such claims deemed as if such claims are the last claims submitted and resolved under Section 11.1(a)(i)); provided, however, the Seller and the Guarantor shall also be obligated to indemnify the Buyer Indemnitees pursuant to Section 11.1(a)(i) for all Losses incurred or sustained by all Buyer Indemnitees in connection with the breach of any Seller Fundamental Representation to the extent the aggregate amount of all Losses indemnified by the Seller and the Guarantor hereunder are equal to or less than $5.625 million (or $2.8125 million after the first anniversary of the Closing Date), and then only up to such amount except as set forth in this clause (ii) above;

(d) Notwithstanding any other provision of this Agreement, in no event shall the Seller’s aggregate liability under this Article 11 exceed the amount equal to (i) $385 million, plus (ii) the value of the Mitel Units as established pursuant to Section 7.12(l), minus (iv) all amounts paid or payable by the Seller or the Guarantor under Section 7.12(j).

(e) Notwithstanding anything in this Agreement to the contrary, the limitations set forth in Section 11.1(c) shall not apply to any claims of, or causes of action arising out of, involving or otherwise in respect of, intentional fraud or the provisions of Section 11.1(a)(ii), (iii) or (iv).

Section 11.2 Determination of Breach and Calculation of Losses. The determination of a breach of a representation or warranty and the amount of any Loss for which indemnification provided under this Article 11 shall be determined without regard to any “Company Material Adverse Effect” qualifications or “materiality” qualifications contained in any such representations and warranties (other than with respect to Section 5.8(b) and Section 5.23). The amount of any Loss for which indemnification is provided under this Article 11 shall be net of (a) any amounts actually recovered by the Indemnified Party under any insurance policy (other than the Representations and Warranties Insurance Policy or any amended or replacement policy) with respect to such Loss (net of any expenses, increased premiums and other related costs incurred to obtain such recovery excluding premiums related to the Representations and Warranties Insurance Policy), (b) any amounts reflected in Final Working Capital and Final Assumed Indebtedness and (c) any net Tax benefit actually realized as a reduction in cash Taxes paid by the Indemnified Party arising from such Loss in the taxable year in which such Loss was sustained or in the taxable year following the year in which such Loss was sustained; provided, however, that the Indemnified Parties shall not have any obligation to seek any insurance recoveries. The party seeking indemnification shall use commercially reasonable efforts to mitigate any Loss which forms the basis of an indemnification claim hereunder.

Section 11.3 Survival of Representations, Warranties, Covenants and Agreements; Termination of Indemnification. The representations, warranties and the covenants and agreements contained herein and in any certificate delivered pursuant hereto shall survive the Closing as follows: (a) subject to clause (b) below, the covenants and agreements contained herein shall not terminate; and (b) the Seller Fundamental Representations, the Specified Representations, the Buyer Fundamental Representations and the covenants set forth in Section 7.12(j) (other than the covenant set forth in clause (iii) of Section 7.12(j)) shall survive for six (6) years after the Closing; (c) the Seller Representations shall survive (i) for twelve (12) months after the Closing for all purposes of this Agreement, and (ii) until the expiration of the term of the Representations and Warranties Insurance Policy for purposes of the Representations and Warranties Insurance Policy; (d) all representations and warranties of the Buyer (other than the Buyer Fundamental Representations) shall survive for twelve (12) months after the Closing; and (e) the covenant set forth in clause (iii) of Section 7.12(j) shall survive for twelve (12) months after the Closing. The obligations to indemnify and hold harmless any party (A) pursuant to Section 11.1(a)(i) and Section 11.1(b)(i) shall terminate when the applicable representation or warranty terminates in accordance with this Section 11.3, and (B) pursuant to the other clauses of Section 11.1(a) and Section 11.1(b) shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have, before the expiration of the applicable period, made a claim by delivering a notice of such claim in accordance with Section 11.4 to the Indemnifying Party or, in the case of any obligation to indemnify under Section 7.12(j), with respect to any item as to which the Indemnified Party shall have, before the expiration of the applicable period, properly made a claim in good faith under the Representations and Warranties Insurance Policy or any amended or replacement policy.

Section 11.4 Procedures.

(a) Third Party Claims. In connection with a claim made by any Person not a party hereto (other than Buyer Indemnified Parties or Seller Indemnified Parties) against a Buyer Indemnified Party or a Seller Indemnified Party (an “Indemnified Party”) pursuant to which an Indemnified Party may be entitled to any indemnification provided for under Section 11.1 (a “Third Party Claim”), such Indemnified Party shall notify the indemnifying party (the “Indemnifying Party”) in writing of such Third Party Claim (setting forth in reasonable detail the facts giving rise to such Third Party Claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of, involving or otherwise in respect of such Third Party Claim) within twenty (20) Business Days after receipt by such Indemnified Party of written notice of such Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure.

(b) Assumption. If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and if it so chooses, to assume the defense thereof with counsel selected by the

Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, that the Indemnifying Party shall not be entitled to assume the defense thereof if (i) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its willingness to defend such Third Party Claim, (ii) the Third Party Claim is a criminal Proceeding, or relates to such a Proceeding, or (iii) such Third Party Claim may be covered by the Representations and Warranties Insurance Policy or any amended or replacement policy even if the Losses are not expected to exceed the retention under such Representations and Warranties Insurance Policy. If the Indemnifying Party assumes the defense of a Third Party Claim in accordance with this Section 11.4(b), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, provided that the Indemnified Party shall have the right to employ one (1) counsel to represent such Indemnified Party (plus one (1) local counsel in each applicable jurisdiction) if the Indemnified Party and the Indemnifying Party are both named parties to the Proceedings and the Indemnified Party determines in good faith and upon advice of outside legal counsel that joint representation would be inappropriate due to actual or potential differing interests between them, and in that event the reasonable fees and expenses of such separate counsel for the Indemnified Party shall be paid by the Indemnifying Party. Any such participation or assumption shall not constitute a waiver by any party of any attorney-client privilege in connection with such Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim in accordance with this Section 11.4(b), the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, then the Indemnifying Party and all of the Indemnified Parties shall reasonably cooperate in the defense or prosecution thereof. If notice is given to an Indemnifying Party of a Third Party Claim in accordance with this Section 11.4(b) and the Indemnifying Party does not, within twenty (20) Business Days after such notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third Party Claim in accordance with this Section 11.4(b), the Indemnifying Party will be bound by any determination made in such Third Party Claim or any settlement, compromise or discharge effected by the Indemnified Party. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall not settle such Third Party Claim without the consent of the Indemnified Party unless such settlement (i) does not involve any finding or admission of any violation of Law or any violation of the rights of any Person, (ii) does not involve any relief other than monetary damages that are paid in full by the Indemnifying Party (iii) does not require the consent of the insurance policy provider pursuant to the Representations and Warranties Insurance Policy and (iv) completely, finally and unconditionally releases the Indemnified Party in connection with such Third Party Claim.

(c) If the Indemnifying Party chooses to defend any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, cause, or agree to, the waiver of the attorney-client privilege, attorney work-product immunity or any other privilege or protection in respect of confidential legal memoranda and other privileged materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of an Indemnified Party (the “Subject Materials”) relating to such Third Party Claim. Each party hereto mutually acknowledges and agrees, on behalf of itself and its Affiliates, that (i) each shares a common legal interest in preparing for the defense of legal proceedings, or potential legal proceedings, arising out of, relating to or in respect of any actual or threatened Third Party Claim or any related claim or counterclaim, (ii) the sharing of Subject Materials will further such common legal interest and (iii) by disclosing any Subject Materials to and/or sharing any Subject Materials with the Indemnifying Party, the Indemnified Party shall not waive the attorney-client privilege, attorney work-product immunity or any other privilege or protection; provided, however, nothing herein shall prohibit an Indemnifying Party that does not choose to defend a Third Party Claim from utilizing Subject Materials to defend itself against a claim by the party seeking indemnification hereunder. The Indemnified Party shall not be required to make available to the Indemnifying Party any information that is subject to an attorney-client or other applicable legal privilege that based on the advice of outside counsel would be impaired by such disclosure or any confidentiality restriction under applicable Law.

(d) Other Claims. In the event any Indemnified Party has a claim against any Indemnifying Party under Section 11.1 that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party (setting forth in reasonable detail the facts giving rise to such claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of, involving or otherwise in respect of such claim); provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure. If the Indemnifying Party does not notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under Section 11.1, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

(e) Interest. Any amounts due hereunder that are not paid on or before the second (2nd) Business Day after such amounts have been finally determined to be due hereunder shall bear interest at a rate equal to the prime rate as published in the Wall Street Journal, Eastern Edition on the Closing Date.

(f) Coordination with Tax Contests. If there shall be any conflicts between the provisions of this Section 11.4 and Section 7.12, the provisions of Section 7.12 shall control with respect to Tax contests.

Section 11.5 Treatment of Indemnity Payments. Following the Closing, any payment made pursuant to this Article 11 or Section 7.12(j) shall be treated by the parties hereto, for Tax purposes, as an adjustment to the Purchase Price.

Section 11.6 Set-off; Payment. Any payment in excess of the R&W Cap to be made by the Seller or the Guarantor pursuant to this Article 11 or Section 7.12(j) shall be first paid by a dollar for dollar set-off against the Buyer Note unless and until the principal amount owed by Investments thereunder is equal to zero (taking into account the following sentence), second in cash unless and until the aggregate cash payments made by Seller or the Guarantor pursuant to this Article 11 or Section 7.12(j) equal $385 million and third by a forfeiture of Mitel Units with the number of Mitel Units forfeited to be determined based upon the value of the Mitel Units as established pursuant to Section 7.12(l). Set-off against the Buyer Note shall be the exclusive remedy for any Losses for which an Indemnified Party is indemnified under Section 11.1(a)(iv) (but only to the extent the Indemnified Party is seeking indemnification pursuant to Section 11.1(a)(iv) and not any other clause of Section 11.1(a)), and any such set-off shall be deemed to be the first claim for set-off against the Buyer Note.

Section 11.7 Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party (including pursuant to this Article 11) in connection with any claim or demand by any Person other than the parties hereto or their respective Affiliates, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand (except with respect to the insurer(s) under the Representations and Warranties Insurance Policy to the extent such insurer(s) have acknowledged coverage) against any claimant or plaintiff asserting such claim or demand. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost of such Indemnifying Party, in presenting any subrogated right, defense or claim.

Section 11.8 Exclusive Remedy. Notwithstanding anything to the contrary herein, except in the case of intentional fraud, in connection with a dispute under Section 2.3 (which shall be governed exclusively by Section 2.3(b)), or as provided in Section 7.12(j), or as provided for in Section 7.17, the indemnification provisions of Article 11 and the Representations and Warranties Insurance Policy (or any amended or replacement policy) shall be the sole and exclusive remedy of the parties following the Closing for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the parties, or any other provision of this Agreement, the Ancillary Agreements or the Transactions. For the avoidance of doubt, the Buyer hereby acknowledges and agrees that all Losses of the Company and the Company Subsidiaries, other than those for which a Buyer Indemnitee recovers Losses in accordance with

Article 11, Section 7.12(j) or the Representations and Warranties Insurance Policy, shall be the sole responsibility of the Buyer, and after the Closing, the Company and the Company Subsidiaries. In furtherance (and not in limitation) of the foregoing, the Buyer irrevocably covenants to refrain, and to cause its Affiliates to refrain, from directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Related Person of the Seller or the Guarantor (other than the Seller and the Guarantor), based upon, arising out of or relating to this Agreement, the Ancillary Agreements, the Transactions or the organization, management and operation of the business of the Company or any Company Subsidiary on or prior to the Closing Date.

ARTICLE 12

GUARANTY

Section 12.1    Guaranty by Guarantor. Guarantor hereby absolutely and unconditionally guarantees to the Buyer the prompt payment or performance when due, of all of the Seller’s agreements, undertakings and other obligations under this Agreement (collectively, “Obligations”), to the same extent as the Seller has such liability (collectively the “Guaranteed Obligations”). If all or any part of the Guaranteed Obligations shall not be punctually paid or performed by the Seller as and when the same become due in accordance with this Agreement, the Buyer shall provide notice to the Guarantor of such failure, with such notice providing reasonable details regarding the Guaranteed Obligations unfulfilled by the Seller and for which payment or performance is being sought from the Guarantor hereunder. Such demand(s) may be made after the time for payment or performance of all or part of the Guaranteed Obligations is due, but not punctually paid or performed by the Seller, and may be made from time to time with respect to the same or different items of Guaranteed Obligations. All payments made hereunder shall be made without reduction, whether by offset, payment in escrow, or otherwise, except in all cases to the extent of any and all defenses to payment or performance or offset rights which may be available to the Seller.

Section 12.2    Guaranty of Payment, Performance and Collection. This guaranty is a guaranty of payment, performance, and collection. The Guarantor waives any right to require the Buyer to sue the Seller concurrently with, or as a condition precedent to, any suit or action against the Guarantor.

Section 12.3    Consideration and Information. The Guarantor is the owner of 100% of the equity of the Seller, and will derive substantial economic benefit from the Transactions, and the Buyer’s willingness to enter into this Agreement and perform its obligations hereunder, is based, in part, on the Guarantor’s agreements under this Article 12. The Guarantor assumes all responsibility for being and keeping itself informed of the Seller’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that the Guarantor assumes and incurs under this Article 12, and agrees that the Buyer shall not have any duty to advise the Guarantor of information known to the Buyer regarding those circumstances or risks.

Section 12.4    Guarantor Successors and Assigns. If the Guarantor or any of its successors or assigns shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, and any Guaranteed Obligations remain outstanding, the successors and assigns of the Guarantor shall immediately assume all of the liabilities and obligations of the Guarantor set forth in this Article 12, mutatis mutandis as if set forth in this Article 12 as of the date hereof, without any further action by, or consent required from, the parties or any other Person. The Guarantor shall take, and shall cause its Affiliates to take, all actions necessary or beneficial to give effect to this Section 12.4.

ARTICLE 13

MISCELLANEOUS

Section 13.1    Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses.

Section 13.2    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary contained herein, the Debt Financing Source Provisions (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any Debt Financing Source Provisions) may not be amended, modified, waived or terminated in a manner that impacts or is adverse in any material respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

Section 13.3 Entire Agreement. This Agreement including the Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, and the other documents, delivered pursuant to this Agreement and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the business and operations of the Company and each of the Company Subsidiaries and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their Representatives, oral or written, respecting such subject matter.

Section 13.4    Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

Section 13.5 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (i) in writing and served by personal delivery upon the party for whom it is intended, (ii) if delivered by facsimile with receipt confirmed, (iii) if delivered by e-mail with receipt confirmed or (iv) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:

If, to the Seller, the Guarantor or, prior to the Closing, the Company or the Company Subsidiaries:

Mitel Networks Corporation

350 Legget Drive

Kanata, Ontario K2K 2W7

Attention: Greg Hiscock

E-mail: greg.hiscock@mitel.com

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Adam M. Givertz

Facsimile: (212) 373-3221

E-mail: agivertz@paulweiss.com

If to the Buyer, Investments or, after the Closing, to the Company or the Company Subsidiaries:

c/o Xura, Inc.

200 Quannapowitt Parkway

Wakefield, MA 01880

E-mail: roy.luria@xura.com

Attention: Roy Luria, Executive Vice President, General Counsel

With a copy to (which shall not constitute notice):

Siris Capital Group, LLC

601 Lexington Ave, 59th Floor

New York, New York 10022

Attention: General Counsel

Facsimile No.: 212-231-2680

E-mail: legalnotices@siriscapital.com

With an additional copy to (which shall not constitute notice): Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Attention: Dan Clivner and Vijay Sekhon

Facsimile No.: 310-595-9501

E-mail: dclivner@sidley.com and vsekhon@sidley.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 13.5.

Section 13.6    Exhibits and Schedules.

(a) Any matter, information or item disclosed in the Schedules delivered under any specific representation, warranty or covenant or Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which such disclosure is reasonably apparent on its face. The inclusion of any matter, information or item in any Schedule to this Agreement shall not be deemed to constitute an admission of any liability by the Seller or the Company to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

(b) The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

Section 13.7    Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

Section 13.8    Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion; provided, that, without the prior written consent of any Person, Buyer may (i) assign and/or transfer any of its rights and obligations hereunder to any Affiliate of Buyer, it being acknowledged and agreed that any such assignment will not relieve Buyer from its obligations under this Agreement, and/or (ii) assign its rights, but not its obligations, hereunder to any of its or its Affiliates’ respective Debt Financing Sources. Any purported assignment without such prior written consents shall be void.

Section 13.9    No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except for (a) the current and former officers, directors and employees of the Company as set forth in Section 7.6, (b) the Releasees as set forth in Section 7.21, (c) Buyer and its Related Persons with respect to Section 10.3, and (d) the Debt Financing Sources with respect to the Debt Financing Source Provisions.

Section 13.10    Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, each of which when delivered to the other parties (including via facsimile or e-mail portable document format (*.pdf)) will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

Section 13.11    Governing Law and Jurisdiction. This Agreement and any Proceeding hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflict of Laws thereof to the extent such principles would require or permit the application of the Laws of another jurisdiction.

Section 13.12    Consent to Jurisdiction and Service of Process. Any Proceeding arising out of or relating to this Agreement or the Transactions may only be instituted in any state or federal court in the State of Delaware, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such Proceeding and irrevocably submits to the jurisdiction of such court in any such Proceeding.

Section 13.13    Conveyance Taxes. The Buyer agrees to pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or similar Taxes incurred as a result of the Transactions and the Seller and the Buyer agree to jointly file all required change of ownership and similar statements. All costs and expenses incurred by the Seller related to the foregoing shall be promptly reimbursed by the Buyer.

Section 13.14    Specific Performance.

(a) Except as set forth in Section 13.14(b), the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached. It is accordingly agreed that, except as set forth in Section 13.14(b), each party hereto shall be entitled to seek an injunction or injunctions in any court of competent jurisdiction to prevent breaches of the provisions hereof and to enforce the specific performance of the terms hereof, in addition to any other remedy at law or equity. Except as set forth in Section 13.14(b), each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking (i) an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement or (ii) to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement, shall not be required to provide any bond or other security in connection with any such order or injunction.

(b) Notwithstanding anything herein to the contrary, it is acknowledged and agreed that the Seller, the Guarantor and the Company shall be entitled to obtain specific performance of the Buyer’s and Investments’ obligations to consummate the Transactions if and only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Article 8 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing), (ii) the Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 3.1, (iii) the Debt Financing Sources will make available to the Buyer the full amount of the Debt Financing pursuant to the terms of the Debt Commitment Letter or the definitive debt agreements, as applicable, if the Equity Financing is funded at the Closing and (iv) the Seller, the Guarantor and the Company have irrevocably confirmed in a written notice delivered to the Buyer that if specific performance is granted, then the conditions set forth in Article 9 that by their nature are to be satisfied or waived at the Closing will be satisfied promptly and the Closing will occur. For the avoidance of doubt, (1) in no event shall the Company, the Guarantor or the Seller be entitled to force the Buyer in any manner to consummate the Closing if the Debt Financing has not been funded or will not be funded at the Closing and (2) in no event shall the Seller, the Guarantor or the Company be entitled to both specific performance to consummate the Closing and payment of the Reverse Termination Fee.

Section 13.15    Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the Transactions may be consummated as originally contemplated to the fullest extent possible.

Section 13.16    Lender Limitations. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring or support any person in any action, suit, proceeding, cause of action, claim, cross claim or third party claim of any kind or description, whether at Law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the Transactions, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York, (ii) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at Law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules or conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in Law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, (a) the Seller, the Guarantor, the Company and the Company Subsidiaries, and its and their respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Debt Financing Source, in any way relating to this Agreement, the Debt Financing or any of the Transactions, or in respect of any other document or any of the Transactions, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at Law or equity, in contract, in tort or otherwise and (b) no Debt Financing Source shall have any liability (whether in contract, in tort or otherwise) to any of the Seller, the Guarantor, the Company and the Company Subsidiaries, and its and their respective Affiliates, directors, officers, employees, agents, partners, managers, members, representatives or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at Law or equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Debt Financing Sources are intended third party beneficiaries of, and shall be entitled to the protections of this provision.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

COMPANY:

MITEL MOBILITY INC.

By:	/s/ Gregory J. Hiscock
Name: Gregory J. Hiscock
Title: Secretary

SELLER:

MITEL US HOLDINGS, INC.

By:	/s/ Gregory J. Hiscock
Name: Gregory J. Hiscock
Title: Secretary

GUARANTOR:

MITEL NETWORKS CORPORATION

By:	/s/ Steve Spooner
Name: Steve Spooner
Title: CFO

Signature Page to Stock Purchase Agreement

BUYER:

SIERRA PRIVATE HOLDINGS III LLC

By:	/s/ Roy S. Luria
Name: Roy S. Luria
Title: Manager

INVESTMENTS (SOLELY FOR PURPOSES OF SECTIONS 2.2(d), 2.2(h) AND 7.22):

SIERRA PRIVATE INVESTMENTS, L.P.

By:	Siris Partners III (Cayman) GP I L.P.,
its General Partner

By: Siris Partners III (Cayman) GP I Ltd., its General Partner

By:	/s/ Peter E. Berger
Name: Peter E. Berger
Title: Director

Signature Page to Stock Purchase Agreement